Filed Pursuant to Rule 424(b)(3)
File No. 333-168125

Subject to Completion, Dated December 29, 2010

Prospectus

41,000,000 Shares

Common Stock

This prospectus relates to the offer and resale of up to 41,000,000 shares of our common stock, par value $0.0001 per share, by the selling stockholder, Dutchess Opportunity Fund II, LP, or "Dutchess". Of such shares, (i) Dutchess has agreed to purchase 41,000,000 pursuant to the investment agreement dated May 20, 2010, between Dutchess and us, and (ii) NO shares were issued to Dutchess in consideration for the investment. Subject to the terms and conditions of such investment agreement, which is referred to in this prospectus as the "Investment Agreement," we have the right to put up to $5,000,000 million in shares of our common stock to Dutchess. This arrangement is sometimes referred to as an "Equity Line." For more information on the selling stockholder, please see the section of this prospectus entitled "Selling Stockholder".

We will not receive any proceeds from the resale of these shares of common stock offered by Dutchess. We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line. When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement. Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to ninety-five percent (95%) of the daily volume weighted average price of our common stock during the five (5) consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice.

Dutchess may sell the shares of common stock from time to time at the prevailing market price on the Over-the Counter (OTC) Bulletin Board, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions. Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with the resale of our common stock under the Equity Line. For more information, please see the section of this prospectus entitled "Plan of Distribution".

Our common stock is quoted on the OTC Bulletin Board under the symbol "PDOS". The last reported sale price of our common stock on the OTC Bulletin Board on December 23, 2010 was $0.07 per share.

Investing in the offered securities involves a high degree of risk, including those risks set forth in the "Risk Factors" section of this prospectus, as well as those set forth in any prospectus supplement.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2010

TABLE OF CONTENTS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of the Company that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are "forward-looking statements". These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "appear," "future," "likely," "probably," "suggest," "goal," "potential" and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption "Risk Factors" beginning on page 11 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled "Caution Regarding Forward Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

Platinum Studios, Inc.

Depending upon the context, the terms "Platinum Studios," "Company," "we," "our" and "us," refers to either Platinum Studios, Inc. alone, or Platinum Studios, Inc. and its subsidiaries collectively.

Organizational History

We were formed as a California Limited Liability Company on November 20, 1996. On September 15, 2006 we filed Articles of Incorporation with Statement of Conversion to convert to a California stock corporation. The Plan of Conversion provided for the issuance of an aggregate of 135,000,000 shares to the former Members of the Limited Liability Company. The Company began trading on the over-the-counter board effective January 11, 2008.

In July, 2008, the Company acquired Wowio, LLC for 21,000,000 shares of the Company’s common stock. Wowio, LLC, an e-book distribution outlet, was purchased as part of a multi-pronged approach to online content distribution.
As of June 30, 2009, the Company consummated a sales of 100% of its interest in Wowio to an affiliate of Brian Altounian, President and Chief Operating Officer of the Company (“Altounian”), in exchange for a combination of forgiveness of indebtedness to Altounian, assumption of existing Company indebtedness and WOWIO liabilities in an approximate aggregate amount of $1,600,000 as well as an ongoing royalty in 20% of Wowio revenues (reducible to 10% at a certain threshold, in perpetuity).

In December, 2008, the Company purchased Long Distance Films, Inc. (“LDF”) to facilitate the financing and production of the film currently titled “Dead of Night” (the Film”). LDF is the owner of the copyright in the Film and has certain obligation and liabilities with respect to the financing, production and distribution of Film, all of which obligations and liabilities are non-recourse to the Company.   LDF is a wholly-owned subsidiary of the Company.  No consideration was paid by the Company for the acquisition of LDF.

Introduction

We are a comics-based entertainment company.  We own or control the rights to a library of over 4,000 comic book characters, which we adapt and produce for film, television and all other media. Our continually expanding library consists of characters that have appeared in comics in 25 languages and in more than 50 countries. Our library of comics-based characters spans across multiple genres and multiple target audiences. Not only have we developed many of our characters in-house, but we have also aggregated content from several third-party comics publishers, in many cases acquiring the rights to use these characters via all media except print publishing.  We believe that the size of our library gives us a competitive edge over other comics-based libraries, as we will be able to go to market quicker with new opportunities to exploit our characters.

We seek to be a leader in producing entertainment content for all platforms including film, television, direct-to-home, publishing, and digital media based on comic book characters providing new merchandising vehicles across all retail product lines.  By combining our character commercialization strategy with our extensive storytelling, packaging, and corporate management abilities, we seek to build a strategically diversified and profitable character-based entertainment business.

We believe our library has broader audience appeal than other comic character companies whose libraries are comprised primarily of the traditional superhero characters. Our library includes characters that span all story genres, including science fiction, fantasy, horror, mystery, romance, comedy, crime, action/adventure, and family.  While our library includes superhero characters, management believes this broad spectrum allows us to be protected by any unforeseen downturn in audience reaction to any single genre.

In addition to a broad universe of more than 1,000 characters developed in-house, we also acquired the rights to the characters and storylines of Italian-based, SBE Publishing’s Horror/Sci-Fi Universe and French-based, Hexagon Comics. We believe that this library gives us an established international audience for our media exploitation plans. In addition to the international exploitation of these properties, there are significant other benefits to our relationships with SBE and Hexagon Comics, including providing us with the advantage of owning all exploitation rights (other than print publishing rights) to content created, without the burden of overhead to run extensive publishing entities, thus providing us with a constant source of new material. As our publishing partners expand their library, our character and story lists expand as well.  Our management believes that our strategy provides numerous synergies, including:

·	Development of individual character franchises by leveraging feature films, television programming, Internet/wireless, licensees, promotional partners, and advertisers.
·	Development and introduction of new characters, planted spin-offs and tie-ins with branded characters.
·	Reduced marketing and promotions costs by cross marketing the characters through different distribution media.
·	Interactive feedback from various affiliated and co-branded online destinations.

We believe that our strategy will offer the ability to communicate with audiences from around the world providing market analysis from fan, industry and creative perspectives that gauge the appeal of new Characters and stories.

In addition to creating and acquiring additional comic book and graphic novel content, in 2008 we began to expand into content distribution with our initial focus in the digital arena. In July, 2008, we acquired WOWIO, an e-book distribution outlet, to go along with DrunkDuck.com, our user-generated content creation website, as part of a multi-pronged approach to online content distribution. It was management’s intent to utilize this outlet to distribute digital versions of original properties from the Company’s library as well as other properties from its publishing partners.  This business plan for WOWIO required an infusion of capital; however, due to a number of factors that include 1) a global economic pull-back, impacting all industries, including the online advertising market, and 2) an inherited liability to pay WOWIO publishers royalties for the quarter immediately preceding the Company’s acquisition and subsequent inability to pay off such obligation, the Company was unable to raise such capital and as a result had to cease all marketing, promotional, and sales activity for WOWIO.  The Company kept WOWIO in a maintenance mode for approximately 12 months until it was determined by management to focus its limited resources on its core comic business and as of June 30, 2009, the Company consummated a sales of 100% of its interest in WOWIO to an affiliate of Brian Altounian, President and Chief Operating Officer of the Company (“Altounian”), in exchange for a combination of forgiveness of indebtedness to Altounian, assumption of existing Company indebtedness and WOWIO liabilities in an approximate aggregate amount of $1,600,000 as well as an ongoing royalty in 20% of Wowio revenues (reducible to 10% at a certain threshold, in perpetuity).

We have only recently begun to fully exploit our library of characters.  The first ten years of our existence were spent acquiring and building our library.  Management believes that our success will depend in large part on the continued shift from print to digital media as well as the ability to monetize that shift.  We intend to invest heavily in developing and marketing our library of characters, primarily for the web and traditional media outlets, i.e. film and television, with print as a secondary medium.

For the fiscal year ended December 31, 2009, the Company had net revenues of $292,940 and a net loss of $3,384,822.  For the nine month period ended September 30, 2010, the Company had net revenues of $2,248,693 and a net loss of $1,702,283.

In May 2009, the Company entered into an agreement with its CEO, Scott Mitchell Rosenberg, for Mr. Rosenberg to loan the Company $500,000 for a term of one year.  This amount is in addition to the approximately $4 Million previously loaned to the Company by Mr. Rosenberg.  In exchange for the additional loan of funds, Mr. Rosenberg required a security interest in all of the assets of the Company, securing both the repayment of new funds as well as 50% of the pre-existing debt, for a total of $2.4 million in secured debt held by Mr. Rosenberg.  In June, 2009, Mr. Rosenberg loaned the Company an additional $225,000 which was secured by the assets of the Company as well as securing an additional $1,125,000 of the remaining pre-existing debt. The secured debt carries a term of 12 months and requires monthly interest payments as well as certain affirmative and negative financial covenants.  If the Company is unable to raise additional outside funding, whether in the form of equity or debt, the Company may be unable to avoid a default under Mr. Rosenberg’s secured debt, triggering a right for Mr. Rosenberg to foreclose on the assets of the Company to repay all of the secured debt.

Furthermore, as discussed in the Auditor’s Report and Note 2 to the financial statements, the Company has suffered recurring losses from operations which have resulted in an accumulated deficit.  According to the Company’s auditor, this raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2 to the financial statements for the years ended December 31, 2009 and 2008.

For a complete description of our business, please see the section entitled "Our Business".

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," before making a decision to invest in our common stock. The information contained in the following summary are derived from our financial statements for the years ended December 31, 2009 and 2008 and the nine month period ended September 30, 2010.

	Fiscal years ended December 31,		Nine Months ended
	2009	2008	September 30, 2010

Consolidated Statement of Operations Data:

Net revenues	$292,940	$822,488	$2,248,693

Cost of revenues	73,390	198,864	493,960
Operating expenses	1,929,151	4,808,320	1,904,360
Operating gain (loss)	(2,145,423)	(10,774,097)	(737,008)

Net Loss	$(3,384,822)	$(11,244,483)	$(1,702,283)

Net loss per share	$(0.01)	$(0.05)	$(0.01)

Basic and diluted weighted average shares	266,455,863	226,541,917	282,777,651

	As of December 31,		As of September 30,
	2009	2008	2010

Consolidated Balance Sheet Data:

Cash and cash equivalents	$152,067	$42,023	$486,246
Accounts receivable	23,817	8,812	97,549
Character rights, net	45,652	136,956	-
Investment in film library	11,492,135	-	12,837,051

Total assets	$13,321,340	$547,607	$15,897,056

Total shareholders’ deficit	$(8,098,511)	$(9,033,621)	$(8,583,582)

With our current monthly expenses of between $200,000 to $250,000 and without taking into account the proceeds which could be received as a result of our transaction with Dutchess, the possibility exists that we will exhaust our operating capital by January 31, 2011.  However, we anticipate the securing of revenues from current contracts that will provide enough operating capital for approximately 12 months without having to raise more capital or access the equity line.

As of September 30, 2010, the Company has total current assets of $2,639,779 and total current liabilities of $24,480,638.

Our Principal Executive Offices

Our principal executive offices are located at 2029 South Westgate Avenue, Los Angeles, California 90025. Our telephone number is (310) 807-8100 and our website address is www.platinumstudios.com. Information included or referred to on our website is not a part of this prospectus.

Market Data and Industry Information

We obtained the market data and industry information contained in this prospectus from internal surveys, estimates, reports and studies, as appropriate, as well as from market research, publicly available information and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications are reliable, we have not independently verified such information, and as such, we do not make any representation as to its accuracy.

Summary of the Offering

This prospectus relates to the resale of up to 41,000,000 shares of our common stock by Dutchess. The Investment Agreement with Dutchess provides that Dutchess is committed to purchase up to $5,000,000 of our common stock over the course of 36 months. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. A maximum of 41,000,000 shares may be issued under the Equity Line at per-share prices set at ninety-five percent (95%) of the daily volume weighted average price (VWAP) of our common stock during the five (5) consecutive trading day period beginning on the date of delivery of the applicable put notice (such five-day period, the "Pricing Period").

The Investment Agreement is further described below under the heading, "Investment Agreement".

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Stockholder	41,000,000 shares

Offering Price	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions.

Use of proceeds
We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the Equity Line. See "Use of Proceeds." We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes.

Risk Factors
An investment in our common stock is speculative and involves substantial risks. You should read the "Risk Factors" section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholder in the manner described under "Plan of Distribution."

OTC Bulletin Board Symbol	"PDOS"

Investment Agreement

We entered into the Investment Agreement with Dutchess on May 20, 2010.  Pursuant to the Investment Agreement, Dutchess committed to purchase up to $5,000,000 of our common stock, over the course of 36 months. The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is 100,000,000.

We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that we are entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $100,000. The purchase price shall be set at ninety-five percent (95%) of the VWAP of our common stock during the Pricing Period. However, if, on any trading day during a Pricing Period, the daily VWAP of the common stock is lower than the floor price specified by us in the put notice, then we reserve the right, but not the obligation, to withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, we are not entitled to deliver another put notice.

There are circumstances under which we will not be entitled to put shares to Dutchess, including the following:

• we will not be entitled to put shares to Dutchess unless there is an effective registration statement under the Securities Act to cover the resale of the shares by Dutchess;

• we will not be entitled to put shares to Dutchess unless our common stock continues to be quoted on the OTC Bulletin Board, or becomes listed on a national securities exchange;

• we will not be entitled to put shares to Dutchess to the extent that such shares would cause Dutchess's beneficial ownership to exceed 4.99% of our outstanding shares; and

• we will not be entitled to put shares to Dutchess prior to the closing date of the preceding put.

The Investment Agreement further provides that the Company and Dutchess are each entitled to customary indemnification from the other for any losses or liabilities we or it suffers as a result of any breach by the other of any provisions of the Investment Agreement or our registration rights agreement with Dutchess, or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party's execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

In connection with the preparation of the Investment Agreement and the registration rights agreement, we paid Dutchess a document preparation fee in the amount of $10,000, and issued Dutchess no shares of common stock.

Registration Rights Agreement

Pursuant to the terms of a Registration Rights Agreement, dated May 20, 2010, between Dutchess and us, we are obligated to file one or more registration statements with the SEC to register the resale by Dutchess of shares of common stock issued or issuable under the Investment Agreement. We must file with the SEC an initial registration statement on Form S-1 of which this prospectus forms a part, in order to access the credit line, covering the resale of  the 41,000,000 shares of common stock which is equal to one-third (1/3) of our current public float (where "public float" shall be derived by subtracting the number of shares of common stock held by our officers, directors and "affiliates" (as such term is defined in Rule 144(a)(1) of the 1933 Act) from the total number of shares of our common stock then outstanding). After the later of (i) sixty (60) days after the time that Dutchess shall have resold substantially all of the shares registered for resale under the initial registration statement, or (ii) six (6) months after the effective date of the initial registration statement, we are obligated to register for resale another portion of the credit line amount, utilizing available equity equal to one-third (1/3) of our then outstanding public float. This registration process will continue until such time as all of the dollar amounts available under the credit line, using  shares of common stock issuable under the Investment Agreement, have been registered for resale on effective registration statements. In no event will we be obligated to register for resale more than $5,000,000 in value of shares of common stock, or 100,000,000 shares.

RISK FACTORS

Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

Our company was formed on November 20, 1996 and has only recently begun to fully exploit our library of characters.  The first ten years of our existence were spent acquiring and building our library.  There can be no assurance at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.  Management believes that our success will depend in large part on the continued shift from print to digital media as well as the ability to monetize that shift.  We intend to invest heavily in developing and marketing our library of characters, primarily for the web and traditional media outlets, i.e. film and television, with print as a secondary medium.  However, there can be no assurance that such investments will yield the anticipated returns.

COMPETITION FROM PROVIDERS OF SIMILAR PRODUCTS AND SERVICES COULD MATERIALLY ADVERSELY AFFECT OUR REVENUES AND FINANCIAL CONDITION

The industry in which we compete is a rapidly evolving, highly competitive and fragmented market, which is based on consumer preferences and requires substantial human and capital resources. We expect competition to intensify in the future. There can be no assurance that we will be able to compete effectively.  We believe that the main competitive factors in the entertainment, media and communications industries include effective marketing and sales, brand recognition, product quality, product placement and availability, niche marketing and segmentation and value propositions. They also include benefits of one's company, product and services, features and functionality, and cost. Many of our competitors are established, profitable and have strong attributes in many, most or all of these areas. They may be able to leverage their existing relationships to offer alternative products or services at more attractive pricing or with better customer support. Other companies may also enter our markets with better products or services, greater financial and human resources and/or greater brand recognition. Competitors may continue to improve or expand current products and introduce new products. We may be perceived as relatively too small or untested to be awarded business relative to the competition. To be competitive, we will have to invest significant resources in business development, advertising and marketing.  We may also have to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be available or sufficient. We cannot assure you that we will have sufficient resources to make these investments or that we will be able to make the advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margin and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

THE SPECULATIVE NATURE OF THE ENTERTAINMENT, MEDIA AND COMMUNICATIONS INDUSTRY MAY RESULT IN OUR INABILITY TO PRODUCE PRODUCTS OR SERVICES THAT RECEIVE SUFFICIENT MARKET ACCEPTANCE FOR US TO BE SUCCESSFUL.

Certain segments of the entertainment, media and communications industry are highly speculative and historically have involved a substantial degree of risk. For example, if a property is optioned by a studio, the option may not get exercised, or if exercised, a film may still not be made, or even if a film is made, the success of a particular film, video game, program or recreational attraction depends upon unpredictable and changing factors, including the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. If we are unable to produce products or services that receive sufficient market acceptance we may not generate sufficient revenues to maintain our operations and our business will be unsuccessful.

CHANGES IN TECHNOLOGY MAY REDUCE THE DEMAND FOR THE PRODUCTS OR SERVICES WE MAY OFFER FOLLOWING A BUSINESS COMBINATION.

The entertainment, media and communications industries are substantially affected by rapid and significant changes in technology. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. We cannot assure you that the technologies used by or relied upon or produced by a target business with which we effect a business combination will not be subject to such occurrence. While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful. If we are unable to respond to quickly to changes in technology our business will fail.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS MODEL, WHICH IS SUBJECT TO INHERENT UNCERTAINTIES.

Our business model is predicated on our ability to control all of the rights surrounding our IP in order to properly monetize and exploit each property in the most appropriate medium.  We cannot assure that there will be a large enough audience for our IP or the media projects or merchandise based on them, or that prospective customers will agree to pay the prices that we propose to charge.  In the event our customers resist paying the prices we set for our products, our business, financial condition, and results of operations will be materially and adversely affected.

MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

The global media industry is competitive.  There are a substantial number of traditional and established print publishers, film studios, production companies and internet media companies with which we compete directly and indirectly, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than us.  While we believe that we are unique in our utilization of web-based comics as our primary publishing option, new technologies may be developed in the future which will compete with our publishing plan, and such technology may already be in development.  We will attempt to distinguish ourselves from our competitors, but there can be no assurance that we will be able to penetrate the market.  We believe that our intellectual property is attractive to an online audience in light of the recent worldwide trend to move publishing from print to electronic media.  Nevertheless, there is no assurance that we will compete successfully with existing or future competitors in the film industry. If we are not successful in competing with these traditional and established businesses we will be unable to generate any revenues.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT BY THIRD PARTIES.

Our business plan is significantly dependent upon exploiting our intellectual property. There can be no assurance that we will be able to control all of the rights for all of our property or that some of the rights may not revert to their original owners after the expiration of their respective option periods. We may not have the resources necessary to assert infringement claims against third parties who may infringe upon our intellectual property rights. Litigation can be costly and time consuming and divert the attention and resources of management and key personnel. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

OUR FILMS MIGHT BE LESS SUCCESSFUL ECONOMICALLY THAN WE ANTICIPATE.

We cannot predict the economic success of any of our films because the revenue derived from the distribution of a film depends primarily upon its acceptance by the public, which cannot be accurately predicted. The economic success of a film also depends upon the public’s acceptance of competing films, critical reviews, the availability of alternative forms of entertainment and leisure time activities, piracy and unauthorized recording, transmission and distribution of films, general economic conditions, weather conditions and other tangible and intangible factors, none of which can be predicted with certainty. We expect to release a limited number of films per year as part of our film slate. The commercial failure of just one of those films could have a material adverse effect on our results of operations in both the year of release and in the future.

OUR FILMS MIGHT BE MORE EXPENSIVE TO MAKE THAN WE ANTICIPATE.

We expect that future financing which we may obtain will provide the capital required to produce our film slate. Expenses associated with producing the films could increase beyond projected costs because of a range of factors such as an escalation in compensation rates of talent and crews working on the films or in the number of personnel required to work on films, or because of creative problems or difficulties with technology, special effects and equipment. In addition, unexpected circumstances sometimes cause film production to exceed budget.

WE MIGHT BE DISADVANTAGED BY CHANGES OR DISRUPTIONS IN THE WAY FILMS ARE DISTRIBUTED.

The manner in which consumers access film content has undergone rapid and dramatic change. Some ancillary means of distribution, such as the DVD market, have gained importance, while others have faded. We cannot provide any assurance that new distribution channels will be as profitable for the film industry as today’s channels or that we will successfully exploit any new channels. We can also not provide any assurance that current distribution channels, such as the DVD market, will maintain their profitability. In addition, films and related products are distributed internationally and are subject to risks inherent in international trade including war and acts of terrorism, instability of foreign governments or economies, fluctuating foreign exchange rates and changes in laws and policies affecting the trade of movies and related products.

WE MIGHT LOSE POTENTIAL SALES BECAUSE OF PIRACY OF FILMS AND RELATED PRODUCTS.

With technological advances, the piracy of films and related products has increased. Unauthorized and pirated copies of our films will reduce the revenue generated by those films and related products.

OUR SUCCESS IS DEPENDENT UPON AUDIENCE ACCEPTANCE OF OUR ENTERTAINMENT CONTENT WHICH IS DIFFICULT TO PREDICT

The production and distribution of comic books, online publishing, television programs, motion pictures and other entertainment content are inherently risky businesses because the revenues we derive and our ability to distribute and license rights to our content depend primarily upon its acceptance by the public, which is difficult to predict. Audience tastes change frequently and it is a challenge to anticipate what content will be successful at a certain point in time.  In addition, the commercial success of our content also depends upon the quality and acceptance of competing programs, motion pictures and other content available or released into the marketplace at or near the same time. Other factors, including the availability of alternative forms of entertainment and leisure time activities, general economic conditions, piracy, digital and on-demand distribution and growing competition for consumer discretionary spending may also affect the audience for our content. Furthermore, the theatrical success of a feature film may impact not only the theatrical revenues we receive but also those from other distribution channels, such as DVD sales, pay television and sales of licensed consumer products. A poor theatrical performance may also impact our negotiating strength with distributors and retailers, resulting in less desirable product promotion. Consequently, reduced public acceptance of our entertainment content has the ability to affect all of our revenue streams and would have an adverse effect on our results of operations.

WE MUST RESPOND TO AND CAPITALIZE ON RAPID CHANGES IN CONSUMER BEHAVIOR RESULTING FROM NEW TECHNOLOGIES AND DISTRIBUTION PLATFORMS IN ORDER TO REMAIN COMPETITIVE AND EXPLOIT NEW OPPORTUNITIES

Technology in the online and mobile arenas is changing rapidly. We must adapt to advances in technologies, distribution outlets and content transfer and storage (legally or illegally) to ensure that our content remains desirable and widely available to our audiences while protecting our intellectual property interests. The ability to anticipate and take advantage of new and future sources of revenue from these technological developments will affect our ability to continue to increase our revenue and expand our business. We may not have the right, and may not be able to secure the right, to distribute some of our licensed content across these, or any other, new platforms and must adapt accordingly. Similarly, we also must adapt to changing consumer behavior driven by technological advances such as video-on-demand and a desire for more short form and user-generated and interactive content. These technological advances may impact traditional distribution methods, such as reducing the demand for DVD product and the desire to see motion pictures in theaters. If we cannot ensure that our content is responsive to the lifestyles of our target audiences and capitalize on technological advances, our revenues will decline which may cause us to curtail operations.

A DECLINE IN ADVERTISING EXPENDITURES COULD CAUSE OUR REVENUES AND OPERATING RESULTS TO DECLINE SIGNIFICANTLY IN ANY GIVEN PERIOD OR IN SPECIFIC MARKETS

We anticipate deriving revenues from the sale of advertising in print and on our digital media outlets. A decline in advertising expenditures generally or in specific markets could significantly adversely affect our revenues and operating results in any given period. Declines can be caused by the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. Disasters, acts of terrorism, political uncertainty or hostilities could lead to a reduction in advertising expenditures as a result of economic uncertainty. Our advertising revenues may also be adversely affected by changes in audience traffic, which advertisers rely upon in making decisions to purchase advertising. A decrease  in our advertising revenues will adversely impact our results of operations.

WE COULD BE ADVERSELY AFFECTED BY STRIKES AND OTHER UNION ACTIVITY

We and our suppliers engage the services of writers, directors, actors and other talent, trade employees and others who are subject to collective bargaining agreements. If we or our suppliers are unable to renew expiring collective bargaining agreements, certain of which are expiring in the next year or two, it is possible that the affected unions could take action in the form of strikes or work stoppages. Such actions, higher costs in connection with these agreements or a significant labor dispute could adversely affect our business by causing delays in the production, the release date or by reducing the profit margins of our programming or feature films.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING, OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING, OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

There is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay any indebtedness or that we will not default on our debt obligations, jeopardizing our business viability.  We are continually at risk of default on obligations to and on behalf of our secured creditors, requiring ongoing funding, on a monthly basis, to avoid these defaults.  Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and without adequate financing or revenue generation, possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

IF WE DO NOT MAINTAIN THE CONTINUED SERVICE OF OUR EXECUTIVE OFFICERS, OUR BUSINESS OPERATIONS MAY BE AFFECTED.

Our success is substantially dependent on the performance of our executive officers and key employees.  Given our early stage of development, we are dependent on our ability to retain and motivate high quality personnel.  Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell, and enhance our products.  The loss of one or more of our key employees or our inability to hire and retain other qualified employees, including but not limited to development staff, business development staff, digital publishing staff and corporate office support staff, could have a material adverse effect on our business.

WE MAY INCUR UNINSURED LOSSES IN THE OPERATION OF OUR BUSINESS.

There is no assurance that we will not incur uninsured liabilities and losses as a result of the conduct of our business.  We plan to maintain comprehensive liability and property insurance at customary levels.  We will also evaluate the availability and cost of business interruption insurance.  However, should uninsured losses occur we may be unable to cover these losses from our existing work capital which may cause us to incur significant losses.

WE MAY INCUR LIABILITIES THAT WE MIGHT BE UNABLE TO REPAY IN THE FUTURE

We may incur liabilities with affiliated or unaffiliated lenders.  These liabilities would represent fixed costs, which would be required to be paid regardless of the level of our business or profitability.  Our current liabilities as of September 30, 2010 were as follows:  accounts payable of $1,290,468, accrued expenses of $1,404,318, short-term notes payable of $12,437,374, related party notes payable of $3,750,000 (plus $151,159 in accrued interest), related party payable of $285,000, derivative liabilities of $1,446,000, deferred revenue of $3,697,283 and capital lease obligations of $19,036 for total current liabilities of $24,480,638.   There is no assurance that we will be able to pay all of our liabilities.  Furthermore, we are always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of our business, including but not limited to consumer lawsuits.  Litigation can cause us to incur substantial expenses and, if cases are lost, judgments, and awards can add to our costs. An increase in our costs may cause us to increase the prices at which we charge our customers which may lead to our customers to seek alternatives to our products. In such event, our revenues will decrease and we may be forced to curtail our operations.

THE COMPANY HAS GRANTED A SECURITY INTEREST IN ALL OF ITS ASSETS TO SECURE DEBT FINANCING WHICH THE COMPANY MAY DEFAULT UPON UNLESS SUBSTANTIAL ADDITIONAL FINANCING IS RECEIVED BY THE COMPANY.

In May 2009, the Company entered into an agreement with its CEO, Scott Mitchell Rosenberg, for Mr. Rosenberg to loan the Company $500,000 for a term of one year.  This amount is in addition to the approximately $4 Million previously loaned to the Company by Mr. Rosenberg.  In exchange for the additional loan of funds, Mr. Rosenberg required a security interests in all of the assets of the Company, securing both the repayment of new funds as well as 50% of the pre-existing debt, for a total of $2.4 million in secured debt held by Mr. Rosenberg.  In June, 2009, Mr. Rosenberg loaned the Company an additional $225,000 which was secured by the assets of the Company as well as securing an additional $1,125,000 of the remaining pre-existing debt. The secured debt carries a term of 12 months and requires monthly interest payments as well as certain affirmative and negative financial covenants.  If the Company is unable to raise additional outside funding, whether in the form of equity or debt, the Company may be unable to avoid a default under Mr. Rosenberg’s secured debt, triggering a right for Mr. Rosenberg to foreclose on the assets of the Company to repay all of the secured debt.

WE MAY INCUR UNANTICIPATED COST OVERRUNS WHICH MAY SIGNIFICANTLY AFFECT OUR OPERATIONS.

We may incur substantial cost overruns in the development and enhancement of our electronic comics, printed comics, and merchandise.  Management is not obligated to contribute capital to us.  Unanticipated costs may force us to obtain additional capital or financing from other sources if we are unable to obtain the additional funds necessary to implement our business plan. There is no assurance that we will be able to obtain sufficient capital to implement our business plan successfully.  If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the Shareholders’ investment will be diminished.

OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS WILL OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT.

Our principal stockholders, officers and directors, in the aggregate, beneficially own approximately 53% of our outstanding common stock. Our Chairman, Scott Rosenberg and President and Chief Operating Officer, Brian Altounian beneficially own approximately 246,319,664 and 20,188,124 shares of our outstanding common stock, respectively. As a result, our principal stockholders, officers and directors, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including:

·	election of our board of directors;
·	removal of any of our directors;
·	amendment of our certificate of incorporation or bylaws; and
·	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our principal stockholders, directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our principal stockholders, directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

We may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations.   We estimate that our capital requirements in the next six months will be approximately $1,500,000. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  The inability to obtain additional capital may reduce our ability to continue to conduct business operations.  If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans.  Any additional equity financing may involve substantial dilution to our then-existing shareholders.

BECAUSE OF OUR DEPENDENCE ON A LIMITED NUMBER OF TRADITIONAL MEDIA OUTLETS, ANY SIGNIFICANT REDUCTION IN DEALS WITH MAJOR FILM STUDIOS AND TELEVISION/CABLE NETWORKS MAY IMPAIR OUR ABILITY TO OPERATE PROFITABLY.

Our business to date has been dependent upon a small number of licensing transactions with major studios and television/cable networks. For the years ended December 31, 2009 and 2008, a very small number of transactions accounted for a disproportionately large percentage of our revenue. As of December 31, 2009, transactions to three customers account for 67% of our revenue.  Three transactions accounted for the revenues from two of the customers and an ongoing licensing from one of our properties accounted for all of the revenues from the third customer.  For the year ended December 31, 2008, three (3) transactions, one to each of three customers accounted for 71% of our revenue.  The loss of or significant reduction in transactions to any of these traditional media outlets could impair our ability to operate profitably and that we may not be able to replace any decline in revenue.  The net revenue for the nine months ended September 30, 2010 was primarily purchased rights revenue from one customer as principle photography initiated on one of the Company’s properties.

DUE TO OUR HISTORY OF OPERATING LOSSES, OUR AUDITORS ARE UNCERTAIN THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our financial statements have been prepared assuming that we will continue as a going concern.  For the years ended December 31, 2009, December 31, 2008 and December 31, 2007, we had net losses of approximately $3.4 million, $11.2 million and $5.2 million, respectively.  For the nine month period ended September 30, 2010, we had a net loss of $1,702,283.  The independent auditors’ report issued in conjunction with the financial statements for the year ended December 31, 2009 contains an explanatory paragraph indicating that the foregoing matters raise substantial doubt about our ability to continue as a going concern.  We cannot guarantee that we can generate net income, increase revenues or successfully expand our operation in the future, and if we cannot do so, the company may not be able to survive and any investment in the Company may be lost.

RISKS RELATING TO OUR COMMON STOCK

BECAUSE THERE IS A LIMITED MARKET IN OUR COMMON STOCK, STOCKHOLDERS MAY HAVE DIFFICULTY IN SELLING OUR COMMON STOCK AND OUR COMMON STOCK MAY BE SUBJECT TO SIGNIFICANT PRICE SWINGS.

There can be no assurance that an active market for our Common Stock will develop. If an active public market for our Common Stock does not develop, shareholders may not be able to re-sell the shares of our Common Stock that they own and affect the value of the Shares.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the Over-The-Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

·	that a broker or dealer approve a person's account for transactions in penny stocks; and

·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and

·
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and

·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS MAY HAVE A DILUTIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

To the extent that outstanding stock options and warrants are exercised, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE; ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

RISKS RELATED TO THIS OFFERING

WE ARE REGISTERING THE RESALE OF A MAXIMUM OF 41,000,000 SHARES OF COMMON STOCK WHICH MAY BE ISSUED TO DUTCHESS UNDER THE EQUITY LINE. THE RESALE OF SUCH SHARES BY DUTCHESS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering the resale of a maximum of 41,000,000 shares of common stock under the registration statement of which this prospectus forms a part. The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of December 29, 2010, there were 310,345,812 shares of our common stock issued and outstanding. In total, we may issue up to 100,000,000 shares to Dutchess pursuant to the Equity Line, meaning that we are obligated to file one or more registration statements covering the 59,000,000 shares not covered by the registration statement of which this prospectus forms a part. The sale of those additional shares into the public market by Dutchess could further depress the market price of our common stock.

EXISTING STOCKHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION UPON THE ISSUANCE OF COMMON STOCK PURSUANT TO THE EQUITY LINE.

Our Equity Line with Dutchess contemplates our issuance of up to 41,000,000 shares of our common stock to Dutchess, subject to certain restrictions and obligations. If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell 100,000,000 shares of our common stock to Dutchess, our existing stockholders' ownership will be diluted by such sales.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK UNDER THE EQUITY LINE.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 5% discount to the volume weighted average price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions. Therefore, Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE WHEN NEEDED.

Our ability to put shares to Dutchess and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to Dutchess to the extent that it would cause Dutchess to beneficial own more than 4.99% of our outstanding shares. In addition, we do not expect the Equity Line to satisfy all of our funding needs, even if we are able and choose to take full advantage of the Equity Line.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Dutchess. However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement. The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used to support the commercialization of our current and future product candidates, for general working capital needs, for the reduction of indebtedness and for other purposes that our board of directors, in its good faith, deems to be in our best interest.  More specifically, any proceeds received from our exercise of the put option are expected be used for the following and will be applied in this general order, subject to modification by the board of directors and management:

1.	Past Tax Liabilities	$250,000
2.	Marketing (annualized)	$250,000
3.	Operations/Administration	$1,800,000
4.	New business initiatives	$1,600,000
5.	Development funds	$1,100,000

	Total	$5,000,000

All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See "Selling Stockholder" and "Plan of Distribution" described below.

SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from the selling stockholder. The table below identifies the selling stockholder and shows the number of shares of common stock beneficially owned by it before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that the selling stockholder will sell all or any of their shares of common stock. However, the "Shares Beneficially Owned After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The following table sets forth the name of the selling stockholder, an if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by the stockholder prior to the offering, the amount being offered for the stockholder's account, the amount being offered for the stockholder's account and the amount to be owned by such stockholder after completion of the offering.

	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered Under this	Shares Beneficially Owned After Offering (1)
Beneficial Owner	Shares	%	Prospectus(3)	Shares	%

Dutchess Opportunity Fund II, LP(2)	0	0	41,000,000	0	0

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act, and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 310,345,812 shares of common stock outstanding as of December 29, 2010. Except as otherwise noted, we believe that the stockholder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, subject to applicable community property laws.

(2) Dutchess is a Delaware limited partnership.  Michael Novielli and Douglas H. Leighton are managing members of Dutchess Capital Management, II, LLC, which is the General Partner of Dutchess Opportunity Fund II, with voting and investment power over the shares.

(3) Represents a portion of the 41,000,000 shares of common stock issuable by us and purchaseable by Dutchess under the Investment Agreement equal to a maximum of one-third (1/3) of our public float as of July 14, 2010. As of that date, our public float was equal to 129,517,306 shares (where "public float" was derived by subtracting the number of shares of common stock held by our officers, directors and "affiliates" (as such term is defined in Rule 144(a)(1) of the 1933 Act) from the total number of shares of our common stock outstanding as of July 14, 2010).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock traded on the Over-the-Counter Bulletin Board under the symbol "PDOS" from our initial public offering.

Holders

As of December 29, 2010, there were approximately 400 holders of record of our common stock.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owner’s common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

Price Range

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter Ended (2008)	High	Low
March 31	$0.21	$0.09
June 30	$0.175	$0.13
September 30	$0.155	$0.08
December 31	$0.08	$0.014

Quarter Ended (2009)
March 31	$0.085	$0.02
June 30	$0.065	$0.035
September 30	$0.11	$0.0385
December 31	$0.096	$0.046

Quarter Ended (2010)
March 31	$0.07	$0.045
June 30	$0.13	$0.05
September 30	$0.08	$0.05

The transfer agent of our common stock is Computershare Limited, whose address is 250 Royall Street, Canton MA 02021.  The phone number of the transfer agent is (800) 962-4284.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Recent Sales of Unregistered Securities

In September, 2009, the Company opened a Private Placement round offering up to 30,000,000 shares of common stock at an offer price of $0.05/share.  This round was completed on December 21st with the Company selling 19,250,821 shares valued at $962,541 in cash and debt conversion.  This Private Placement was offered pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

In March 2010, the Company issued to a consultant 183,000 shares of common stock for $0.05/share which represented market value on the date of issuance totaling $9,150. Related services represented a finders’ fee associated with the current private placement with the value of the services charged to additional paid-in capital.

In April 2010, the Company issued 15,143,924 in fulfillment of previously received common stock subscriptions.  The Company also issued 2,764,355 shares with a value of $138,217 as payment for services and accrued wages.  The Company issued an additional 300,000 shares to Brian Altounian, the President of the Company, with a value of $15,000 for salary due.

In September, 2010, the Company issued to a consultant 1,212,725 shares of commons stock for services performed.  The issuance represented a market value of $70,000.

In October, 2010, the Company issued 14,102,500 shares in fulfillment of previously received commons stock subscriptions with at value of $705,125.

In October, 2010, the Company issued 1,337,000 shares with a value of $66,850 which represented a finders’ fee associated with the current private placement with the value of the services charged to additional paid-in capital.

In October, 2010, the Company issued 1,603,853 shares with a value of $80,193 in settlement of debt.

In December, 2010, the Company issued 1,742,845 shares of common stock to consultants for services performed with a value of $91,640.

OUR BUSINESS

Corporate History

We were formed as a California Limited Liability Company on November 20, 1996. On September 15, 2006 we filed Articles of Incorporation with Statement of Conversion to convert to a California stock corporation. The Plan of Conversion provided for the issuance of an aggregate of 135,000,000 shares to the former Members of the Limited Liability Company. The Company began trading on the over-the-counter board effective January 11, 2008.

In July, 2008, the Company acquired Wowio, LLC for 21,000,000 shares of the Company’s common stock. Wowio, LLC, an e-book distribution outlet, was purchased as part of a multi-pronged approach to online content distribution.

As of June 30, 2009, the Company consummated a sale of 100% of its interest in Wowio to an affiliate of Brian Altounian, President and Chief Operating Officer of the Company (“Altounian”), in exchange for a combination of forgiveness of indebtedness to Altounian, assumption of existing Company indebtedness and WOWIO liabilities in an approximate aggregate amount of $1,600,000 as well as an ongoing royalty in 20% of WOWIO revenues (reducible to 10% at a certain threshold, in perpetuity).

In December, 2008, the Company purchased Long Distance Films, Inc. (LDF”) to facilitate the financing and production of the film currently titled “Dead of Night”. LDF is the owner of the copyright in the Film and has certain obligation and liabilities with respect to the financing, production and distribution of the Film, all of which obligations and liabilities are non-recourse to the Company.   LDF is a wholly-owned subsidiary of the Company. No consideration was paid by the Company for the acquisition of Long Distance Films, Inc.

Introduction

We are a comics-based entertainment company.  We own or control the rights to a library of over 4,000 comic book characters, which we adapt and produce for film, television and all other media. Our continually expanding library consists of characters that have appeared in comics in 25 languages and in more than 50 countries. Our library of comics-based characters spans across multiple genres and multiple target audiences. Not only have we developed many of our characters in-house, but we have also aggregated content from several third-party comics publishers, in many cases acquiring the rights to use these characters via all media except print publishing.  We believe that the size of our library gives us a competitive edge over other comics-based libraries, as we will be able to go to market quicker with new opportunities to exploit our characters.

We seek to be a leader in producing entertainment content for all platforms including film, television, direct-to-home, publishing, and digital media based on comic book characters providing new merchandising vehicles across all retail product lines.  By combining our character commercialization strategy with our extensive storytelling, packaging, and corporate management abilities, we seek to build a strategically diversified and profitable character-based entertainment business.

We believe our library has broader audience appeal than other comic character companies whose libraries are comprised primarily of the traditional superhero characters. Our library includes characters that span all story genres, including science fiction, fantasy, horror, mystery, romance, comedy, crime, action/adventure, and family.  While our library includes superhero characters, management believes this broad spectrum allows us to be protected by any unforeseen downturn in audience reaction to any single genre.

In addition to a broad universe of more than 1,000 characters developed in-house, we also acquired the rights to the characters and storylines of Italian-based, SBE Publishing’s Horror/Sci-Fi Universe and French-based, Hexagon Comics. We believe that this library gives us an established international audience for our media exploitation plans. In addition to the international exploitation of these properties, there are significant other benefits to our relationships with SBE and Hexagon Comics, including providing us with the advantage of owning exploitation rights (other than print publishing rights) to content created, without the burden of overhead to run extensive publishing entities, thus providing us with a constant source of new material. As our publishing partners expand their library, our character and story lists expand as well.  Our management believes that our strategy provides numerous synergies, including:

·	Development of individual character franchises by leveraging feature films, television programming, Internet/wireless, licensees, promotional partners, and advertisers.
·	Development and introduction of new characters, planted spin-offs and tie-ins with branded characters.
·	Reduced marketing and promotions costs by cross marketing the characters through different distribution media.
·	Interactive feedback from various affiliated and co-branded online destinations.

We believe that our strategy will offer the ability to communicate with audiences from around the world providing market analysis from fan, industry and creative perspectives that gauge the appeal of new Characters and stories.

In addition to creating and acquiring additional comic book and graphic novel content, in 2008 we began to expand into content distribution with our initial focus in the digital arena. In July, 2008, we acquired WOWIO, an e-book distribution outlet, to go along with DrunkDuck.com, our user-generated content creation website, as part of a multi-pronged approach to online content distribution. It was management’s intent to utilize this outlet to distribute digital versions of original properties from the Company’s library as well as other properties from its publishing partners.  This business plan for WOWIO required an infusion of capital; however, due to a number of factors that include 1) a global economic pull-back, impacting all industries, including the online advertising market, and 2) an inherited liability to pay WOWIO publishers royalties for the quarter immediately preceding the Company’s acquisition and subsequent inability to pay off such obligation, the Company was unable to raise such capital and as a result had to cease all marketing, promotional, and sales activity for WOWIO.  The Company kept WOWIO in a maintenance mode for approximately 12 months until it was determined by management to focus its limited resources on its core comic business and as of June 30, 2009, the Company consummated a sales of 100% of its interest in WOWIO to an affiliate of Brian Altounian, President and Chief Operating Officer of the Company (“Altounian”), in exchange for a combination of forgiveness of indebtedness to Altounian, assumption of existing Company indebtedness and WOWIO liabilities in an approximate aggregate amount of $1,600,000 as well as an ongoing royalty in 20% of Wowio revenues (reducible to 10% at a certain threshold, in perpetuity).

Library of Characters

Universe of Characters	Origins	# of Characters
SBE Horror	Europe	422 (ongoing)
Awesome Comics	North America	404
Hexagon Comics	Europe	702
Platinum Studios Macroverse	Worldwide	1,200 (ongoing)
Platinum Studios Acquisitions	Worldwide	1,680 (ongoing)

SBE Horror

This library comprises of the following characters:
·Characters: 422
Dylan Dog acquired from SBE:  422 characters

Our rights: We have all rights worldwide, not including print and some digital comic publishing rights.  The Company is in negotiations with Bonelli Editore to extend the rights agreement.

Awesome Comics/RIP Media
·Characters: 404

Our rights:  The Company has an exclusive option to enter licensing of rights for agreements to individual characters, subject to existing third party rights, within the RIP Awesome Library of RIP Media, Inc., specific and only to those 404 Awesome Comics characters currently owned and controlled by RIP Media, Inc, a schedule of which has been provided to the Company. Rip Media, Inc is a related entity in which Scott Rosenberg is a majority shareholder. Such licensing option includes all rights worldwide, not including print and digital comic publishing rights. The ownership of the intellectual property in its entirety, including copyright, trademark, and all other attributes of ownership including but not limited to additional material created after a license agreement from Rip Media to Platinum Studios, Inc (and however disbursed thereafter) shall be, stay and remain that of Rip Media in all documents with all parties, including the right to revoke such rights upon breaches, insolvency of the Company or insolvency of the licensee (s) or others related to exploitation of the intellectual property, and Platinum is obligated to state same in all contracts.  In some cases, there are some other limitations on rights. Any licensing of rights from Rip Media to the Company is contingent upon and subject to Platinum’s due diligence and acceptance of Chain of Title. Currently, we have the above exclusive right to enter into agreements related to the licensing of motion picture rights and allied/ancillary rights until the date upon which Platinum Studios CEO, Scott Mitchell Rosenberg is no longer the Company s CEO and Chairman of the Board and holds at least 30% of the outstanding capital stock of the Company. Rip Media Inc retains the right on the above characters to enter directly into agreements to license rights, negotiate and sign option agreements with other parties in so far as Platinum is made aware of the agreement prior to its signing, and that there is economic participation to Platinum in a form similar to its agreement with Rip Media in general, and that if there is a material to change to the formula, that Platinum’s Board of Directors may require specific changes to the proposed agreement such that it conforms with other licenses from Rip Media made from January 1, 2010 forward. If the material change is cured, then Rip’s rights to enter into an agreement, still subject to its financial arrangement with Platinum, remain the same.  We do not have access to other characters, stories, rights (including trademarks, trade names, url’s) controlled by Rosenberg or his related entities. In regards to new acquisitions, including trademarks, Rip Media must present to Platinum, for Platinum’s acquisition, any rights it desires to acquire, and may only acquire if Platinum does not choose to acquire (within 5 business days of notice), however this acquisition restriction on Rip Media does not apply to  any properties or trademarks or trade names or copyrights  or rights of any kind that Scott Rosenberg or any of his related entities or rights to entities he may own or acquire or create that are, used to be, or could be related in any fashion to Malibu Comics or Marvel Comics, including trademarks and trade names that may be acquired by Rip Media or other Rosenberg entities due to expiration or abandonment by Malibu, Marvel or other prior owners of marks from other comics or rights related companies, or, such as with trademarks, marks that may be similar only in name or a derivative of a name, which Rip has the unfettered right to acquire and exploit without compensation to Platinum.

Hexagon Library from Mosaic Multimedia
·Characters: 702

Our rights: We have all rights worldwide, not including print comic publishing rights, contingent on verification of chain-of-title and European legal documentation (on completion of paperwork, Platinum will have a long-term, exclusive option, with provision to buy out all restrictions and third-party approvals). Currently, we have the exclusive right to enter into agreements related to the licensing of motion picture rights and allied/ancillary rights in perpetuity subject to payment milestones.  The agreement requires the formation of an LLC that is co-owned by Mosaic Multimedia and Platinum Studios with Platinum Studios acting as manager.  The Company will move forward on formation of the LLC when it appears likely that exploitation will occur on one or more of the properties.

Recent Developments

Print Publishing

Platinum Studios Comics (an imprint of the Company) has published over 50 comic books and graphic novels for distribution thorough traditional domestic channels and is developing international channels for worldwide print distribution.

Digital Publishing

Since the 3rd quarter of 2006, we have launched an online “e-commerce” store to sell merchandise, comic books and other products (store.platinumstudios.com), an online comics site to highlight the printed comics and graphic novels (www.platinumstudioscomics.com), a mobile storefront for distribution of digital content  www.platinumstudiosmobile.com ) and we have developed multiple destination sites for individual comic properties. This digital publishing group has also created digital images that consumers can download to their mobile phones and personal computers for wallpapers and screensavers.

Filmed Entertainment

We currently have film and television development deals with several major film producers and several major studios including: Disney (Unique), Universal, Paramount and DreamWorks (Cowboys and Aliens), DreamWorks (Atlantis Rising) and Sony (untitled project).  Cowboys and Aliens production schedule has not been officially set, but it is anticipated by DreamWorks to commence something in the next 12 months if production moves forward.  In 2008, we entered into a co-production and distribution deal with Hyde Park Entertainment for a feature film based on the Platinum Studios-controlled property Dylan Dog: Dead of Night. We closed the financing for this film on February 6, 2009, and we commenced principal photography on February 26, 2009. We are currently in post-production on Dead of Night and, although there is currently no domestic distribution deal in place, the film is guaranteed a minimum 800 screen release in the United States by Australian based Omnilab PTY Ltd.  The Company anticipates the film will be released toward the end of 2010 or in 2011.  We are currently in contract negotiations on our first film from the Top Cow Entertainment comics library, The Witchblade. We hope to be in production on this film in the next 12 -24 months. In February 2009, we announced a development deal with Sony Animation to produce a major animated feature from Platinum’s library of characters and stories. A production schedule has not been set.

Merchandise/Licensing

As of the date of this Statement, we entered into Dylan Dog licensing agreements with

Cartiere Paolo Pigna S.p.A. (school supplies)
International Tobacco Agency Srl (lighters)
Fatex de La Ganga palmal (Male Apparel)
Global Watch Industries, S.p.A. (wrist watches)
Infinite Satue Srl. (collectibles)
Edibas Stationery Srl (calendars)

In 2006, we extended our branding philosophy to include our annual “The Comic Book Challenge”, a competition that allows independent creators to pitch original comic book ideas to a panel of live judges.  The winning contestant gets a publishing deal with revenue sharing across all distribution outlets.  In July 2007, we secured sponsorship arrangements with 5 corporations to underwrite the event and expose the Company to a wide, international audience. In subsequent years, we modified the structure of the contest in an attempt to reach the largest comic creator audience possible. The contest has been suspended in 2009 in order to reformat the structure again so the Company can pursue a distribution partner over broadcast or cable television networks.

In July, 2008, the Company signed a licensing agreement with Brash Entertainment to produce a multi-platform console video game based on Cowboys & Aliens. Brash paid the Company an advance of $250,000 for the exclusive rights. In December, 2008, the Company was notified that Brash Entertainment was ceasing operations and the rights to Cowboys & Aliens were returned to the Company without recourse. The Company is actively pursuing partners to develop video games for this property as well as Atlantis Rising, Dead of Night and other titles.

Industry Overview

The comic book market is highly sought after by the entertainment industry for the purpose of mining for new material.  As proof of this appeal, two recent trade articles have pinpointed the virtues of comics publishing as a credible source of new material in Hollywood.  Daily Variety and Hollywood Reporter have each reported separately that the big moneymakers are fresh concepts and comic books. “Among the better averages were pics based on comic books: There were only 13 such films, and the $2.8 billion total means that each comic book hit averaged a $215 million gross.  Which explains why Hollywood is so hot to film comic books.” (“How to make box-office gold”, Marc Graser, Daily Variety 7/6/07).

It was also reported in July, 2007 that UK-based sales, production and finance house Intandem is embarking on a “new corporate strategy by acquiring a 5% stake in Los Angeles-based comic book publisher Radical Publishing and sister movie company Blatant Pictures, providing the company with another source of quality commercial product for studios and top distributors.” (“Intandem has Radical idea for content”, Stuart Kemp, Hollywood Reporter, 7/17/07).  These industry announcements all support our contention that comic-books and graphic novel publishing is a viable source for multiple forms of media exploitation.

The 2008 summer releases of comic-based feature films has resulted in one of the most successful in US box office history. Between May 1 and August 15, 2008, 5 feature films based on comic books and graphic novels were released, namely Iron Man, The Hulk, Wanted, Hellboy2, and The Dark Knight. Iron Man became the first film in 2008 to earn $300M in US domestic box office and as of February 20, 2009, the film has grossed more than $580M worldwide (Box Office Mojo). The Dark Knight, the most recent in a long line of Batman-based movies, is on track to become one of the highest-grossing feature films of all time and as of February 20, 2009, its total worldwide gross stands at over $1 BILLION. The Dark Knight was the highest grossing movie of 2008 in domestic box office and worldwide. It is also the highest grossing comic book film of all time, beating previous record-holder Spider-Man. Unadjusted for inflation, it is now the third highest grossing film domestically of all time with a total of $533 Million, as of June 30, 2010. This trend supports our contention that comic books and graphic novels continue to be a leading source of original source material from which Hollywood pulls.

Print Publishing

Every project we publish is designed for eventual adaptation to other media, including film and television.  Our core business model focuses on the exploitation of our characters in all media.  We license our characters and stories for domestic and/or international comics publishing.  In some cases, we produce our own publications under the “Platinum Studios Comics” label, but we also have agreements with other publishers and original copyright holders whereby our agreement provides for these parties to continue publishing comic books, generating new characters and stories which are added to our ever-growing library of material.  Under these agreements, the publisher retains the publishing rights and generates ongoing serial publications, maintaining large staffs within their publishing and distribution organizations to achieve these goals.  We benefit tremendously from this relationship as all new characters and story lines generated from new publications are added to our library, without the burden of carrying an entire publishing and distribution staff.  One such example of this arrangement is the Bonelli Publishing library from Italy, which has been producing comic books in printed form for over 50 years.  Popular characters from the Bonelli library include Nathan Never, Legs Weaver and Dylan Dog. Pursuant to our agreement with Bonelli Publishing, characters which they develop are added to our library.

Print Publishing Schedule

Since the successful launch of our inaugural graphic novel, Cowboys & Aliens, in December, 2006, we published over 75 comic books and graphic novels for distribution through traditional domestic channels.  These titles have all been published under the Platinum Studios Comics banner and they are sold directly to comic book stores through the industry’s sole distributor, Diamond Distribution.   The writers and artists of these titles are hired on a work-for-hire basis. In January 2008, we entered into a worldwide publishing agreement deal with HarperCollins for our graphic novel Cowboys & Aliens, currently in production at Universal and Dreamworks, and in March 2008, we entered into a publishing agreement with The Random House Publishing Group, a division of Random House, Inc, for our property Unique, currently in feature film development at Disney Studios.

Distribution Model

We currently have four distribution channels to sell our print products: (1) direct to comic book stores, (2) online, (3) traditional book retail stores, and (4) international distributors.

All products offered directly to the thousands of comic book retailers throughout the United States must be listed through Diamond Comic Distributors.  Diamond was established in 1982 to provide comic book specialty retailers with wholesale, non-returnable comic books and related merchandise. Diamond has a vast network of strategically-located Distribution Centers throughout the world.

For our first year of publishing, we established a distribution agreement with Top Cow Productions to list our titles in Diamond’s wholesale catalog for retail comic book stores. By capitalizing on Top Cow Production’s long-standing relationship with Diamond, we were able to procure better placement in this wholesale catalog.  While this was our primary distribution chain, however, we recently established a direct contractual relationship with Diamond for the listing of our properties, giving us more flexibility regarding the types and number of products we offer to this direct market.

We also distribute our products to consumers and retailers via our Web store and comic book site (www.PlatinumStudiosComics.com). The site allows the comic book fan to get a closer look at the books, the creators and sample artwork.  We also distribute our comic books and graphic novels through WOWIO, allowing online readers to access the material online through a WOWIO reader, and via downloads of the material in pdf form.

We also distribute our products through established distribution companies, such as our current individual licensing arrangements with Harper Collins and Random House, who have agreed to distribute select properties in hardcover graphic novel form to book stores and libraries.

Finally, we have recently established relationships with international publishing entities to distribute translated versions of our completed series of comic books to over 100 countries throughout the world.  These publishers generally pay advances against sales royalties without charging for translations and/or printing, making this distribution option a significant way to offset the costs of the domestic distribution chain.

As a comic publisher, we have discovered that there is little to no correlation between the sales of printed comics and the revenues generated by the affiliated media properties developed out of the underlying comic material. Men in Black, for example, generated over $1Billion in worldwide box office between two movies but had print sales of less than 5,000 per issue.  Additionally, we have seen that the distribution model for print can be considered fairly restrictive. Diamond Distributors have recently raised the sales threshold for all print publishers, eliminating re-orders beyond 60 days, further restricting access to a broader print audience. Finally, the development expense for our print comics has, historically, barely been covered by the subsequent revenues, and in many cases, act as “loss leaders” for the launch of ancillary product streams. With the above considerations, we have reduced our output of print comics to approximately 5 – 10 titles per year, and we will most likely focus our future efforts on printing just those titles that have a film, television, or video game development agreement. For the other titles in our library, we will restrict the distribution to a digital outlet, such as WOWIO and Drunk Duck.

Digital Publishing/Online Initiative

We have established ourselves as a leader in comics-based entertainment, and continue to build our already substantial library of characters and storylines.  We are currently pursuing a strategy to leverage our momentum in the entertainment space and commercialize our intellectual property through the most viable media outlets and channels, including the online content space.

Our Digital Publishing/Online Initiative Division’s mission is to leverage our library of intellectual property across multiple online channels and distribution platforms, and create an online community for fans of comic-based entertainment in all media.  Revenues for this online initiative will be derived from advertising, sponsorship, micro-transactions and intelligently monetized through tie-ins, merchandise and other long-tail strategies.

Online Initiatives

The Company is currently working with third parties as possible co-venturers to create an immersive, online world that expands upon the Company’s library of content and engages audiences through a variety of casual games and exclusive, interactive content.  Revenue from this initiative would be derived from a variety of sources including ad revenue, micro-transactions and purchase of digital content as well as physical merchandise.

Filmed Entertainment:  Feature Films

We are aggressively pursuing a multi-pronged approach to create feature films:

·	Licensing characters and stories to third-party producers and/or affiliated major studios for production

·	Secure outside financing to produce our own individual films or slates of films

Licensing Deals

Some examples of our current projects with major studios based on previously unbranded characters include:

·
Unique (Disney) - Based on a comic book series released in early 2007, Disney acquired the film rights to this project, although development on the project continues, no production schedule has been set.

·
Cowboys & Aliens (Dreamworks/Paramount/Imagine/Universal) – Effective June 2007, Dreamworks optioned our property for development and production for joint distribution through Paramount and Universal with Imagine Entertainment as a producing partner. Following its separation from Paramount, the new Dreamworks is pursuing the development of the project, while Paramount maintains a right to co-finance. Production began in mid-June 2010 and is scheduled to be released by Universal Pictures on July 29, 2011 in North America and internationally by Paramount Pictures.

·	Atlantis Rising (Dreamworks/Paramount/Imagine/Universal) – In June, 2007, Dreamworks agreed to option our property for development and production.

·
Sony Animation Development Deal – In February 2009, the Company announced a development deal with Sony Animation to produce a “hybrid” feature film (containing both animated and live-action elements), based on Platinum-owned characters

Production Slate Financing

As an alternative to licensing properties to studios, independent financing arrangements are becoming more prevalent in the entertainment industry.  While there are many ways to finance films, one of the options is to create an Intellectual Property-Backed Securitization vehicle to facilitate the funding efforts.  The structure is designed to (1) isolate the Intellectual Property assets needed for the production and exploitation of theatrically released films into a bankruptcy-remote vehicle, thus protecting the financial integrity of the Company from potential adverse performance of the picture slate, and (2) mitigate the performance risk across a number of films through structural credit enhancements.

The vast majority of issuance by dollar volume has occurred in the film industry because film catalogs represent large, predictable assets with clearly defined historical cash flows and relatively little variance. Similarly, future flows transactions backed by film catalogs tend to show less volatility as the film industry has followed the same pattern for many years where a few blockbusters (perhaps 5% of the total releases) finance the rest of the releases. This “all or nothing” type of economics, where the few hits pay for the many flops, works well for slates because the catalogs behave like a portfolio of assets whose diversification smoothes the volatility of revenues.

We are currently in contract negotiations on our first film from Top Cow comics library, The Witchblade.  We hope to be in production on this film sometime in the next 12 – 24 months.  We are always seeking out opportunity for other slate opportunities such as direct-to-home video slate and genre-specific, low-budget slates.

In January 2008, we entered into a co-production and distribution deal with Hyde Park Entertainment for a feature film based on the Platinum Studios’-controlled property, Dylan Dog: Dead of Night. Funding for the film closed in February 2009, we commenced principal photography on February 26, 2009 and completely principal photography in May, 2009.  We are currently in post-production on Dead of Night and, although there is currently no domestic distribution deal in place, the film is guaranteed a minimum 800 screen release in the United States.  The Company anticipates the film will be released toward the end of 2010 or in 2011.

Filmed Entertainment: Television

In television, we intend to (1) continue our strategy of licensing our characters and stories to third-party producers for sale to broadcast and cable television networks: and (2) secure third-party financing to produce our own specials and series.

Licensing Deals

We are currently working with several well-known producing partners in order to help bring other characters to the small screen. As with the normal business flow in the entertainment industry, projects constantly move up and down priority lists at networks based on a number of variables such as programming mix, audience taste, etc.

Some examples of our current projects with major studios based on previously unbranded characters include:

Gunplay (Fox21) – Fox Television’s production entity, Fox 21 has agreed to option The Comic Book Challenge 2007 winner for development into a cable television show.

Indestructible Man (Fox21) – In July 2009, Fox21 optioned our original property for development into a cable series.

Merchandise/Licensing

We recognize a targeted merchandising and licensing strategy can produce significant revenues from characters who build their audience / fan base through any form of media exploitation – feature film, television, home video/DVD, print, online, wireless and gaming. We will seek to develop relationships with category leaders to help secure more retail support, increase the distribution of its products, and make us a key franchise for our licensees.

Licensees recognize the potential that comic based properties afford them in diversifying their retail mix with lines for multiple characters within one story, and, in so doing, expanding the potential consumer audience interested in their merchandise. It is not uncommon for a major theatrical release in the comic to film genre to secure over 50 licensees for an array of products, from action figures, games and trading cards, to party supplies, costumes, furniture, and packaged foods.

The opportunities within the merchandising and licensing arena for us are equally as wide ranging, including toys/games, collectibles, apparel, and numerous consumer goods.  We will pursue opportunities via the following channels:

·	General merchandising agreements with third parties in each major territory where films, television and new media will be released.
·
Collectible merchandising: cultivating the worldwide collector market by allowing licensees in other countries to break with the normal tradition of shipping only within their territory. In these agreements, we will allow such licensees to ship product to special retailers who have partnership arrangements with the Company. These items will carry a double royalty: the original royalty from the licensee and the additional royalty from the retailer allowed to carry the material.

·	The licensing of the Characters for customized advertising campaigns and/or media purchase campaigns.
·
Leveraging individual partners and licensees’ efforts together globally and locally to create critical mass, including promotions, contests, and third-party advertising on radio, television and new media.

·	The leveraging of our relationships with hundreds of comic book publishers and distributors worldwide for the distribution of the Characters in print form.

Video Game Licensing

Whenever possible, we have made it a normal course of business to reserve interactive game rights for our properties. When licensing our properties to studios and networks, we negotiate to maintain control of the video game rights or, at the very least, the game rights for the “classic” intellectual property. We will establish publishing and distribution relationships with producers and other industry leaders in the game industry and we will act as creative co-producer to create either console games, handheld device games, online casual games and/or mobile games. In July, 2008, we executed a license, and separate producer, agreement, for the console game for Cowboys & Aliens with Brash Entertainment. Subsequently, Brash filed for cessation of operations and returned the rights back to the Company and we are currently searching for a replacement publishing partner. We are also actively seeking game deals for Atlantis Rising, and Dead of Night, both of which are in development and production, respectively, for feature films.

Collectibles Merchandising Strategy

Our collectible merchandising strategy will be an important area for income and branding. The collectible markets worldwide will be developed through the combination of an online and offline merchandising model.  We will establish merchandise-licensing arrangements that enable individual licensees’ ability to sell merchandise outside their territories through our distribution partners. Where licensees traditionally cannot cross borders to sell products available within their own licensed territories, we will establish a global capability for individual territory merchandise licensees to make their product available worldwide over our website (including co-branded and syndicated versions of the website).

Merchandise Licensing Industry

According to License Magazine, character-based licensed products – which include entertainment, television and movie characters - generated more than $39B at retail in 2003. Licensed toy lines in the character category alone were just over $5.6B that same year.  (NPD Group/FunWorld).  Top action properties, including Spider-Man, Buffy the Vampire Slayer , The X-Men , Hercules, and Star Wars, have built lucrative licensing programs across all product categories. In fact, franchises such as Teenage Mutant Ninja Turtles, Star Wars Episode I, Toy Story, and even Barney have garnered over $1 billion sales each in the U.S. alone.  We are looking to expand our merchandise lines in ways that benefit our franchises beyond current licensing agreements.

Merchandise licensing can include various products including sporting goods, apparel, home furnishings, stationery, packaged goods, books, and more, but the largest segment in this industry is toys.  In the toy business, companies like Mattel and Hasbro may develop their own core brands that include characters and storylines to drive and support their toy lines. Often they look to third parties, including entertainment studios, video game companies, and book authors & publishers to bring popular storylines and characters to their products.

Through co-ventures, direct manufacturing, and merchandise licensing, we hope to expand our   franchises into a tactile world that extends consumers relationships with the characters and stories that they know and love.

EMPLOYEES

We currently employ 6 full-time and 2 part-time employees. We have not experienced any work stoppages and we consider relations with our employees to be good.

Properties

Our offices are located at 2029 South Westgate Avenue, Los Angeles, California 90025, and consist of approximately 3,412 square feet. We entered into a three year lease for our offices which requires payments of $7,848 per month for the period from June 15, 2010 through June 30, 2011, $8,083 per month for the period from July 1, 2011 through June 30, 2012, and $8,326 per month for the period from July 1, 2012 through June 15, 2013. Our lease expires on June 15, 2013.

Legal Proceedings

Transcontinental Printing v. Platinum. On or about July 2, 2009, Transcontinental Printing, a New York corporation, filed suit against the Company in Superior Court, County of Los Angeles (Case No. SC103801) alleging that the Company failed to pay for certain goods and services provided by Transcontinental in the total amount of $106,593. The Company has entered into a settlement agreement, paying approximately $92,000, which includes interest and legal fees, over an extended period of time.

Harrison Kordestani v. Platinum. Harrison Kordestani was a principal of Arclight Films, with whom the Company had entered into a film slate agreement. One of the properties that had been subject to the slate agreement was “Dead of Night.” Arclight fired Mr. Kordestani and subsequently released Dead of Night from the slate agreement. In late January 2009, Mr. Krodestani had an attorney contact the Company as well as its new partners who were on the verge of closing the financing for the “Dead of Night.” Mr. Kordestani, through his counsel, claimed he was entitled to reimbursement for certain monies invested in the film while it had been subject to the Arclight slate agreement. Mr. Krodestani’s claim was wholly without merit and an attempt to force an unwarranted settlement because he knew we were about to close a deal. We responded immediately through outside counsel and asserted that he was engaging in extortion and the company would pursue him vigorously if he continued to try and interfere with our deal. The company has not heard anything further from Mr. Kordestani but will vigorously defend any suit that Mr. Kordestani attempts to bring.

Rustemagic v. Rosenberg & Platinum Studios. On or about June 30, 2009, Ervin Rustemagic filed suit against the Company and its Chairman, Scott Rosenberg, in the California Superior Court for the County of Los Angeles (Case No. BC416936) alleging that the Company (and Mr. Rosenberg) breached an agreement with Mr. Rustemagic thereby causing damages totaling $125,000. According to the Complaint, Mr. Rustemagic was to receive 50% of producer fees” paid in connection with the exploitation of certain comics-based properties. Rustemagic claims that he became entitled to such fees and was never paid. The Company and Rosenberg deny that Rustemagic is entitled to the gross total amount of money he is seeking. The matter has now been removed to arbitration.

Douglass Emmett v. Platinum Studios. On August 20, 2009, Douglas Emmett 1995, LLC filed an Unlawful Detainer action against the Company with regard to the office space currently occupied by the Company. The suit was filed in the California Superior Court, County of Los Angeles, (Case No. SC104504) and alleged that the Company had failed to make certain lease payments to the Plaintiff and was, therefore, in default of its lease obligations. The Plaintiff prevailed on its claims at trial and, subsequently, on October 14, 2009 entered into a Forbearance Agreement with the Company pursuant to which Douglas Emmett agreed to forebear on moving forward with eviction until December 31, 2009, if the Company agreed to pay to Douglas Emmett 50% of three month’s rent, in advance, for the months of October, November and December 2009. As of January 1, 2010, the Company was required to pay to Douglas Emmett the sum of $466,752 to become current under the existing lease or face immediate eviction and judgment for that amount.  The Company moved to a new leasehold in June, 2010 and is currently in negotiations with Douglas Emmett to settle the outstanding debt.  The accounts payable of the Company include a balance to Douglas Emmet sufficient to cover the liability, in managements’ assessment.

With exception to the litigation disclosed above, we are not currently a party to, nor is any of our property currently the subject of, any additional pending legal proceeding that will have a material adverse effect on our business, nor are any of our directors, officers or affiliates involved in any proceedings adverse to our business or which have a material interest adverse to our business.

Reports

We make available free of charge through our website, www.platinumstudios.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or to be furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any information that is included on or linked to our Internet site is not a part of this report or any registration statement that incorporates this report by reference.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under "Risk Factors" and elsewhere in this prospectus.

Forward-looking Statements

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

·	discuss our future expectations;
·	contain projections of our future results of operations or of our financial condition; and
·	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

GENERAL

We are a comics-based entertainment company.  We own or control the rights to a library of over 4,000 of comic book characters, which we adapt and produce for film, television and all other media. Our library contains characters in a full range of genre and styles.  With deals in place with film studios and media players, our management believes we are positioned to become a leader in the creation of new content across all media.

We are focused on adding titles and expanding our library with the primary goal of creating new franchise properties and characters.  In addition to in-house development and further acquisitions, we are developing content with professionals outside the realm of comic books.  We have teamed up with screenwriters, producers, directors, movie stars, and novelists to develop entertainment content and potential new franchise properties.  We believe our core brand offers a broader range of storylines and genres than the traditional superhero-centric genre.  Management believes this approach is maintained with Hollywood in mind, as the storylines offer the film industry fresh, high-concept brandable content as a complimentary alternative to traditional super hero storylines.

Over the next several years, we are working to become the leading independent comic book commercialization producer for the entertainment industry across all platforms including film, television, direct-to-home, publishing, and digital media, creating merchandising vehicles through all retail product lines.  Our management believes this will allow us to maximize the potential and value of our owned content creator relationships and acquisitions, story development and character/franchise brand-building capabilities while keeping required capital investment relatively low.

We derive revenues from a number of sources in each of the following areas:  Print Publishing, Digital Publishing, Filmed Entertainment, and Merchandise/Licensing.

Set forth below is a discussion of the financial condition and results of operations of Platinum Studios, Inc. (the “Company”, “we”, “us,” and “our”) for the twelve months ended December 31, 2009 and 2008.  The following discussion should be read in conjunction with the information set forth in the consolidated financial statements and the related notes thereto appearing elsewhere in this report.

RESULTS OF CONSOLIDATED OPERATIONS

YEAR ENDED DECEMBER 31, 2009 COMPARED TO THE YEAR ENDED DECEMBER 31, 2008

NET REVENUE

Net revenue for the year ended December 31, 2009 was $292,940 compared to $822,488 for the year ended December 31, 2008.  Currently the Company derives most of its revenue from options to purchase rights, the purchase of rights to properties and first look deals. This type of revenue can vary significantly between quarters and years.  In previous years, the Company also derived revenues from comic book publishing.  The decrease in revenues 2008 to 2009 of approximately $530,000 was related to a decrease in rights and option fees for filmed entertainment of $120,000 as the Company recognized revenue from two customers on three properties in the amount of approximately $80,000 for the year ended December 31, 2009 as compared to revenue from one customer on one project in the amount of $200,000 for the year ended December 31, 2008, a decrease in merchandising licensing revenues of $276,000 as the Company recognized revenues of approximately $118,000 in European licensing deals on one property for the year ended December 31, 2009 as compared to revenues of $250,000 in licensing from one customer on one property and approximately $90,000 in European licensing deals on one property and approximately $54,000 in other licensing deals for the year ended December 31, 2008, a decrease in comic book publishing revenues of $85,000 as the Company phased out its comic book publishing during 2008 and a decrease in miscellaneous revenues of $49,000.

EXPENSES

Cost of revenues

For the year ended December 31, 2009, cost of revenues was $73,390 compared to $198,864 for the year ended December 31, 2008. The decrease is primarily due to the elimination of printed comic books due to cash conservation initiatives.

Operating expenses

Operating expenses decreased $2,879,169 or approximately 59% for the year ended December 31, 2009 to $1,929,151, as compared to $4,808,320 for the year ended December 31, 2008. The decrease was due to reductions in advertising costs, payroll and contractor costs as the Company has worked to streamline its business model to conserve cash while making the necessary expenditures to ensure the growth of the company.

Research and development

Research and development costs decreased $329,362 or 63% for the year ended December 31, 2009 to $196,688, as compared to $526,050 for the year ended December 31, 2008. The decrease was primarily due to decreased artwork expense and consulting fees.

Impairment of intangibles

For the year ended December 31, 2009, impairment of intangibles was $0 as compared to $2,499,380 for the year ended December 31, 2008.  This decrease was due wholly to the impairment taken against the goodwill for the WOWIO asset during 2008.  With the reduction in online advertising and a negative EBITDA for the entity on its own, the Company took the most conservative approach to the impairment issue by reducing the amount of goodwill, effectively reducing the value of the asset to zero.

Stock option expense

Stock option expense was $85,766 for the year ended December 31, 2009 as compared to $3,387,796 for the year ended December 31, 2008.  This decrease was due to the issuance of stock to employees from the stock option plan in the first quarter of 2008. The majority of the options vested at the time of the grant, resulting in a significant non-cash expense during 2008.  The expense for 2009 was related to current year vesting on the options issued during 2008.  The Company does not expect to incur significant stock option expense in future years.

Depreciation and amortization

For the year ended December 31, 2009 depreciation and amortization was $153,368 compared to $176,175 for the year ended December 31, 2008. The decrease is related fixed assets becoming fully depreciated during the year.

Gain on settlement of debt

The Company recorded a gain on settlement of debt of $453,451 for the twelve months ended December 31, 2009.  This net gain was primarily due to the final payment to the Wowio former partners through the issuance of common stock, partially offset by losses incurred in the settlement of accounts payable and notes payable through the issuance of common stock.  This transaction was paid in stock which had a fair value less than the acquisition payable remaining, generating the gain.

Loss on derivative liability

The Company recorded a loss on derivative liability of $267,000 for the twelve months ended December 31, 2009. The derivative liability, recorded in connection with new debts payable to the Company’s CEO during 2009, is re-valued at each reporting date with changes in value being recognized as part of current earnings.

Interest expense

For the year ended December 31, 2009 interest expense was $1,373,755 compared to $403,009 for the year ended December 31, 2008. The increase is primarily related to amortization of debt discount recorded as interest expense in connection with new debts payable to the Company’s CEO during 2009.

As a result of the foregoing, the net loss decreased by $7,859,661 for the year ended December 31, 2009, to $3,384,822, as compared to $11,244,483 for 2008.  Approximately $5,801,000 of the decrease was attributable to decrease in losses taken on intangible assets and stock option issuances.  Operating expense and research and development expense contributed to the decrease in net loss by approximately $3,208,000.  These decreases were offset by increases in interest and loss on derivative liability of approximately $1,237,000.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operations during the twelve months ended December 31, 2009 decreased $1,210,134 to $971,048 as compared to $2,181,182 for the twelve months ended December 31, 2008.  The decrease in cash used in operations for the twelve months ended December 31, 2009 as compared to the twelve months ended December 31, 2008 was primarily due an increase in amortization of debt discount of $920,816, an increase in loss on valuation of derivative liability of $267,000, an increase in deferred revenue of $934,870, a decrease in equity instruments issued for services of $4,218,254, a decrease in impairment expense of $2,641,524, an increase in prepaid expenses of $369,191 and a decrease in net loss of $7,859,661

Net cash used by investing activities was $13,998,455 for the year ended December 31, 2009, primarily related to the Dead of Night production costs.

Net cash provided by financing activities was $15,079,547 for the year ended December 31, 2009, primarily related to the financing for the Dead of Night production.

At December 31, 2009 the Company had cash balances of $152,067 and a restricted cash balance of $127,890.  Restricted cash will be used in the production of the film Dead of Night.  The Company will issue additional equity and may consider debt financing to fund future growth opportunities and support operations. Although the Company believes its unique intellectual content offers the opportunity for significantly improved operating results in future quarters, no assurance can be given that the Company will operate on a profitable basis in 2010, or ever, as such performance is subject to numerous variables and uncertainties, many of which are out of the Company’s control.

The Company has reduced its overhead by moving to smaller office space and by negotiating settlements on various office equipment leases that were in default.  The Company’s current cash requirements are generally related to overhead and development costs of approximately $250,000 per month.  The company has been able to leverage its success in achieving licensing revenues on one of its properties associated with a major studio release for summer of 2011, by exploiting its retained rights.  The Company generated $100,000 during the third quarter 2010 in new licensing revenues on the property, but there is no assurance the Company will be able to continue to achieve new licensing revenues.  The Company plans to utilize approximately $1.8M of a projected $5M potential offering, although there is no assurance the offering will be completed or the S-1 filing declared effective.

The Company has a material obligation is in the form of secured notes payable to Scott Rosenberg, Chairman and CEO of the Company.  The notes are secured by all of the assets of the company.  The notes total $3,750,000 with interest at 10%.  The Company anticipates that it will be able to extend its secured debt until such time as it has the resources to repay the debt, although there is no assurance that Scott Rosenberg will continue to extend the debt and to defer interest payments when necessary, due to operating cash flow shortages.

The Company also has a material obligation in the form of a secured note payable to Standard Charted Bank in the amount of $11,250,481 as of September 30, 2010.  The note is secured by the sales agency and distribution agreements in connection with the Company’s film production of “Dead of Night.” The Company anticipates the loan will be repaid with the licensing fees generated by the release of the film, but there is no assurance sufficient fees will be generated to pay off the loan in full.

MARKET RISKS

We conduct our operations in the United States dollar.  Historically, neither fluctuations in foreign exchange rates nor changes in foreign economic conditions have had a significant impact on our financial condition or results of operations.

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these investments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions.

GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred significant losses which have resulted in an accumulated deficit of $25,797,183 as of September 30, 2010.  The Company plans to seek additional financing in order to execute its business plan, but there is no assurance the Company will be able to obtain such financing on terms favorable to the Company or at all.  These items raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments to reflect the possible future effects related to recovery and classification of assets, or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Recently issued accounting pronouncements – In June 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles).  This guidance establishes the FASB ASC as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of the federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  SFAS 168 and the ASC are effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The ASC supersedes all existing non-SEC accounting and reporting standards.  All other non-grandfathered, non-SEC accounting literature not included in the ASC has become non-authoritative.  Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FSP’s, or EITF Abstracts.  Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC, provide background information about the guidance, and provide the basis for conclusions on the change(s) in the ASC.  We adopted ASC 105 effective for our financial statements issued as of September 30, 2009.  The adoption of this guidance did not have an impact on our financial statements but will alter the references to accounting literature within the consolidated financial statements.

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles.  Critical accounting policies and estimates are those that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters of the susceptibility of such matters to change, and that may have an impact on financial condition or operating performance.  For example, accounting for our investment in films requires us to estimate future revenue and expense amounts which, due to the inherent uncertainties involved in making such estimates, are likely to differ to some extent from actual results. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 3 to our consolidated financial statements.

CHARACTER DEVELOPMENT COSTS. Character development costs consist primarily of costs to acquire properties from the creator, development of the property using internal or independent writers and artists, and the registration of a property for a trademark or copyright.  These costs are capitalized in the year incurred if the Company has executed a contract or is negotiating a revenue generating opportunity for the property.  If the property derives a revenue stream that is estimable, the capitalized costs associated with the property are expensed as revenue is recognized. If the Company determines there is no determinable market for a property, it is deemed impaired and is written off.

INVESTMENT IN FILMS. Investment in films includes the unamortized costs of one film for which principle photography has been completed and is currently in post-production.  The capitalized costs include all direct production and financing costs, capitalized interest and production overhead.  The costs of the film productions are amortized using the individual-film-forecast-method, whereby the costs are amortized and participations and residual costs are accrued in proportion that current year’s revenues bears to managements’ estimate of ultimate revenue at the beginning of the current year expected to be recognized from exploitation, exhibition or sale of the film.  Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.

Investment in films is stated at the lower of amortized cost or estimated fair value.  The valuation of the film development costs are reviewed by management, when an event or change in circumstances indicates the fair value of the film is less than the unamortized cost.  The fair value of the film is determined using managements’ future revenue and cost estimates in an undiscounted cash flow approach.  Additional amortization is recorded in an amount by which unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carry costs of film development costs may be required as a consequence of changes in managements’ future revenue estimates.

Management’s current assessment of the fair value of its production, “Dead of Night” includes analysis of foreign territories sold, deposits received against foreign territory sales, estimated value of the unsold foreign territories and the guarantee by Omnilab Pty, Ltd of a domestic release of the film.  Any change in these assessments could result in the write down of the investment in films.

INCOME TAXES. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Because of our historical operating losses, we have provided a full valuation allowance against our net deferred tax assets. When we have a history of profitable operations sufficient to demonstrate that it is more likely than not that our deferred tax assets will be realized, the valuation allowance will be reversed. However, this assessment of our planned use of our deferred tax assets is an estimate which could change in the future depending upon the generation of taxable income in amounts sufficient to realize our deferred tax assets.

WARRANT DERIVATIVE LIABILITY. Platinum Studios entered into a Credit Agreement on May 6, 2009, with Scott Rosenberg in connection with the issuance of two secured promissory notes and an unsecured promissory note. Two warrants were issued to Scott Rosenberg in connection with the issuance of various promissory notes as of May 6, 2009 and June 3, 2009.

A description of the Warrants is as follows:

1)  The May 6, 2009 warrant entitles the holder to purchase up to 25,000,000 shares of the Company’s common stock at a price of $0.048 per share. The May 6, 2009 warrant is exercisable up until May 6, 2019. The May 6, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

2)  The June 3, 2009 warrant entitles the holder to purchase up to 14,062,500 shares of the Company’s common stock at a price of $0.038 per share. The June 3, 2009 warrant is exercisable up until June 3, 2019. The June 3, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

In determining the fair market value of the Warrants, we used the binomial model with the following significant assumptions:  exercise price $0.038 – $0.048, trading prices $0.01 - $0.08, expected volatility 124.4%, expected life of 60 months, dividend yield of 0.00% and a risk free rate of 3.59%.  The derivative liability is re-valued at each reporting date with changes in value being recognized as part of current earnings. This revaluation for the three and nine months ended September 30, 2010 resulted in a gain of $525,000 and a loss of $245,000, respectively.  Any change in the significant assumptions could result in a different valuation that could affect the Company’s results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

The FASB issued guidance under Accounting Standards Update ("ASU") No. 2010-06, "Fair Value Measurements and Disclosures". The ASU requires certain new disclosures and clarifies two existing disclosure requirements.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009.  We do not expect the adoption of this guidance to have a material impact on our financial statements.

The FASB issued guidance under Accounting Standards Update (“ASU”) No. 2010-08, “Technical Corrections to Various topics.  The ASU eliminates certain inconsistencies and outdate provisions and provides needed clarifications.  The changes are generally nonsubstantive nature and will not result in pervasive changes to current practice.  However, the amendments that clarify the guidance on embedded derivatives and hedging (ASU Subtopic 815-15) may cause a change in the application of the Subtopic.  The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009.

RESULTS OF CONSOLIDATED OPERATIONS – THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 COMPARED TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009

Net Revenue

Net revenue for the three and nine months ended September 30, 2010 was $150,645 and $2,248,693, respectively, as compared to $66,159 and $222,250 for the three and nine months ended September 30, 2009. Currently the Company derives most of its revenue from options to purchase rights and the purchase of rights to properties. This type of revenue can vary significantly between quarters and years.  The net revenue for the three months ended September 30, 2010 was primarily related to purchase of rights to properties for merchandising.  The net revenue for the nine months ended September 30, 2010 was primarily purchased rights revenue from one customer as principle photography initiated on one of the Company’s properties.  The net revenue for the three and nine months ended September 30, 2009 primarily represented purchased rights revenue from one customer.

Cost of revenues

For the three and nine months ended September 30, 2010, costs of revenue were $14,378 and $493,960, respectively as compared to $22 and $10,022 for the three and nine months ended September 30, 2009. The increase is primarily due to participation fees to a related party, RIP Media, Inc. as discussed in the related party transactions footnote.

Operating expenses

Operating expenses increased $116,079 or 31% for the three months ended September 30, 2010 to $489,774 as compared to $373,695 for the three months ended September 30, 2009.  The increase was primarily related to increases of $5,989 in moving expense related to the Company moving its office to a new location, $11,964 in office expense as the Company digitized its legal documents and incurred printing costs related to its new address, $14,645 in commission expense related to new licensing revenues, $16,404 in accounting fees primarily related to a new offering of Company stock, $64,817 in consulting fees as the Company brought in two consultants to help with its strategic planning and operations and $42,131 in payroll taxes.  These increases were offset by decreases in salary of $33,342 as the Company reduced its workforce and rent of $11,665 due to lower rent at the Company’s new office.

Operating expenses increased $493,894 or 35% for the nine months ended September 30, 2010 to $1,904,360 as compared to $1,410,466 for the nine months ended September 30, 2009.  The increase was primarily related to increases of $24,459 in moving expense related to the Company moving its office to a new location, $86,489 in rent expense as the Company paid additional rent during the first six months of 2010 as it tried to work out its lease with Douglass Emmet, $41,789 in commissions related to new licensing agreements, $75,000 in a write down of a prepaid option, $212,918 in legal expense related to a percentage fee on due licensing revenue received in the second quarter and $216,501 in consulting fees as the Company brought in two consultants to help with its strategic planning and operations.  These increases were offset by decreases in salary of $208,425 as the company reduced its workforce and accounting and audit fees of $20,074.

Research and development

Research and development costs increased $46,559 or 85% and $100,450 or 72% for the three and nine months ended September 30, 2010, respectively.  This increase was due to increased salaries and one additional employee added to the development group.

Stock option expense

Stock option expense for the three and nine months ended September 30, 2010 was $153,600 and $262,295 respectively, as compared to $0 and $100,947 for the three and nine months ended September 30, 2009. The expense for the three months ended September 30, 2010 was related to new option grants compared to $0 for the three months ended September 30, 2009.  Stock option expense for the nine months ended September 30, 2010 increased $161,348 to $262,295 as compared to $100,947 for the nine months ended September 30, 2009, with $211,570 of the expense related to new options granted.

Depreciation and amortization

For the three and nine months ended Sept 30, 2010 depreciation and amortization was $6,886 and $84,840, respectively as compared to $35,977 and $117,372 for the three and nine months ended September 30, 2009.

Gain on disposition of assets

Gain on disposition of assets for the three and nine months ended September 30, 2010 was $55,200 and $249,220, respectively, as compared to $0 for the three and nine months ended September 30, 2009.  The gain for the three and nine months ended September 30, 2010 was primarily related to receipt of funds for the sale of the Company’s Drunkduck.com website to a related party.

Gain (loss) on settlement of debt

The company recorded a gain on settlement of debt of $27,492 and $109,949 for the three and nine months ended September 30, 2010, respectively, as compared to a loss of $28,517 for the three months ended September 30, 2009 and a gain of $453,451 for the nine months ended September 30, 2009. The gain for the three and nine months ended September 30, 2010 was primarily related to the settlement of leases in default.  The gain for the nine months ended September 30, 2009 was due to the final payment issued to the Wowio former partners.  This transaction was paid in stock which had a fair value less than the acquisition payable remaining, generating the gain.

Gain (loss) on derivative liability

The Company recorded a gain on derivative liability of $525,000 for the three months ended September 30, 2010 and a loss of $245,000 for the nine months ended September 30, 2010, as compared to a loss of $1,210,000 for the three and nine months ended September 30, 2009.  The derivative liability, recorded in connection with debts payable to the Company’s CEO during the three months ended June 30, 2009, is re-valued at each reporting date with changes in value being recognized as part of current earnings.

Interest expense

For the three and nine months ended September 30, 2010, interest expense was $121,279 and $1,079,444, respectively, as compared to $525,557 and $874,855 for the three and nine months ended September 30, 2009. The decrease for the three months and the increase of the nine months is primarily related to the timing of amortization of debt discount recorded as interest expense in connection with debts payable to the Company’s CEO during 2009.
As a result of the foregoing, the net loss decreased by $2,033,470 for the three months ended September 30, 2010 to $(128,887) and decreased by $1,542,578 for the nine months ended September 30, 2010 to $(1,702,282) as compared to the same periods in 2009.

LIQUIDITY AND CAPITAL RESOURCES (UNAUDITED)

Platinum Studios entered into a Credit Agreement on May 6, 2009, with Scott Rosenberg, the Company’s CEO and Chairman, in connection with the issuance of two secured promissory notes and an unsecured promissory note.

A description of the notes is as follows:

May 6, 2009 Secured Debt - The May 6, 2009 Secured Debt has an aggregate principal amount of $2,400,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The May 6, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the May 6, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on May 6, 2010.   The original principal amount of $2,400,000 is to be repaid upon the expiration of the notes on May 6, 2010. The notes were subsequently extended thru November 30, 2010. The May 6, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 25,000,000 shares of the Company’s common stock for $0.048 per share.  The debt is secured by all the assets of the Company,

June 3, 2009 Secured Debt - The June 3, 2009 Secured Debt has an aggregate principal amount of $1,350,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.038. The June 3, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on June 3, 2010. The original principal amount of $1,350,000 is to be repaid upon the expiration of the notes on June 3, 2010.  The notes were subsequently extended thru November 30, 2010.  The Company may prepay the notes at any time. The June 3, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 14,062,500 shares of the Company’s common stock for $0.038 per share. The debt is secured by all the assets of the Company.

On December 20, 2010, Platinum Studios, Inc. (the “Company”) entered into a series of agreements with its CEO, Chairman and major note holder, Scott M. Rosenberg (“Rosenberg”), to extend the due dates of certain existing loans made by Rosenberg to the Company.  Pursuant to the terms of the agreements, the new due date for certain loans totaling $2,400,000 will be May 6, 2011 and the new due date for other loans totaling $1,350,000 will be June 3, 2011.   The interest rate on all of these loans has been increased from 8% to 10%, effective upon the original due dates of May 6, 2010, and June 3, 2010, respectively.

In exchange for these due date extensions, the Company granted to Rosenberg:

(1) Two additional sets of warrants to purchase the Company’s common stock.  The first set allowing for the exercise of up to 40,000,000 warrants to purchase shares of the Company’s common stock, at an exercise price of $0.11 per share, and the second set allowing for the acquisition of up to $3,750,000 in stock, by exercise of warrants at $0.11 per share.  Both sets will expire on October 22, 2020; and

(2) In certain of the Company’s intellectual properties, an assignment of 25% of the co-ownership rights, to include a 25% interest in all gross profits.

In December, 2008, the Company, thru its subsidiary, Long Distance Films, Inc., entered into a promissory note with Standard Charted Bank to fund the production of “Dead of Night” in the amount of $13,365,000.  The loan is collateralized by all rights in the sales agency agreement and the distribution agreement in connection with the production.  The interest rate is Libor plus 2% with the principle and all accrued interest due on April 1, 2011.

Net cash used by operations during the nine months ended September 30, 2010 was $268,093 as compared to $15,057,635 for the nine months ended September 30, 2009.  The reduction in the cash used by operations was primarily due to $1,204,668 used for production costs associated with “Dead of Night” for the nine months ended September 30, 2010 as compared to $13,612,242 for the nine months ended September 30, 2009.  Additional reductions in the cash used by operations were related to an increase in deferred revenue of $2,015,630 for the nine months ended September 30, 2010 as compared to an increase of $59,792 for the nine months ended September 30, 2009.  The deferred revenues are primarily related to cash received on foreign sales of the film “Dead of Night” as deposits prior to delivery of the film to the distributors.  Additionally, cash flows used by operations decreased as the Company generated $2.4 million in revenues for the nine months ended September 30, 2010 as compared to $.2 million for nine months ended September 30, 2009.  These additional revenues allowed the company to come closer to meeting its overhead obligations without addition of substantial financing or equity investment in the Company.

Net cash provided by investing activities was $293,012 for the nine months ended September 30, 2010 as compared to cash used by investing activities for the nine months ended September 30, 2009 of $2,956, primarily due to cash receipts related to the sale of the Company’s Drunk Duck website.

Net cash provided by financing activities was $309,260 for the nine months ended September 30, 2010 as compared to $15,058,739 for the nine months ended September 30, 2009. The reduction in cash provided by financing activities is primarily attributed to less financing required for the production of the film “Dead of Night” for the nine months ended September 30, 2010 of $1,034,853 as compared to $14,411,320 for the nine months ended September 30, 2009.  The Company was also able to make payments of $1,278,832 on non-related party loans for the nine months ended September 30, 2010 as compared to $22,313 for the nine months ended September 30, 2009, primarily related to payments made on the production loan for “Dead of Night” to Standard Chartered Bank from deposits received on foreign sales.

At September 30, 2010 the Company had cash balances of $486,246 and a restricted cash balance of $97,549. Restricted cash will be used in the production of the film “Dead of Night”. The Company will issue additional equity and may consider debt financing to fund future growth opportunities and support operations. Although the Company believes its unique intellectual content offers the opportunity for significantly improved operating results in future quarters, no assurance can be given that the Company will operate on a profitable basis in 2010, or ever, as such performance is subject to numerous variables and uncertainties, many of which are out of the Company’s control.

The Company has reduced its overhead by moving to smaller office space and negotiating settlements on various leases.  The Company’s current cash requirements are generally related to overhead and development costs of approximately $250,000 per month.  The company has been able to piggyback on its success in achieving licensing revenues on one of its properties associated with a major studio release for summer of 2011, by exploiting its retained rights.  The Company generated $100,000 during the third quarter 2010 in new licensing revenues on the property, but there is no assurance the Company will be able to continue to achieve new licensing revenues.  The Company plans to utilize approximately $1.8M of a projected $5M potential offering, although there is no assurance the offering will be completed or the S-1 filing declared effective.  The Company also anticipates that it will be able to extend its secured debt until such time as it has the resources to repay the debt, although there is no assurance the secured lender, Scott Rosenberg, the Company’s CEO and Chairman, will continue to extend the debt and to defer interest payments when necessary due to current cash flows.

MARKET RISKS

We conduct our operations in the United States dollar. Historically, neither fluctuations in foreign exchange rates nor changes in foreign economic conditions have had a significant impact on our financial condition or results of operations.

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these investments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions.

GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred significant losses which have resulted in an accumulated deficit of $25,797,183 as of September 30, 2010.  The Company plans to seek additional financing in order to execute its business plan, but there is no assurance the Company will be able to obtain such financing on terms favorable to the Company or at all.  These items raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments to reflect the possible future effects related to recovery and classification of assets, or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles.  Critical accounting policies and estimates are those that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters of the susceptibility of such matters to change, and that may have an impact on financial condition or operating performance.  For example, accounting for our investment in films requires us to estimate future revenue and expense amounts which, due to the inherent uncertainties involved in making such estimates, are likely to differ to some extent from actual results. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 4 to our consolidated financial statements.

CHARACTER DEVELOPMENT COSTS. Character development costs consist primarily of costs to acquire properties from the creator, development of the property using internal or independent writers and artists, and the registration of a property for a trademark or copyright.  These costs are capitalized in the year incurred if the Company has executed a contract or is negotiating a revenue generating opportunity for the property.  If the property derives a revenue stream that is estimable, the capitalized costs associated with the property are expensed as revenue is recognized. If the Company determines there is no determinable market for a property, it is deemed impaired and is written off.

INVESTMENT IN FILMS. Investment in films includes the unamortized costs of one completed unreleased film.  The capitalized costs include all direct production and financing costs, capitalized interest and production overhead.  The costs of the film productions are amortized using the individual-film-forecast-method, whereby the costs are amortized and participations and residual costs are accrued in proportion that current year’s revenues bears to managements’ estimate of ultimate revenue at the beginning of the current year expected to be recognized from exploitation, exhibition or sale of the film.  Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.

Investment in films are stated at the lower of amortized cost or estimated fair value.  The valuation of the film development costs are reviewed by management, when an event or change in circumstances indicates the fair value of the film is less than the unamortized cost.  The fair value of the film is determined using managements’ future revenue and cost estimates in an undiscounted cash flow approach.  Additional amortization is recorded in an amount by which unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carry costs of film development costs may be required as a consequence of changes in managements’ future revenue estimates.

Management’s current assessment of the fair value of its production, “Dead of Night” includes analysis of foreign territories sold, deposits received against foreign territory sales, estimated value of the unsold foreign territories and the guarantee by Omnilab Pty, Ltd of a domestic release of the film.  Any change in these assessments could result in the write down of the investment in films.

INCOME TAXES. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Because of our historical operating losses, we have provided a full valuation allowance against our net deferred tax assets. When we have a history of profitable operations sufficient to demonstrate that it is more likely than not that our deferred tax assets will be realized, the valuation allowance will be reversed. However, this assessment of our planned use of our deferred tax assets is an estimate which could change in the future depending upon the generation of taxable income in amounts sufficient to realize our deferred tax assets.

WARRANT DERIVATIVE LIABILITY. Platinum Studios entered into a Credit Agreement on May 6, 2009, with Scott Rosenberg in connection with the issuance of two secured promissory notes and an unsecured promissory note. Two warrants were issued to Scott Rosenberg in connection with the issuance of various promissory notes as of May 6, 2009 and June 3, 2009.

A description of the Warrants is as follows:

1)  The May 6, 2009 warrant entitles the holder to purchase up to 25,000,000 shares of the Company’s common stock at a price of $0.048 per share. The May 6, 2009 warrant is exercisable up until May 6, 2019. The May 6, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

2)  The June 3, 2009 warrant entitles the holder to purchase up to 14,062,500 shares of the Company’s common stock at a price of $0.038 per share. The June 3, 2009 warrant is exercisable up until June 3, 2019. The June 3, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

In determining the fair market value of the Warrants, we used the binomial model with the following significant assumptions:  exercise price $0.038 – $0.048, trading prices $0.01 - $0.08, expected volatility 124.4%, expected life of 60 months, dividend yield of 0.00% and a risk free rate of 3.59%.  The derivative liability is re-valued at each reporting date with changes in value being recognized as part of current earnings. This revaluation for the three and nine months ended September 30, 2010 resulted in a gain of $525,000 and a loss of $245,000, respectively.  Any change in the significant assumptions could result in a different valuation that could effect the Company’s results of operations.

MANAGEMENT

The following table sets forth information about our executive officers, key employees and directors as of March 31, 2010.
Name	Age	Position
Scott Mitchell Rosenberg	48	Chairman & Chief Executive Officer
Brian Kenneth Altounian	46	President, Chief Operating Officer and Director
Jill Zimmerman	48	Director
Mark Canton	61	Director
Orrin Halper	49	Chief Financial Officer and Corporate Secretary

Scott Rosenberg has been our Chairman and Chief Executive Officer since September 15, 2006 and Mr. Rosenberg served as the Chairman and Chief Executive Officer of Platinum Studios, LLC, our predecessor, since November 1996.  Mr. Rosenberg established Platinum Studios, LLC in 1996 following a career in the comic book industry. As founder and head of Malibu Comics, Rosenberg produced the Men In Black comic book, which he took to Sony to become a billion-dollar film franchise. At Malibu, Rosenberg developed agrass-roots marketing approach, reaching out directly to fans, retailers, and press to allow Malibu to be distributed alongside top industry players at a fraction of what the major companies spent—notably, in the pre-Internet age, without the opportunities and advantages provided by the web. Malibu’s marketing and ability to create and develop new characters and new ideas led to a bidding war to acquire the company, and in 1994 Malibu was bought by Marvel Comics. Mr. Rosenberg holds an undergraduate degree from the University of Denver.

Brian Altounian has been our Chief Operating Officer since June 2005 and was appointed to serve as President and Director in September 2006. Mr. Altounian's background includes business development, finance, operations and administration and he has applied those skills to a variety of start-ups, Fortune 100 companies, and public and private organizations. Mr. Altounian has worked in the entertainment and high-tech industries, the bread and butter of Los Angeles' commercial culture.

From May, 2005 through mid-January, 2008, he sat on the Board of Directors of Cereplast, Inc. (CERP.OTC), a manufacturer of proprietary bio-based, renewable plastics, where he has also served as the Audit Committee Chairman.  From August, 2004 through June, 2006, he sat on the Board of Directors of Machine Talker (MTKN.OTC), which has created a breakthrough technology in smart security wireless networks.  From May, 2003 through June, 2006, he sat as Chairman of the Board of Directors of XsunX, Inc. (XSNX.OTC), a developer of revolutionary thin film photovoltaic solar cell technology. His experience is in the area of developing corporate infrastructure and assisting early-stage companies to execute on their business plans and grow, often through the access of capital through the public equity markets and from December, 2003 through June, 2007, he has provided advisory support to a number of these early-stage technology companies such as Warp9 (WNYN.OTC), Imaging3, Inc. (IMGG.OTC), BioSolar, Inc (BSRC.OTC), Carbon Sciences, Inc. (CABN.OTC) and Origin Oil, Inc. (OOIL.OTC).  His first foray in the high-tech space came as Executive Vice President of Main Course Technologies, a wireless applications developer which he co-founded in January 2000 and ran until May, 2003.

Mr. Altounian spent 12 years in the entertainment industry with a consulting practice, advising entertainment companies in the areas of finance, administration, operations and business development. His clients have included Disney Interactive, Two Oceans Entertainment Group, The Santa Barbara Grand Opera Association, International Documentary Association, In-Finn-Ity Productions and many others.  He also held senior management positions in-house at Lynch Entertainment, a television production company where he held the position of Vice President, Finance from January 1998 through December 1999;  Time Warner Interactive, a CD-ROM and interactive game company where he served as Vice President, Finance from July, 1995 – May, 1996; National Geographic Television, serving as Finance Director for this documentary film production company, specifically for the National Geographic Specials for the NBC Television Network from July, 1992 – June, 1996; and from 1987 through June, 1992, as Business Services Manager for WQED, the country’s first community-owned Public Television stations where he oversaw the finances and operations for numerous television documentary series.

Most recently, he was Consulting Producer on Random 1, a reality television series that debuted in November 2005 on the A&E Network and Executive Producer on the documentary feature film Lost in Woonsocket .  Mr. Altounian also recently founded a non-profit media organization, Lost & Found in America, Inc., where he currently sits as Chairman of the Board for this company that creates media projects that support local community-based non-profit groups serving underserved segments of the US population.

Mr. Altounian holds an MBA from Pepperdine University and an undergraduate degree from UCLA.

Jill M. Zimmerman has been a director since September 16, 2006.  Since May 2005, Ms. Zimmerman has served as a Vice President at the Alford Group, a consulting firm based in Evanston, Illinois. Ms. Zimmerman previously served as a Crisis Program Supervisor and Director of Development at Alternatives, Inc. a not-for profit corporation from November 1994 through May 2005. Ms. Zimmerman holds a Bachelor of Arts from the University of California at Santa Barbara and a Masters degree from the University of Chicago.

Mark Canton became a director on May 10, 2010.  In 1985, Mr. Canton became President of Worldwide Theatrical Production. In 1991, Mr. Canton joined Sony Pictures Entertainment’s Columbia Pictures as Chairman of the Board of Directors.  By 1994, he became Chairman of the Columbia TriStar Motion Picture Companies with all creative, operational, and management responsibility for Columbia Pictures, Triumph Films, Sony Pictures Classics, SPE’s international theatrical operations and Columbia TriStar’s strategic motion picture alliances.  During his time at Sony, the company released such films as: A Few Good Men, Groundhog Day, In the Line of Fire, Bram Stoker’s Dracula, Bad Boys, The Net, The Professional, The Fifth Element, Jumanji, Sense and Sensibility, Legends of the Fall, The Mirror Has Two Faces, A League of Their Own, Fly Away Home, Sleepless in Seattle, Poetic Justice, The Age of Innocence, Little Women, The Remains of the Day, The People vs. Larry Flynt, As Good As it Gets, Jerry Maguire, My Best Friend’s Wedding, Anaconda, Air and Force One.  In addition, Mr. Canton initiated I Know What You Did Last Summer, Starship Troopers, Zorro, Godzilla, and Stepmom.

In 1997, Mr. Canton returned to Warner Bros. to create his own production entity, The Canton Company.  The Canton Company produced Jack Frost, Get Carter, and Red Planet.

In 2002, Mr. Canton joined Artists Production Group as a partner, Chairman and CEO.  In December 2003, he launched Atmosphere Entertainment MM, an entrepreneurial venture to develop, produce and finance theatrical motion picture and television programming.  Mr. Canton is presently developing new television projects at HBO, ABC, CBS, TNT and Lifetime.

A native of New York, Canton is a 1971 UCLA graduate (magna cum laude) and a member of UCLA’s National Honor Society for American Studies. In addition to serving on the UCLA Board of Councilors and the Deans Advisory Board for the School of Theatre, Film, and Television, he was Vice Chairman of the Board of Directors of the American Film Institute and Founder and Chairman Emeritus of AFI’s Third Decade Council.

Orrin Halper, CPA (inactive) joined Platinum Studios, Inc. in 2009 as the Company’s controller.  He was appointed Chief Financial Officer and Corporate Secretary on October 22, 2010.  From 2004 thru 2009, Mr. Halper was controller for Vertical Branding, Inc. a consumer products distribution and sales company, trading on the OTCBB.  Prior to 2004, Mr. Halper held VP-Finance and controller positions at several entertainment companies specializing in film production and distribution and post production.  Mr. Halper holds a Bachelor of Arts degree in business economics from the University of California, Santa Barbara.

SIGNIFICANT EMPLOYEES

Dan Forcey, Vice President, Content Development

Mr. Forcey has served as Platinum’s Vice President of Content Development since January of 2007.  Prior to that, he served as Platinum’s Communications Manager from December of 2002, coordinating their public relations efforts and managing multiple websites for the company, including the corporate site platinumstudios.com, the fan portal, jeremiahportal.com, and the Unique Experience alternative reality game.

For the past 10 years, Mr. Forcey has worked across the United States and Canada as a stuntman, fight choreographer, and teacher of movement and stage combat and is an expert in fencing and swordfighting. Mr. Forcey 's stunt work includes multiple television shows and feature films both in the U.S. and abroad, including Oscar-nominated movies like Master and Commander: The Far Side of the World , Flags of Our Fathers, and Letters from Iwo Jima.  From 1997 through 2002, Mr. Forcey has held faculty positions at York University, the Centre for Indigenous Theatre, the University of Southern California, Cal State University, Long Beach, Cal Poly Pomona, and the Cerritos Center for the Performing Arts. During his various tenures, he has instructed students in acting, movement for actors, stage combat and clowning.

On 1996, Mr. Forcey graduated cum laude from the University of Southern California with an undergraduate degree in theatre with a minor in philosophy.  Mr. Forcey graduated Magna cum laude from York University while receiving his graduate degree in acting and movement, writing his master's thesis on the use of the British quarterstaff.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by us to our Chief Executive Officer and President and Chief Operating Officer and each of our other officers whose compensation exceeded $100,000 for each of the Company’s last two completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott Mitchell	2009	$550,000	-	-	-	-	-	-	$550,000
Rosenberg,	2008	$300,000	-	-	-	-	-	-	$300,000
CEO (1)	2007	$300,000	-	-	-	-	-	-	$300,000

Brian K.	2009	$180,000	-	-	-	-	-	-	$180,000
Altounian,	2008	$300,000	-	$787,500	$886,505	-	-	-	$1,974,005
President/COO	2007	$300,000	-	-	-	-	-	-	$300,000
			-	-	-	-	-	-
(1) $300,000 of Mr. Rosenberg’s 2007 and $75,000 of his 2008 salary was deferred.
(2) $300,000 of Mr. Altounian’s 2007 and $75,000 of his 2008 salary was deferred.

Outstanding Equity Awards at Fiscal Year-End Table.

The following table sets forth information with respect to grants of options to purchase our common stock to the named executive officers at December 31, 2009.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Mitchell Rosenberg	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Brian Altounian	7,965,000	-0-	-0-	$0.10	January 8, 2018	-0-	-0-	-0-	-0-

Director Compensation

The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made for the fiscal year ended December 31, 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non- Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Scott Mitchell Rosenberg	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Brian Altounian	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Jill Zimmerman	-0-	-0-	-0-	-0-	-0-	-0-	-0-

EMPLOYMENT AGREEMENTS

We currently have no employment agreements with our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 29, 2010, the number of shares and percent of our common stock beneficially owned by:

·	all directors and nominees, naming them,
·	our executive officers,
·	our directors and executive officers as a group, without naming them, and
·	persons or groups known by us to own beneficially 5% or more of our common stock:

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from December 9, 2010 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of September 30, 2010 have been exercised and converted.

Title of Class	Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total

Common Stock	Scott Rosenberg (1)	246,319,664	56.6%

Common Stock	Brian Altounian (2)	20,188,124	4.6%

Common Stock	Jill Zimmerman (3)	500,000	*

Common Stock	All Executive Officers and Directors as a Group (3 persons )	267,007,788	61.2%

*Less than one percent.

(1)
Includes 135,000 shares of common stock beneficially owned by Pamela Rosenberg, the wife of Scott Rosenberg.  Also includes 16,875,000 shares held by the Scott Mitchell Rosenberg GRIT, of which Mr. Rosenberg is the Trustee.  Mr. Rosenberg, as a creditor of the Company, has warrants (to acquire 113,153,409 shares) and convertible notes ($3,750,000 in face value, without interest) which have exercise and conversion prices ranging from $0.038 to $0.048 per share and which are essentially immediately exercisable.

(2)
Includes 6,750,000 shares previously owned by Brian Altounian as well as 5,250,000 shares of restricted stock granted January 9, 2008 under the Company’s 2007 Employee Incentive Program and 7,965,000 options granted on January 9, 2008 under the Company’s 2007 Employee Incentive Program which are fully vested and presently exercisable.

(3)	Jill Zimmerman was granted 500,000 options on January 9, 2008 under the Company’s 2007 Employee Incentive Program, which are fully vested and presently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has an exclusive option to enter licensing of rights for agreements to individual characters, subject to existing third party rights, within the RIP Awesome Library of RIP Media, Inc., specific and only to those 404 Awesome Comics characters currently owned and controlled by RIP Media, Inc, a schedule of which has been provided to the Company. Rip Media, Inc is a related entity in which Scott Rosenberg has an economic interest. Such licensing option includes all rights worldwide, not including print and digital comic publishing rights. The ownership of the intellectual property in its entirety, including copyright, trademark, and all other attributes of ownership including but not limited to additional material created after a license agreement from Rip Media to Platinum Studios, Inc (and however disbursed thereafter) shall be, stay and remain that of Rip Media in all documents with all parties, including the right to revoke such rights upon breaches, insolvency of the Company or insolvency of the licensee (s) or others related to exploitation of the intellectual property, and Platinum is obligated to state same in all contracts.  In some cases, there are some other limitations on rights. Any licensing of rights from Rip Media to the Company is contingent upon and subject to Platinum’s due diligence and acceptance of Chain of Title. Currently, we have the above exclusive right to enter into agreements related to the licensing of motion picture rights and allied/ancillary rights until the date upon which Platinum Studios CEO, Scott Mitchell Rosenberg is no longer the Company s CEO and Chairman of the Board and holds at least 30% of the outstanding capital stock of the Company. Rip Media Inc retains the right on the above characters to enter directly into agreements to license rights, negotiate and sign option agreements with other parties in so far as Platinum is made aware of the agreement prior to its signing, and that there is economic participation to Platinum in a form similar to its agreement with Rip Media in general, and that if there is a material to change to the formula, that Platinum’s Board of Directors may require specific changes to the proposed agreement such that it conforms with other licenses from Rip Media made from January 1, 2010 forward. If the material change is cured, then Rip’s rights to enter into an agreement, still subject to its financial arrangement with Platinum, remain the same.  We do not have access to other characters, stories, rights (including trademarks, trade names, url’s) controlled by Rosenberg or his related entities. In regards to new acquisitions, including trademarks, Rip Media must present to Platinum, for Platinum’s acquisition, any rights it desires to acquire, and may only acquire if Platinum does not choose to acquire (within 5 business days of notice), however this acquisition restriction on Rip Media does not apply to  any properties or trademarks or trade names or copyrights  or rights of any kind that Scott Rosenberg or any of his related entities or rights to entities he may own or acquire or create that are, used to be, or could be related in any fashion to Malibu Comics or Marvel Comics, including trademarks and trade names that may be acquired by Rip Media or other Rosenberg entities due to expiration or abandonment by Malibu, Marvel or other prior owners of marks from other comics or rights related companies, or, such as with trademarks, marks that may be similar only in name or a derivative of a name, which Rip has the unfettered right to acquire and exploit without compensation to Platinum.

Scott Mitchell Rosenberg is attached and credited at his election as producer or executive producer, without offset, to provide  production consulting services to the Company’s Customers (Customer) (including but not limited to production companies, studios, financiers and any company related to filmed entertainment or audio visual productions) on all audio visual productions through Scott Mitchell Rosenberg Productions (another related entity which  is often, in the entertainment industry, referred to as a “loan-out” company) wholly owned or controlled by Scott Mitchell Rosenberg or related entities. Rosenberg’s right is absolute and not subject to restriction or offset by Company. Often, at the time the Company enters into an agreement with a Customer, a separate contract is entered into between the related entity and the Customer. In addition, consulting services regarding development of characters and storylines may also be provided to the Company by this related entity.  Revenue would be paid directly to the related entity by the Customer.

At December 31, 2005, we owed RIP Media $20,000 in uncollateralized loans.  During 2006, we repaid in full the $20,000 uncollateralized loans received during 2004. At December 31, 2007 we owed RIP Media $10,000 in uncollateralized loans. During 2008, we repaid $8,595 in uncollateralized loans received during 2007. These loans accrued interest at 5% for the years ended December 31, 2009, 2008, 2007, 2005 and 6% for the year ended December 31, 2006, respectively.

During 2008, Scott Mitchell Rosenberg loaned the company an additional $196,998 to help fund operations.
During 2008 the Company repaid $82,827 in loans previously provided by Brian Altounian. At December 31, 2008 the remaining balance for these loans was $78,172. At December 31, 2008, we owed $193,079 to Brian Altounian for consulting services provided prior to his employment.   At June 30, 2009, we owed $795,000 to Brian Altounian for a combination of loans, consulting services and accrued salary.  In connection with the acquisition by an affiliate of Mr. Altounian of 100% interest in the Company’s subsidiary, WOWIO, LLC, on June 30, 2009, Mr. Altounian executed a release of all such amounts owed to him by the Company as of such date as partial consideration for the purchase of WOWIO.

For the nine months ended September 30, 2009, Scott Rosenberg loaned the Company an additional $1,103,534 to help fund operations.  The Company entered into a Credit Agreement on May 6, 2009, with Rosenberg in connection with the issuance of two secured promissory notes and an unsecured promissory note. Two warrants were issued to Rosenberg in connection with the issuance of various promissory notes as of May 6, 2009 and June 3, 2009.  The advances in 2009 increased Rosenberg’s security interest held in the Company’s assets to approximately $3,750,000.  These transactions were:

May 6, 2009 Secured Debt - The May 6, 2009 secured debt has an aggregate principal amount of $2,400,000, is convertible into shares of the Company’s common stock at a conversion price of $0.048 and bears interest at the rate of eight percent per annum. The original principal amount of $2,400,000 is to be repaid upon the expiration of the notes on May 6, 2010. The Company may prepay the notes at any time. In connection with this debt the Company also issued ten-year warrants to purchase 25,000,000 shares of the Company’s common stock for $0.048 per share.

June 3, 2009 Secured Debt - The June 3, 2009 secured debt amounted to an aggregate principal amount of $1,350,000, is convertible into shares of the Company’s common stock at a conversion price of $0.038 and bears interest at the rate of eight percent per annum. The original principal amount of $1,350,000 is to be repaid upon the expiration of the notes on June 3, 2010 but may be prepaid at any time.  In connection with this debt the Company also issued ten-year warrants to purchase 14,062,500 shares of the Company’s common stock for $0.038 per share.

June 3, 2009 Unsecured Debt - The remaining debts due Rosenberg are unsecured in an aggregate principal amount of $544,826, are convertible into shares of the Company’s common stock at a conversion price of $0.048 and bear interest at the rate of eight percent per annum. The Company is required to make payments of $29,687.50 per month on this unsecured debt. The monthly payments are to be applied first to interest and second to principal. The remaining principal amount is to be repaid upon the expiration of the note on June 3, 2010. The Company may prepay the note at any time.

The exercise price and the number of shares underlying the warrants is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

On December 20, 2010, Platinum Studios, Inc. (the “Company”) entered into a series of agreements with its CEO, Chairman and major note holder, Scott M. Rosenberg (“Rosenberg”), to extend the due dates of certain existing loans made by Rosenberg to the Company.  Pursuant to the terms of the agreements, the new due date for certain loans totaling $2,400,000 will be May 6, 2011 and the new due date for other loans totaling $1,350,000 will be June 3, 2011.   The interest rate on all of these loans has been increased from 8% to 10%, effective upon the original due dates of May 6, 2010, and June 3, 2010, respectively.

In exchange for these due date extensions, the Company granted to Rosenberg:

(1) Two additional sets of warrants to purchase the Company’s common stock.  The first set allowing for the exercise of up to 40,000,000 warrants to purchase shares of the Company’s common stock, at an exercise price of $0.11 per share, and the second set allowing for the acquisition of up to $3,750,000 in stock, by exercise of warrants at $0.11 per share.  Both sets will expire on October 22, 2020; and

(2) In certain of the Company’s intellectual properties, an assignment of 25% of the co-ownership rights, to include a 25% interest in all gross profits.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of Common Stock, $0.0001 par value per share, of which 310,345,812 shares were issued and outstanding as of December 29, 2010.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of our business, the holders of Common Stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities.

The holders of shares of Common Stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the Common Stock. According to the Company’s counsel, Dieterich & Mazarei, and as explained in their consent attached as an exhibit hereto, all of the outstanding shares of Common Stock are, and the Common Stock offered hereby, when issued will be, validly issued, fully paid and non-assessable.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Transfer agent and registrar

The transfer agent of our common stock is Computershare Limited, whose address is 250 Royall Street, Canton MA 02021.  The phone number of the transfer agent is (800) 962-4284.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to 41,000,000 shares of our common stock at such times and at such places as it chooses. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.   If the selling stockholder were eligible to immediately acquire all of the shares to which it would be entitled pursuant to the terms of the agreement, the selling shareholder would be able to receive 71,428,571 shares (estimated using a price of $0.07 per share as of December 23, 2010), however, those shares which are not subject to this registration statement could not be sold publicly without the benefit of an exemption from registration such as Rule 144.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

• On the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

• Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

• Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

• Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

• Ordinary brokerage transactions.

• Transactions in which the broker solicits purchasers.

• Directly to one or more purchasers.

• A combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares are "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and the Exchange Act, subject to certain exceptions.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

None.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dieterich & Mazarei, Los Angeles, California.

EXPERTS

The financial statements as of and for the years ended December 31, 2009 and 2008, included in this prospectus have been audited by HJ Associates & Consultants, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC's web site at http://www.sec.gov.

PLATINUM STUDIOS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Platinum Studios, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of Platinum Studios, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the two years in the period ended December 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Platinum Studios, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of Platinum Studios, Inc.'s internal control over financial reporting as of December 31, 2009, included in the accompanying Form 10-K and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations which have resulted in an accumulated deficit.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 31, 2010

PLATINUM STUDIOS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$152,067	$42,023
Restricted cash	127,890	-
Accounts receivable, net	23,817	8,812
Prepaid expenses	156,132	78,777
Other current assets	863,234	881
Total current assets	1,323,140	130,493
Property and equipment, net	122,295	197,540
Investment in films	11,492,135	-
Web sites	40,000	40,000
Character rights, net	45,652	136,956
Deposits and other	298,118	42,618
Total assets	$13,321,340	$547,607
LIABILITIES AND SHAREOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,324,780	$1,213,686
Accrued expenses and other current liabilities	1,325,304	1,969,607
Deferred revenue	1,681,653	-
Short term notes payable	12,541,105	1,091,092
Due former Wowio partners, payable in common stock	-	1,050,000
Related party payable	-	206,231
Related party notes payable, net of debt discount	3,103,973	1,766,909
Warrant derivative liability	1,201,000	-
Accrued interest - related party notes payable	182,003	118,846
Capital leases payable, current	48,406	54,873
Total current liabilities	21,408,224	7,471,244
Long term notes payable	-	2,049,951
Capital leases payable, non-current	11,627	60,033
Total liabilities	21,419,851	9,581,228
Shareholders' Deficit:
Common stock, $.0001 par value; 500,000,000 shares authorized; 271,255,629 and 255,819,266 issued and outstanding, respectively	27,126	25,582
Common stock subscribed	732,196	-
Additional paid in capital	15,237,067	11,650,875
Accumulated deficit	(24,094,900)	(20,710,078)
Total shareholders' deficit	(8,098,511)	(9,033,621)
Total liabilities and shareholders' deficit	$13,321,340	$547,607

The accompanying footnotes are an integral part of these consolidated financial statements

PLATINUM STUDIOS, INC.
CONSOLIDATED STATEMENTS OPERATIONS
	Years Ended December 31,
	2009	2008

Net revenue	$292,940	$822,488

Costs and expenses:
Cost of revenues (excluding depreciation expense)	73,390	198,864
Operating expenses	1,929,151	4,808,320
Research and development	196,688	526,050
Impairment of intangibles	-	2,499,380
Stock option expense	85,766	3,387,796
Depreciation and amortization	153,368	176,175

Total costs and expenses	2,438,363	11,596,585

Operating loss	(2,145,423)	(10,774,097)

Other income (expense):

Other income	-	272
Gain (loss) on disposition of assets	259	(55,298)
Gain (loss) on settlement of debt	453,451	(12,351)
Loss on valuation of derivative liability	(267,000)
Interest expense	(1,373,755)	(403,009)
Total other income (expense):	(1,187,045)	(470,386)

Loss before provision for income taxes	(3,332,468)	(11,244,483)

Provision for income taxes	-	-

Loss from continuing operations	(3,332,468)	(11,244,483)

Loss from discontinued operations	(52,354)	-

Net loss	$(3,384,822)	$(11,244,483)

Basic and diluted loss per share:

Loss from continuing operations	$(0.01)	$(0.05)

Loss from discontinued operations	(0.00)	-

Net loss per share	$(0.01)	$(0.05)

Basic and diluted weighted average shares	266,455,863	226,541,917

The accompanying footnotes are an integral part of these consolidated financial statements

PLATINUM STUDIOS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
Two Years Ended December 31, 2009

	Common Stock Shares	Common Stock Amount	Common Stock Subscribed	Additional Paid- In Capital	Retained Deficit	Total
Balance at December 31, 2007	201,255,825	$20,126	$-	$3,750,782	$(9,465,595)	$(5,694,687)
Common stock issued for cash in private placement at $0.15 and $0.08 per share, $0.0001 par value	9,513,734	951	-	1,422,609	-	1,423,560
Common stock issued for debt and accounts payable conversion at fair value of shares issued	9,819,491	982	-	869,994	-	870,976
Fair value of options issued for services	-	-	-	2,198,425	-	2,198,425
Common stock issued for services from $0.03 to $0.15 per share	21,230,216	2,123	-	2,220,465	-	2,222,588
Common stock issued for the acquisition of Wowio,LLC	14,000,000	1,400	-	1,188,600	-	1,190,000
Net loss	-	-	-	-	(11,244,483)	(11,244,483)

Balance at December 31, 2008	255,819,266	25,582	-	11,650,875	(20,710,078)	(9,033,621)

Common stock issued for cash in private placement at $0.05 per share, $0.0001 par value	2,466,667	247	-	119,753	-	120,000
Common stock issued for debt and accounts payable conversion at fair value of shares issued	3,797,879	380	-	263,936	-	264,316
Common stock subscribed for cash in private placement at $0.05 per share.	-	-	732,196	-	-	732,196
Common stock issued for the acquisition of Wowio,LLC	7,000,000	700	-	559,930	-	560,630
Equity adjusment for sale of Wowio, LLC	-	-	-	1,720,216	-	1,720,216
Value of equity instruments issued in connection with convertible notes payable	-	-	-	715,904	-	715,904
Fair value of options issued for services	-	-	-	88,266	-	88,266

Common stock issued for services from $0.04 to $0.07 per share	2,171,817	217	-	118,187	-	118,404

Net loss	-	-	-	-	(3,384,822)	(3,384,822)

Balance at December 31, 2009	271,255,629	$27,126	$732,196	$15,237,067	$(24,094,900)	$(8,098,511)

The accompanying footnotes are an integral part of these consolidated financial statements

PLATINUM STUDIOS, INC.,
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Cash flows from operating activities
Net loss	$(3,384,822)	$(11,244,483)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	64,022	84,870
Amortization	91,304	91,305
(Gain) Loss on diposal of assets	(259)	55,298
Impairment expense	-	2,641,524
(Gain) Loss on settlement of debt	(453,451)	12,351
Equity instruments issued for services	202,759	4,421,013
Amortization of debt discount	920,816	-
Loss on valuation of derivative liability	267,000	-
Decrease (increase) in operating assets:
Increase in restricted cash	(127,891)	-
Accounts receivable	(15,005)	55,883
Inventories	-	4,230
Prepaid expenses and other current assets	(343,225)	25,966
Increase (decrease) in operating liabilities:
Accounts payable and related party payables	426,376	1,038,371
Bank overdraft	-	(89,665)
Accrued expenses	468,860	685,237
Accrued interest	77,598	136,918
Deferred revenue	834,870	(100,000)
Net cash flows used in operating activities	(971,048)	(2,181,182)

Cash flows from investing activities
Investment in property and equipment	(2,956)	(4,260)
Investment in film costs	(13,995,499)	-
Net cash flows used in investing activities	(13,998,455)	(4,260)

Cash flows from financing activities
Proceeds from non-related loans	14,390,341	742,869
Proceeds from related party loans	1,366,561	315,368
Payments on non-related party loans	(142,843)	(91,422)
Payments on related party loans	(1,353,160)	(136,558)
Payments on capital leases	(22,102)	(30,797)
Issuance of common stock, net of offering costs	840,750	1,423,560
Net cash flows provided by financing activities	15,079,547	2,223,020

Net increase/(decrease) in cash	110,044	37,578
Cash, at beginning of year	42,023	4,445
Cash, at end of period	$152,067	$42,023

The accompanying footnotes are an integral part of these consolidated financial statements

PLATINUM STUDIOS, INC.,
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended December 31,
	2009	2008
Supplemental disclosure of cash flow information:
Cash paid for interest	$76,359	$156,527
Cash paid for taxes	$-	$800
Equity instrument issued for debt discount	$1,649,904	$-
Warrant derivative liability	$(934,000)	$-
Non-cash financing activities related to the acquisition and sale of Wowio, LLC	$1,720,216	$3,150,000
Non-cash financing activities related to the conversion of debt	$-	$2,060,976
Stock issued as payments of notes payable, accounts payable and accrued interest	$840,303	$-

The accompanying footnotes are an integral part of these consolidated financial statements

PLATINUM STUDIOS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

(1) Description of business

Nature of operations – The Company controls a library consisting of more than 5,600 characters and is engaged principally as a comics-based entertainment company adapting characters and storylines for production in film, television, publishing and all other media.

Platinum Studios, LLC was formed and operated as a California limited liability company from its inception on November 20, 1996 through September 14, 2006. On September 15, 2006, Platinum Studios, LLC filed with the State of California to convert Platinum Studios, LLC into Platinum Studios, Inc., (“the Company”, “Platinum”) a California corporation.  This change to the Company structure was made in preparation of a private placement memorandum and common stock offering in October, 2006 (Note 12).

On December 10, 2008, the Company purchased Long Distance Films, Inc. to facilitate the financing and production of the film currently titled “Dead of Night”. The Company’s license to the underlying rights of the “Dead of Nights” characters was due to expire unless principle photography commenced on a feature film by a date certain.  The Company had previously licensed these rights to Long Distance Films, Inc.  The Company then purchased Long Distance Films, Inc., with its production subsidiary, Dead of Night Productions, LLC in order to expedite and finalize the financing of the film with Standard Chartered Bank and Omnilab Pty, Ltd., holding debt of $11,250,481 and $485,000, respectively, as of September 30, 2010.  Long Distance Films, Inc.’s only assets are investments in its subsidiaries related to the film production of “Dead of Night” and has no liabilities or equity other than 100 shares of common stock wholly owned by Platinum Studios, Inc.  Long Distance Films, Inc was created for the sole purpose of producing “Dead of Night.”  At the time of the acquisition, Long Distance Films, Inc. had no assets or liabilities and no consideration was paid by the Company for the acquisition and no value was assigned to the transaction, which would be eliminated on consolidation

(2) Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses which have resulted in an accumulated deficit of $24,094,900 as of December 31, 2009. The Company plans to seek additional financing in order to execute its business plan, but there is no assurance the Company will be able to obtain such financing on terms favorable to the Company or at all. These items raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects related to recovery and classification of assets, or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

(3) Summary of significant accounting policies

Reclassifications – Certain prior year amounts have been reclassified in order to conform to the current year’s presentation.

Revenue recognition - Revenue from the licensing of characters and storylines (“the properties”) owned by the Company are recognized in accordance with FASB guidance where revenue is recognized when the earnings process is complete. This is considered to have occurred when persuasive evidence of an agreement between the customer and the Company exists, when the properties are made available to the licensee and the Company has satisfied its obligations under the agreement, when the fee is fixed or determinable and when collection is reasonably assured.

The Company derives its licensing revenue primarily from options to purchase rights, the purchase of rights to properties and first look deals. For options that contain non-refundable minimum payment obligations, revenue is recognized ratably over the option period, provided all the criteria for revenue recognition have been met. Option fees that are applicable to the purchase price are deferred and recognized as revenue at the later of the expiration of the option period or in accordance with the terms of the purchase agreement. Revenue received under first look deals is recognized ratably over the first look period, which varies by contract provided all the criteria for revenue recognition under SAB 104 have been met.

For licenses requiring material continuing involvement or performance based obligations, by the Company, the revenue is recognized as and when such obligations are fulfilled.

The Company records as deferred revenue any licensing fees collected in advance of obligations being fulfilled or if a licensee is not sufficiently creditworthy, the Company will record deferred revenue until payments are received.

License agreements typically include reversion rights which allow the Company to repurchase property rights which have not been used by the studio (the buyer) in production within a specified period of time as defined in the purchase agreement. The cost to repurchase the rights is generally based on the costs incurred by the studio to further develop the characters and story lines.

The Company also derives advertising revenues from its websites through contracts with several companies specializing in website advertising.  The revenues are generated by click-thrus on banner ads.  The revenue is recognized upon receipt of funds from the advertising companies

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents – The Company considers all highly liquid investment securities with an original maturity date of three months or less to be cash equivalents.

Concentrations of risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of uninsured cash balances. The Company maintains its cash balances with what management believes to be a high credit quality financial institution. At times, balances within the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $250,000.

During the years ended December 31, 2009 and 2008, the Company had customer revenues representing a concentration of the Company’s total revenues. In 2009 three customers represented approximately 67% of total revenues. In 2008, three customers represented approximately 71% of total revenues.

Derivative Instruments – Platinum Studios entered into a Credit Agreement on May 6, 2009, with Scott Rosenberg, the Company’s CEO and Chairman, in connection with the issuance of two secured promissory notes and an unsecured promissory note. Two warrants were issued to Scott Rosenberg in connection with the issuance of various promissory notes as of May 6, 2009 and June 3, 2009.

A description of the notes is as follows:

May 6, 2009 Secured Debt - The May 6, 2009 Secured Debt has an aggregate principal amount of $2,400,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The May 6, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the May 6, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on May 6, 2010. The original principal amount of $2,400,000 is to be repaid upon the expiration of the notes on May 6, 2010. The Company may prepay the notes at any time. The May 6, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 25,000,000 shares of the Company’s common stock for $0.048 per share.

June 3, 2009 Secured Debt - The June 3, 2009 Secured Debt has an aggregate principal amount of $1,350,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.038. The June 3, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on June 3, 2010. The original principal amount of $1,350,000 is to be repaid upon the expiration of the notes on June 3, 2010. The Company may prepay the notes at any time. The June 3, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 14,062,500 shares of the Company’s common stock for $0.038 per share.

June 3, 2009 Unsecured Debt - The June 3, 2009 Unsecured Debt has an aggregate principal amount of $544,826, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The June 3, 2009 Unsecured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Unsecured Debt bears interest at the rate of ten percent per annum. The Company is required to make payments of $29,687.50 per month. The monthly payments are to be applied first to interest and second to principal. The remaining principal amount is to be repaid upon the expiration of the note on June 3, 2010. The Company may prepay the note at any time. The June 3, 2009 Unsecured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default.

In determining the fair market value of the embedded derivatives, we used discounted cash flows analysis. We also used a binomial option pricing model to value the warrants issued in connection with these debts. The Company determined the fair value of the embedded derivatives to be $715,904 and the fair value of the warrants to be $934,000 as of June 30, 2009. The embedded derivatives have been accounted for as a debt discount that will be amortized over the one year life of the notes.  Amortization of the debt discount has resulted in a $920,816 increase to interest expense for the twelve months ended December 31, 2009.

A description of the Warrants is as follows:

1)  The May 6, 2009 warrant entitles the holder to purchase up to 25,000,000 shares of the Company’s common stock at a price of $0.048 per share. The May 6, 2009 warrant is exercisable up until May 6, 2019. The May 6, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

2)  The June 3, 2009 warrant entitles the holder to purchase up to 14,062,500 shares of the Company’s common stock at a price of $0.038 per share. The June 3, 2009 warrant is exercisable up until June 3, 2019. The June 3, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

In determining the fair market value of the Warrants, we used the binomial model with the following significant assumptions:  exercise price $0.038 – $0.048, trading prices $0.01 - $0.08, expected volatility 124.4%, expected life of 60 months, dividend yield of 0.00% and a risk free rate of 3.59%. The fair value of these warrants has been recorded as part of the debt discount as discussed above as well as being recognized as a derivative liability. The derivative liability is re-valued at each reporting date with changes in value being recognized as part of current earnings. This revaluation for the twelve months ended December 31, 2009 resulted in a loss of $267,000.

Depreciation - Depreciation is computed on the straight line method over the following estimated useful lives:

Fixed assets Useful Lives

Furniture and fixtures	7 years
Computer equipment	5 years
Office equipment	5 years
Software	3 years
Leasehold improvements	Shorter of lease term or useful economic life

Character development costs - Character development costs consist primarily of costs to acquire properties from the creator, development of the property using internal or independent writers and artists, and the registration of a property for a trademark or copyright. These costs are capitalized in the year incurred if the Company has executed a contract or is negotiating a revenue generating opportunity for the property. If the property derives a revenue stream that is estimable, the capitalized costs associated with the property are expensed as revenue is recognized.

If the Company determines there is no determinable market for a property, it is deemed impaired and is written off.

Fair Value of Financial Instruments – The carrying values of cash on hand, receivables, payables and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Investment in films - Investment in films includes the unamortized costs of one film for which principle photography has been completed and is currently in post-production..  The capitalized costs include all direct production and financing costs, capitalized interest and production overhead.  The costs of the film productions are amortized using the individual-film-forecast-method, whereby the costs are amortized and participations and residual costs are accrued in proportion that current year’s revenues bears to managements’ estimate of ultimate revenue at the beginning of the current year expected to be recognized from exploitation, exhibition or sale of the film.  Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.

Investment in films is stated at the lower of amortized cost or estimated fair value.  The valuation of the investment in films is reviewed, when an event or change in circumstances indicates the fair value of the film is less than the unamortized cost.  The fair value of the film is determined using managements’ future revenue and cost estimates in an undiscounted cash flow approach.  Additional amortization is recorded in an amount by which unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carry costs of film development costs may be required as a consequence of changes in managements’ future revenue estimates.

Purchased intangible assets and long-lived assets – Intangible assets are capitalized at acquisition costs and intangible assets with definite lives are amortized on the straight-line basis. The Company periodically reviews the carrying amounts of intangible assets and property.  Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, the impairment charge to be recognized is measured by the excess of the carrying amount over the fair value of the asset. On July 15, 2008, Platinum Studios, Inc. purchased Wowio, LLC an on-line distributor of e-books. Wowio, LLC, is an online source for downloading digital books and comics. Due to market conditions and cash flow constraints, the Company considered all Wowio, LLC intangible assets to be fully impaired. This resulted in expense of $2,499,880 during 2008.

Advertising costs - Advertising costs are expensed the later of when incurred or when the advertisement is first run. For the years ended December 31, 2009 and 2008, advertising expenses were $0 and $48,080, respectively.

Research and development - Research and development costs, primarily character development costs and design not associated with an identifiable revenue opportunity, are charged to operations as incurred. For the years ended December 31, 2009 and 2008, research and development expenses were $196,688 and $526,050, respectively.

Income taxes – Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

Net income/(loss) per share – Basic income per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the periods, excluding shares subject to repurchase or forfeiture. For the years ended December 31, 2009 and 2008, the numerator, or net loss, was $(3,384,822) and $(11,244,483), respectively.  The denominator, or weighted average number of shares, was 266,455,863 and 226,541,917, respectively.  Diluted income per share increases the shares outstanding for the assumption of the vesting of restricted stock and the exercise of dilutive stock options and warrants, using the treasure stock method, unless the effect is anti-dilutive. Since the Company incurred net losses for the years ended December 31, 2010 and 2009, any increase in the denominator would be anti-dilutive and therefore, the denominator is the same for basic and diluted weighted average shares.

Recently issued accounting pronouncements – The FASB issued guidance under Accounting Standards Update ("ASU") No. 2010-06, "Fair Value Measurements and Disclosures". The ASU requires certain new disclosures and clarifies two existing disclosure requirements.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009.  We do not expect the adoption of this guidance to have a material impact on our financial statements.

The FASB issued guidance under Accounting Standards Update (“ASU”) No. 2010-08, “Technical Corrections to Various topics.  The ASU eliminates certain inconsistencies and outdate provisions and provides needed clarifications.  The changes are generally nonsubstantive nature and will not result in pervasive changes to current practice.  However, the amendments that clarify the guidance on embedded derivatives and hedging (ASU Subtopic 815-15) may cause a change in the application of the Subtopic.  The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009.

 (4) Property and equipment

Property and equipment are recorded at cost. The cost of repairs and maintenance are expensed when incurred, while expenditures refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Upon asset retirement or disposal, any resulting gain or loss is included in the results of operations.

	December 31, 2009	December 31, 2008
Property and equipment, cost:
Office equipment	$13,207	$13,207
Furniture and fixtures	118,140	118,140
Computer equipment	149,387	172,240
Software	93,149	93,149
Leasehold improvements	20,557	20,557
	394,440	417,293
Less accumulated depreciation	(272,145)	(219,753)

Net property and equipment	$122,295	$197,540

For the year ended December 31, 2009 and 2008, property and equipment at cost includes assets acquired under capital leases of $261,290 and $273,150, respectively. Depreciation expense charged to operations for the year ended December 31, 2009 and 2008 were $62,064 and $84,870.

(5) Due to related party

	December 31, 2009	December 31, 2008

Other employee - Unreimbursed business
expenses payable	$-	$2,355
S. Rosenberg - Unreimbursed business
expenses payable	-	10,797
B.Altounian – Consulting prior to employment	-	193,079

	$-	$206,231

(6) Short-term and long-term debt

Short-term debt	December 31, 2009	December 31, 2008

Loan payable to officer - uncollateralized; payable in monthly installments of interest only at 5%. Due upon demand.	$-	$78,173
Loan payable to officer - uncollateralized; payable in monthly installments of principal and interest at varying rates. At December 31, 2009 and December 31, 2008, the interest rates were 0% and 27.17%, respectively. Due upon demand.	-	429,856
Loan payable to officer - uncollateralized; interest only at 5%. Due upon demand.	1,404	1,405
Loan payable to 3rd party - uncollateralized; payable in annual installments of interest only at 6%. Due upon demand	-	17,498
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	100,000	100,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	-	28,888
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	25,000	25,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	-	50,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due July 1, 2010.	253,283	236,926

Bank line of credit - uncollateralized; payable in monthly installments of interest only at 7.5%.	50,000	50,000

(6) Short-term and long-term debt (continued)

Short-term debt	December 31, 2009	December 31, 2008
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	28,328	25,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	10,000	10,000
Loan payable to 3rd party - uncollateralized; bearing interest of 10%. Due upon demand.	-	50,000

Loan payable to officer - uncollateralized; principal includes interest accrued at variable interest rates. At December 31, 2009 and December 31, 2008 the interest rate was 5.0%. The loans are due on demand.	-	1,257,475
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	10,000	10,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	-	25,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	89,780	89,780
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	-	35,500
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	-	37,500
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	300,000	300,000

(6) Short-term and long-term debt (continued)

Short-term debt	December 31, 2009	December 31, 2008

Loan payable to officer - The interest rate is 8.00%. Balance plus accrued interest is due June 3, 2010.	1,350,000	-

Loan payable to officer - payable in monthly installments of $29,688 per month. The interest rate is 8.00%. Balance due June 3, 2010.	81,657	-

Loan payable to officer - The interest rate is 8.00%. Balance plus accrued interest is due May 6, 2010.	2,400,000	-

Standard Chartered Bank note payable of $13,365,000 loan collateralized by all rights in the sales agency agreement and the distribution agreement in connection with the film "Dead of Night". Interest rate of Libor plus 2%, due April 1, 2011 at the latest.	10,945,932	-

Omnilab Pty Ltd - 10% funded of gap investment of $4,850,000 for production "Dead of Night," to be recovered from gross receipts in North America. Interest rate of 4.09%, due April 1, 2011 at the latest.	485,000	-

DON Tax Credits, LLC - collateralized by the Louisiana motion picture investor, tax credits issued by the State of Louisiana and by the Parish of Jefferson, Louisiana. Interest rate of 7%. Due October 1, 2009.	243,782	-

Discounts on related party debt	(729,088)

Total short-term debt	15,645,078	2,858,001
less: related party notes payable, net of discounts	3,103,973	1,766,909
Total short-term notes payable	$12,541,105	$1,091,092

(6) Short-term and long-term debt (continued)

Long-term debt	December 31, 2009	December 31, 2008
Loan payable to officer - uncollateralized; payable in monthly installments of interest only at variable interest rates. At June 30, 2009 and December 31, 2008, the interest rates were 4.90%. Due June 30, 2010.	$-	$749,874

Loan payable to officer - uncollateralized; payable in monthly installments of interest only at variable interest rates. At December 31, 2008 the interest rates was 5.09%.	-	1,300,077
Long-term debt	-	2,049,951
less current portion	-	-
Total long-term debt	$-	$2,049,951
Total short-term and long-term debt	$15,645,078	$4,907,952

The following summarizes future cash payment obligations:

Years Ending December 31,

2010	$15,645,078
2011	-
2012	-
2013	-
2014	-
Thereafter	-

Total short-term and long-term debt obligations	$15,645,078

(7) Operating and capital leases

The Company has entered into operating leases having expiration dates through 2011 for real estate and various equipment needs, including office facilities, computers, office equipment and a vehicle.

On July 10, 2006, the Company entered into an operating agreement for the lease of real property located in Los Angeles, California.  The agreement has a five year term, commencing September 1, 2006 and ending August 31, 2011. The Company is currently in default of its lease agreement and is negotiating new lease terms.
Rent expense under non-cancelable operating leases were $371,837 and $321,252 for the years ended December 31, 2009 and 2008, respectively.

The Company has various non-cancelable leases for computers, software, and furniture, at a cost of $264,248 and $273,150 at December 31, 2009 and 2008, respectively.  The capital leases are secured by the assets which cannot be freely sold until the maturity date of the lease.  Accumulated amortization for equipment under capital leases totaled $174,569 and 139,271 at December 31, 2009 and 2008, respectively.  The Company is currently in default on the majority of its lease agreements and as a result, all future payments are immediately due. The Company is negotiating new lease terms.

At December 31, 2009, future minimum rental payments required under non-cancelable capital leases that have initial or remaining terms in excess of one year are as follows:

Years Ending December 31,	Capital Leases
2010	$42,262
2011	22,719
2012	-
Thereafter	-
Total minimum obligations	64,981
Less amounts representing interest	4,948
Present value of net minimum obligations	60,033
Less current portion	48,406
Long-term portion	$11,627

(8) Commitments and Contingencies

During 2004, the Company entered into an agreement with Top Cow Productions, Inc. to acquire certain rights in and to certain comic books, related characters, storylines and intellectual property (the properties). The current agreement period expires on June 30, 2010. The Company has the right to extend the agreement for an additional twelve month period for an additional $350,000 and has pre-paid $75,000 toward this extended period. If the Company enters into production on a particular property, additional fees based on a percentage of the adjusted gross revenue resulting from the production, as defined in the agreement, will be due to the owner. The agreement is collateralized by a security interest in and to all rights licensed or granted to the Company under this agreement including the right to receive revenue. The current agreement period cost of $350,000 is included in Other Assets on the balance sheet and is being amortized on a straight-line basis beginning in 2006 when the rights became available for exploitation.

As of December 31, 2009, eight unsecured short term notes totaling $776,661 have exceeded their maturity date, are due upon demand, and could be considered in default. The Company is currently negotiating with the note holders to extend the maturity dates of these notes.

As of December 31, 2009, the Company’s liabilities include a payable to the Internal Revenue Service in the amount of $279,324 associated with payroll tax liabilities for the second, third and fourth quarters of 2008, along with associated penalties and interest for late payment.  The Company has entered into an installment agreement with the Internal Revenue Service in the amount of $1,000 per month.  The Company has been making monthly payments of $10,000 towards this balance in order to reduce the liability sooner and reduce the amount of penalties and interest accruing.

The Company’s legal proceeds are as follows:

Transcontinental Printing v. Platinum. On or about July 2, 2009, Transcontinental Printing, a New York corporation, filed suit against the Company in Superior Court, County of Los Angeles (Case No. SC103801) alleging that the Company failed to pay for certain goods and services provided by Transcontinental in the total amount of $106,593. The Company settled the suit agreeing to pay $92,000 plus interest at 10% per annum with a payment schedule of $2,000 per month for five months and then increasing to $10,000 per month until paid in full. The company has made all scheduled payments to date. As of September 30, 2010, the accounts payable of the Company included a balance of $64,945 for this settlement.

Harrison Kordestani v. Platinum. Harrison Kordestani was a principal of Arclight Films, with whom the Company had entered into a film slate agreement. One of the properties that had been subject to the slate agreement was “Dead of Night.” Arclight fired Mr. Kordestani and subsequently released Dead of Night from the slate agreement. In late January 2009, Mr. Krodestani had an attorney contact the Company as well as its new partners who were on the verge of closing the financing for the “Dead of Night.” Mr. Kordestani, through his counsel, claimed he was entitled to reimbursement for certain monies invested in the film while it had been subject to the Arclight slate agreement. Mr. Krodestani’s claim was wholly without merit and an attempt to force an unwarranted settlement because he knew we were about to close a deal. We responded immediately through outside counsel and asserted that he was engaging in extortion and the company would pursue him vigorously if he continued to try and interfere with our deal. The company has not heard anything further from Mr. Kordestani but will vigorously defend any suit that Mr. Kordestani attempts to bring. The Company has not reserved any payable for this proceeding.

TBF Financial Inc. v. Platinum. On or about August 20, 2009, TB Financial, Inc. filed suit against the Company in the Superior Court of California, County of Los Angeles (Case No. BC420336) alleging that the Company breached a written lease agreement for computer equipment and seeking damages of $42,307 plus interest at a rate of ten percent (10%) per annum from July 7, 2008. On November 19, 2009, TB Financial filed a Request for Default against the Company; however, the Company turned the matter over to Company counsel to oppose any requests for default. On February 24, 2010, a default judgment was entered against the Company in the amount of $51,506 and the Company received a request for Writ of Execution on March 1, 2010. On May 19, 2010, the Company settled with TBF Financial for $30,000 with three payments of $1,000 due on May 19, 2010 and June and July 15, 2010 with a final payment of $27,000 on July 31, 2010. In July, 2010, the Company made the final payment of $27,000 on the settlement.

 Rustemagic v. Rosenberg & Platinum Studios. On or about June 30, 2009, Ervin Rustemagic filed suit against the Company and its President, Scott Rosenberg, in the California Superior Court for the County of Los Angeles (Case No. BC416936) alleging that the Company (and Mr. Rosenberg) breached an agreement with Mr. Rustemagic thereby causing damages totaling $125,000. According to the Complaint, Mr. Rustemagic was to receive 50% of producer fees paid in connection with the exploitation of certain comics-based properties. Rustemagic claims that he became entitled to such fees and was never paid. The Company and Rosenberg deny that Rustemagic is entitled to the gross total amount of money he is seeking. The matter has now been removed to arbitration. The Company has not reserved any payable for this proceeding.

Douglass Emmet v. Platinum Studios On August 20, 2009, Douglas Emmet 1995, LLC filed an Unlawful Detainer action against the Company with regard to the office space currently occupied by the Company. The suit was filed in the California Superior Court, County of Los Angeles, (Case No. SC104504) and alleged that the Company had failed to make certain lease payments to the Plaintiff and was, therefore, in default of its lease obligations. The Plaintiff prevailed on its claims at trial and, subsequently, on October 14, 2009 entered into a Forbearance Agreement with the Company pursuant to which Douglas Emmet agreed to forebear on moving forward with eviction until December 31, 2009, if the Company agreed to pay to Douglas Emmet 50% of three month’s rent, in advance, for the months of October, November and December 2009. As of January 1, 2010, the Company was required to pay to Douglas Emmet the sum of $466,752 to become current under the existing lease or face immediate eviction and judgment for that amount. Prior to January 1, 2010, Douglas Emmet agreed to a month-to-month situation where Platinum pays 50% of its rent at the beginning of the month and the landlord holds back on eviction and enforcement of judgment while they evaluated whether they will consider negotiating a new lease with the Company that would potentially demise some of the Company’s current officer space back to the landlord as well as potentially forgive some of the past due rent. As of June 30, 2010, the Company has abandoned the leasehold and moved to new offices.  The accounts payable of the Company include a balance to Douglass Emmet sufficient to cover the liability, in managements’ assessment.

With exception to the litigation disclosed above, we are not currently a party to, nor is any of our property currently the subject of, any additional pending legal proceeding that will have a material adverse effect on our business, nor are any of our directors, officers or affiliates involved in any proceedings adverse to our business or which have a material interest adverse to our business.

(9) Wowio, LLC

On July 15, 2008, Platinum Studios, Inc. purchased Wowio, LLC an on-line distributor of e-books. Under the terms of the Agreement the Company acquired from the Members of Wowio, LLC 100% of the membership interests of WOWIO for a total purchase price of $3,150,000 payable in shares of common stock of the Company. Under the terms of the Agreement, the number of shares of Common Stock issued on a particular payment date will be calculated by dividing one third of the purchase price by the average closing trading price of a share of the Common Stock for the five trading days immediately prior to such payment date, with a minimum price of $0.15 per share. On July 16, 2008, 7,000,000 shares were issued to the former members of Wowio, LLC representing one third of the total purchase price. One-third of the shares were issued on the three-month anniversary of the closing date and one-third of the shares were issued during the three months ended March 31, 2009.

Wowio, LLC, is a leading online source for downloading digital books and comics. This acquisition was intended to continue the expansion of Platinum Studios’ global digital media distribution strategy.

The total basis of Wowio, LLC’s contributed assets and liabilities as of the closing date of the purchase was allocated to the estimated fair value of assets acquired and liabilities assumed as set forth in the following table:

Cash	$33,823
Equipment	13,950
Liabilities assumed	(415,376)
Total consideration	$(367,603)

The purchase of Wowio, LLC resulted in the recording of $2,499,380 in goodwill. At December 31, 2008 it was determined that this asset was fully impaired and the full amount was expensed.

On June 30, 2009 the Company sold Wowio, LLC to related parties for the assumption of an aggregate of $1,636,064 in debt owed by the Company and an additional $1,513,936 to be paid via a royalty of 20% of gross revenues generated by Wowio Penn, its successors and assigns, after which the royalty rate would decrease to 10%, and remain at 10% in perpetuity. See note 15, discontinued operations, for a discussion of the impact of the sale on current operations.

(10) Related party transactions

The Company has an exclusive option to enter licensing/acquisition of rights agreements for individual characters, subject to existing third party rights, within the RIP Awesome Library of RIP Media, Inc., a related entity in which Scott Rosenberg is a majority shareholder.

Scott Mitchell Rosenberg also provides production consulting services to the Company’s customers (production companies) through Scott Mitchell Rosenberg Productions (another related entity) wholly owned by Scott Mitchell Rosenberg. At the time the Company enters into a purchase agreement with a production company, a separate contract may be entered into between the related entity and the production company. In addition, consulting services regarding development of characters and storylines may also be provided to the Company by this related entity.  Revenue would be paid directly to the related entity by the production company.

For the twelve months ended December 31, 2009, Scott Mitchell Rosenberg loaned the company an additional $1,103,534 to help fund operations.

For the twelve months ended December 31, 2009, the Company repaid $71,675 in loans and interest on loans provided by Brian Altounian.

The Company entered into a Credit Agreement on May 6, 2009, with Scott Rosenberg in connection with the issuance of two secured promissory notes and an unsecured promissory note. Two warrants were issued to Scott Rosenberg in connection with the issuance of various promissory notes as of May 6, 2009 and June 3, 2009.

A description of the notes is as follows:

May 6, 2009 Secured Debt - The May 6, 2009 Secured Debt has an aggregate principal amount of $2,400,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The May 6, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the May 6, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on May 6, 2010. The original principal amount of $2,400,000 is to be repaid upon the expiration of the notes on May 6, 2010. The Company may prepay the notes at any time. The May 6, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 25,000,000 shares of the Company’s common stock for $0.048 per share.

June 3, 2009 Secured Debt - The June 3, 2009 Secured Debt has an aggregate principal amount of $1,350,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.038. The June 3, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on June 3, 2010. The original principal amount of $1,350,000 is to be repaid upon the expiration of the notes on June 3, 2010. The Company may prepay the notes at any time. The June 3, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 14,062,500 shares of the Company’s common stock for $0.038 per share.

June 3, 2009 Unsecured Debt - The June 3, 2009 Unsecured Debt has an aggregate principal amount of $544,826, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The June 3, 2009 Unsecured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Unsecured Debt bears interest at the rate of ten percent per annum. The Company is required to make payments of $29,687.50 per month. The monthly payments are to be applied first to interest and second to principal. The remaining principal amount is to be repaid upon the expiration of the note on June 3, 2010. The Company may prepay the note at any time. The June 3, 2009 Unsecured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default.

In determining the fair market value of the embedded derivatives, we used discounted cash flows analysis. We also used a binomial option pricing model to value the warrants issued in connection with these debts. The Company determined the fair value of the embedded derivatives to be $715,904 and the fair value of the warrants to be $934,000 as of June 30, 2009. The embedded derivatives have been accounted for as a debt discount that will be amortized over the one year life of the notes.  Amortization of the debt discount has resulted in a $920,816 increase to interest expense for the twelve months ended December 31, 2009.

A description of the Warrants is as follows:

1)  The May 6, 2009 warrant entitles the holder to purchase up to 25,000,000 shares of the Company’s common stock at a price of $0.048 per share. The May 6, 2009 warrant is exercisable up until May 6, 2019. The May 6, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

2)  The June 3, 2009 warrant entitles the holder to purchase up to 14,062,500 shares of the Company’s common stock at a price of $0.038 per share. The June 3, 2009 warrant is exercisable up until June 3, 2019. The June 3, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

In determining the fair market value of the Warrants, we used the binomial model with the following significant assumptions:  exercise price $0.038 – $0.048, trading prices $0.01 - $0.08, expected volatility 124.4%, expected life of 60 months, dividend yield of 0.00% and a risk free rate of 3.59%. The fair value of these warrants has been recorded as part of the debt discount as discussed above as well as being recognized as a derivative liability. The derivative liability is re-valued at each reporting date with changes in value being recognized as part of current earnings. This revaluation for the twelve months ended December 31, 2009 resulted in a loss of $267,000.

(11) Shareholders equity

On July 1, 2007, the Board of Directors approved the cancellation/conversion of $1,720,857 in debt due to Scott Mitchell Rosenberg consisting of $1,625,000 in principal and $95,857 of accrued interest through conversion of the debt into 17,208,575 shares of common stock of the Company valued at $0.10 per share. In addition, Mr. Rosenberg received a warrant to purchase 243,750 additional shares of common stock for his agreement to accept this offer from the Company rather than demanding repayment of the debt amount.

Effective July 12, 2007, the Company obtained board approval of an incentive plan under which equity incentives would be granted to officers, employees, non-employee directors and consultants of the Company.  The board further resolved for 45,000,000 shares of the Company’s common stock, $0.0001 par value, be reserved for issuance in accordance with the requirements of this plan. During 2008 the Company granted 7,950,000 shares of restricted common stock to employees and consultants. The Company also granted 13,965,000 in options to executive management.

During 2008, the Company issued 9,513,764 for cash in private placement, 9,819,491 shares for debt and accounts payable conversion, 21,230,216 for services and 14,000,000 for the purchase of Wowio, LLC.

On February 20, 2009 the Company opened a Private Placement round, offering up to 30,000,000 shares of common stock at an offer price of $0.05/share.  The Company sold 1,300,000 shares for a total of $65,000 under this offering.  In September, 2009, the Company opened a Private Placement round offering up to 30,000,000 shares of common stock at an offer price of $0.05/share.  This round was completed on December 21st with the Company selling 19,250,821 shares valued at $962,541 in cash and debt conversion.

On February 25, 2009, the Company issued the final payment of 7,000,000 shares to the former members of Wowio, LLC in accordance with the Wowio, LLC purchase agreement. These shares were valued at $560,000.

(12) Stock Compensation

Warrants and options outstanding at December 31, 2009 are summarized as follows:

	Outstanding			Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

Warrants outstanding, December 31, 2008	2,896,100	2.00	$0.10	2,896,100	$0.10
Granted	39,062,500	1.49	0.05	39,062,500	0.05

Warrants outstanding, December 31, 2009	41,958,600	1.78	$0.10	41,958,600	$0.10

As of December 31, 2009, no warrants have been exercised.

Options outstanding December 31, 2008	21,247,500	6.25	$0.10	20,634,583	$0.10
Granted	2,261,385	-	0.05	2,261,385	0.05
Exercised	(489,600)	-	(0.05)	(489,600)	(0.05)
Forfeited	(3,934,285)	-	(0.10)	(3,859,178)	(0.10)
Options outstanding December 31, 2009	19,085,000	6.25	$0.10	18,547,190	$0.10

(13) Income Taxes

The provision (benefit for income taxes differs from the amount computed by applying the statutory federal income tax rate to loss before income taxes as follows at December 31:

	2009	2008

Book loss	$(1,320,080)	$(4,439,148)
Other	23,462	4,191
M & E	414	3,415
Stock for wages	-	239,036
Loss on derivative valuation	104,130	-
Impairment - Goodwill	-	992,254
Accrued expenses	47,101	150,028
Options and warrants expense	33,449	1,344,955
Related party payable	36,113	-
Deferred revenues	319,183	-
Amortization of debt discount	359,118	-
Change in valuation allowance	397,110	1,705,269

	$-	$-

Deferred income tax assets (liabilities) are comprised of the following as of December 31:

	2009	2008

Net operating loss	$4,223,605	$3,826,495
Related party accruals	223,081	186,968
Accrued expenses	58,652	143,382
Deferred revenues	319,183	-
Valuation allowance	(4,824,521)	(4,156,845)

	$-	$-

At December 31, 2009, the Company had net loss carry forwards available to offset future taxable income, if any, of approximately $10,800,000, which will begin to expire in 2019. The utilization of the net operating loss carryforwards is dependent on tax laws in effect at the time the net operating loss carryforwards can be utilized. The Tax Reform Act of 1986 significantly limits the annual amount that can be utilized for certain of these carry forwards as a result of the change in ownership.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

The Company recognizes tax benefits from uncertain positions if it is "more likely than not" that the position is sustainable, based upon its technical merits. The initial measurement of the tax benefit is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information.

The Company, as a matter of policy, would record any interest and penalties associated with uncertain tax positions as a component of income tax expense in its statement of operations.  There are no penalties accrued as of December 31, 2009, as the Company has significant net operating loss carry forwards, even if certain of the Company’s tax positions were disallowed, it is not foreseen that the Company would have to pay any taxes in the near future. Consequently, the Company does not calculate the impact of interest or penalties on amounts that might be disallowed.

The Company has not filed any income tax returns for the years ended December 31, 2006, 2007, 2008 and 2009.  The following table summarizes the open tax years for each major jurisdiction:

Jurisdiction	Open Tax Years
Federal	2006 – 2009
California	2006 – 2009
Louisiana	2009

As the Company has significant net operating loss carry forwards, even if certain of the Company’s tax positions were disallowed, it is not foreseen that the Company would have to pay any taxes in the near future. Consequently, the Company does not calculate the impact of interest or penalties on amounts that might be disallowed.

 (14) Investment in Films

Investment in films includes the unamortized costs of one film for which principle photography has been completed and is currently in post-production.  The capitalized costs include all direct production and financing costs, capitalized interest and production overhead.  The costs of the film productions are amortized using the individual-film-forecast-method, whereby the costs are amortized and participations and residual costs are accrued in proportion that current year’s revenues bears to managements’ estimate of ultimate revenue at the beginning of the current year expected to be recognized from exploitation, exhibition or sale of the film.  Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.

Film development costs are stated at the lower of amortized cost or estimated fair value.  The valuation of the film development costs are reviewed, when an event or change in circumstances indicates the fair value of the film is less than the unamortized cost.  The fair value of the film is determined using managements’ future revenue and cost estimates in an undiscounted cash flow approach.  Additional amortization is recorded in an amount by which unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carry costs of film development costs may be required as a consequence of changes in managements’ future revenue estimates.

As of December 31, 2009, all of the film development costs are related to the “Dead of Night” production.  Based on management’s assessment of ultimate revenue and anticipated release date of the film, $9,380,257 of total film development of $11,492,135 will be amortized during 2010.

 (15) Subsequent events

On January 20th, 2010, the Company filed an S-1 related to the offer and resale of up to 41,000,000 shares of our common stock, par value $0.001 per share, by the selling stockholder, Dutchess Opportunity Fund II, LP, or "Dutchess". Of such shares, (i) Dutchess has agreed to purchase 41,000,000 pursuant to the investment agreement dated June 4, 2010, between Dutchess and us, and (ii) NO shares were issued to Dutchess in consideration for the investment. Subject to the terms and conditions of such investment agreement, we have the right to put up to $5,000,000 million in shares of our common stock to Dutchess.  This arrangement is sometimes referred to as an Equity Line.

We will not receive any proceeds from the resale of these shares of common stock offered by Dutchess. We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line. When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement. Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to ninety-five percent (95%) of the daily volume weighted average price of our common stock during the five (5) consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice.

Dutchess may sell the shares of common stock from time to time at the prevailing market price on the Over-the Counter (OTC) Bulletin Board, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions. Dutchess is an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with the resale of our common stock under the Equity Line.

 PLATINUM STUDIOS, INC

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$486,246	$152,067
Restricted cash	97,549	127,890
Accounts receivable, net	13,503	23,817
Prepaid expenses	33,500	156,132
Other current assets	2,008,981	863,234
Total current assets	2,639,779	1,323,140

Property and equipment, net	63,317	122,295
Investment in film library	12,837,051	11,492,135
Assets held for sale	16,000	40,000
Character rights, net	-	45,652
Deposits and other	340,909	298,118
Total assets	$15,897,056	$13,321,340

The accompanying footnotes are an integral part of these consolidated financial statements.

PLATINUM STUDIOS, INC

CONSOLIDATED BALANCE SHEETS (continued)

	September 30, 2010	December 31, 2009
	(Unaudited)
LIABILITIES AND SHAREOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,290,468	$1,324,780
Accrued expenses and other current liabilities	1,404,318	1,325,304
Deferred revenue	3,697,283	1,681,653
Short term notes payable	12,437,374	12,541,105
Related party payable	285,000	-
Related party notes payable, net of debt discount	3,750,000	3,103,973
Warrant derivative liability	1,446,000	1,201,000
Accrued interest - related party notes payable	151,159	182,003
Capital leases payable, current	19,036	48,406
Total current liabilities	24,480,638	21,408,224

Capital leases payable, non-current	-	11,627
Total liabilities	24,480,638	21,419,851

Commitments and Contingencies

Shareholders' Deficit:
Common stock, $.0001 par value; 500,000,000 shares authorized; 290,859,613 and 271,255,629 issued and outstanding, respectively	29,086	27,126
Common stock subscribed	715,125	732,196
Additional paid in capital	16,469,390	15,237,067
Accumulated deficit	(25,797,183)	(24,094,900)
Total shareholders' deficit	(8,583,582)	(8,098,511)
Total liabilities and shareholders' deficit	$15,897,056	$13,321,340

The accompanying footnotes are an integral part of these consolidated financial statements.

PLATINUM STUDIOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenue	$150,645	$66,159	$2,248,693	$222,250

Costs and expenses:
Cost of revenues (excluding depreciation expense)	14,378	22	493,960	10,022
Operating expenses	489,774	373,695	1,904,360	1,410,466
Research and development	101,307	54,748	240,246	139,796
Stock option expense	153,600	-	262,295	100,947
Depreciation and amortization	6,886	35,977	84,840	117,372

Total costs and expenses	765,945	464,442	2,985,701	1,778,603

Operating loss	(615,300)	(398,283)	(737,008)	(1,556,353)

Other income (expense):

Gain on disposition of assets	55,200	-	249,220	-
Gain (loss) on settlement of debt	27,492	(28,517)	109,949	453,451
Gain (loss) on valuation of derivative liability	525,000	(1,210,000)	(245,000)	(1,210,000)
Interest expense	(121,279)	(525,557)	(1,079,444)	(874,855)
Bad debt expense	-	-	-	(4,750)
Total other income (expense):	486,413	(1,764,074)	(965,275)	(1,636,154)

Loss before provision for income taxes	(128,887)	(2,162,357)	(1,702,283)	(3,192,507)

Provision for income taxes	-	-	-	-

Loss from continuing operations	(128,887)	(2,162,357)	(1,702,283)	(3,192,507)

Loss from discontinued operations	-	-	-	(52,354)

Net loss	$(128,887)	$(2,162,357)	$(1,702,283)	$(3,244,861)

Basic and diluted loss per share:
Loss from continuing operations	$(0.00)	$(0.01)	$(0.01)	$(0.01)
Loss from discontinued operations	-	-	-	(0.00)

Net loss per share	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Basic and diluted weighted average shares	289,778,706	268,318,558	282,777,651	265,010,009

The accompanying footnotes are an integral part of these consolidated financial statements

PLATINUM STUDIOS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net loss	$(1,702,283)	$(3,244,861)
Adjustments to reconcile net loss to net cash provided (used) from operating activities:
Depreciation	39,188	50,854
Amortization	45,652	68,478
Gain on diposal of assets	(249,220)	-
Gain on settlement of debt	(109,949)	(453,451)
Equity instruments issued for services	395,890	197,939
Amortization of debt discount	729,088	513,444
Loss on valuation of derivative liability	245,000	1,210,000
Decrease (increase) in operating assets:
Restricted cash	30,342	(492,694)
Accounts receivable	10,313	(11,702)
Investment in film library	(1,204,668)	(13,612,242)
Prepaid expenses and other current assets	(1,065,906)	(258,187)
Increase (decrease) in operating liabilities:
Accounts payable and related party payables	405,636	209,402
Accrued expenses	178,038	534,782
Accrued interest	(30,844)	170,811
Deferred revenue	2,015,630	59,792
Net cash flows used in operating activities	(268,093)	(15,057,635)

Cash flows from investing activities
Proceeds from sales of property and equipment and intangibles	309,800	-
Investment in property and equipment	(16,788)	(2,956)
Net cash flows proviced (used) in investing activities	293,012	(2,956)

Cash flows from financing activities
Proceeds from non-related loans	1,034,853	14,411,320
Proceeds from related party loans	7,500	1,103,534
Payments on non-related party loans	(1,278,832)	(22,313)
Payments on related party loans	(90,562)	(539,243)
Payments on capital leases	(86,248)	(14,559)
Issuance of common stock, net of offering costs	722,549	120,000
Net cash flows provided by financing activities	309,260	15,058,739

Net increase (decrease) in cash	334,179	(1,852)
Cash, at beginning of year	152,067	42,023
Cash, at end of period	$486,246	$40,171

	Nine Months Ended June 30,
	2010	2009
Supplemental disclosure of cash flow information:
Cash paid for interest	$337,632	$50,113
Equity instrument issued for debt discount	$-	$1,649,000
Warrant derivative liability	$-	$934,000
Non-cash financing activities related to the acquisition of Wowio, LLC	$-	$1,618,355
Stock issued as payments of notes payable, accounts payable and accrued interest	$53,773	$813,857

The accompanying footnotes are an integral part of these consolidated financial statements

PLATINUM STUDIOS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
(UNAUDITED)

(1)	Description of business

Nature of operations – The Company controls a library consisting of more than 4,000 characters and is engaged principally as a comics-based entertainment company adapting characters and storylines for production in film, television, publishing and all other media.

Platinum Studios, LLC was formed and operated as a California limited liability company from its inception on November 20, 1996 through September 14, 2006. On September 15, 2006, Platinum Studios, LLC filed with the State of California to convert Platinum Studios, LLC into Platinum Studios, Inc., (“the Company”, “Platinum”) a California corporation.  This change to the Company structure was made in preparation of a private placement memorandum and common stock offering in October, 2006.

On December 10, 2008, the Company purchased Long Distance Films, Inc. to facilitate the financing and production of the film currently titled “Dead of Night”. The Company’s license to the underlying rights of the “Dead of Nights” characters was due to expire unless principle photography commenced on a feature film by a date certain.  The Company had previously licensed these rights to Long Distance Films, Inc.  The Company then purchased Long Distance Films, Inc., with its production subsidiary, Dead of Night Productions, LLC in order to expedite and finalize the financing of the film with Standard Chartered Bank and Omnilab Pty, Ltd., currently holding debt of $11,250,481 and $485,000, respectively.  Long Distance Films, Inc.’s only assets are investments in its subsidiaries related to the film production of “Dead of Night” and has no liabilities or equity other than 100 shares of common stock wholly owned by Platinum Studios, Inc. No consideration was paid by the Company for the acquisition of Long Distance Films, Inc. and no value was assigned to the transaction, which would be eliminated on consolidation.

(2)	Basis of financial statement presentation and consolidation

The accompanying unaudited financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X, promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and disclosures required by United States generally accepted accounting principles for complete financial statements. The consolidated financial statements include the financial condition and results of operations of our wholly-owned subsidiary, Long Distance Films, Inc. and its two wholly-owned subsidiaries Dead Of Night Investment Company, LLC and Dead Of Night Production Company, LLC. Intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  The results of operations for interim periods are not necessarily indicative of the results that may be expected for the fiscal year.  The financial statements should be read in conjunction with the Company’s December 31, 2009 financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K (the “Annual Report”).  All terms used but not defined elsewhere herein have the meanings ascribed to them in the Annual Report.

The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(3)	Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred significant losses which have resulted in an accumulated deficit of $25,797,183 as of September 30, 2010.  The Company plans to seek additional financing in order to execute its business plan, but there is no assurance the Company will be able to obtain such financing on terms favorable to the Company or at all.  These items raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments to reflect the possible future effects related to recovery and classification of assets, or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

(4)	Summary of significant accounting policies

Reclassifications – Certain prior year amounts have been reclassified in order to conform to the current year’s presentation.

Revenue recognition - Revenue from the licensing of characters and storylines (“the properties”) owned by the Company are recognized in accordance with FASB guidance where revenue is recognized when the earnings process is complete. This is considered to have occurred when persuasive evidence of an agreement between the customer and the Company exists, when the properties are made available to the licensee and the Company has satisfied its obligations under the agreement, when the fee is fixed or determinable and when collection is reasonably assured.

The Company derives its licensing revenue primarily from options to purchase rights, the purchase of rights to properties and first look deals. For options that contain non-refundable minimum payment obligations, revenue is recognized ratably over the option period, provided all the criteria for revenue recognition have been met. Option fees that are applicable to the purchase price are deferred and recognized as revenue at the later of the expiration of the option period or in accordance with the terms of the purchase agreement. Revenue received under first look deals is recognized ratably over the first look period, which varies by contract provided all the criteria for revenue recognition have been met.

For licenses requiring material continuing involvement or performance based obligations, by the Company, the revenue is recognized as and when such obligations are fulfilled.

The Company records as deferred revenue any licensing fees collected in advance of obligations being fulfilled or if a licensee is not sufficiently creditworthy, the Company will record deferred revenue until payments are received.
License agreements typically include reversion rights which allow the Company to repurchase property rights which have not been used by the studio (the buyer) in production within a specified period of time as defined in the purchase agreement. The cost to repurchase the rights is generally based on the costs incurred by the studio to further develop the characters and story lines.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents – The Company considers all highly liquid investment securities with an original maturity date of three months or less to be cash equivalents.

Restricted cash – These funds are related to the draws on a production loan for “Dead of Night” and can only be used for production expenses related to this film.

Concentrations of risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of uninsured cash balances.  The Company maintains its cash balances with what management believes to be a high credit quality financial institution. At times, balances within the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $250,000.  During the three and nine months ended September 30, 2010 and 2009, the Company had customer revenues representing a concentration of the Company’s total revenues. For the three months ended September 30, 2010, two customers represented approximately 66% and 13% of total revenues, respectively.  For the nine months ended September 30, 2010, one customer represented approximately 91% of total revenues.  For the three and nine months ended September 30, 2009, one customer represented approximately 94% of total revenues.

Derivative Instruments – Platinum Studios entered into a Credit Agreement on May 6, 2009, with Scott Rosenberg, the Company’s CEO and Chairman, in connection with the issuance of two secured promissory notes and an unsecured promissory note. Two warrants were issued to Scott Rosenberg in connection with the issuance of various promissory notes as of May 6, 2009 and June 3, 2009.

A description of the notes is as follows:

May 6, 2009 Secured Debt - The May 6, 2009 Secured Debt has an aggregate principal amount of $2,400,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The May 6, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the May 6, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on May 6, 2010.   The original principal amount of $2,400,000 is to be repaid upon the expiration of the notes on May 6, 2010.  The notes were subsequently extended thru November 30, 2010. The May 6, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 25,000,000 shares of the Company’s common stock for $0.048 per share.  The debt is secured by all the assets of the Company.

June 3, 2009 Secured Debt - The June 3, 2009 Secured Debt has an aggregate principal amount of $1,350,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.038. The June 3, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on June 3, 2010. The original principal amount of $1,350,000 is to be repaid upon the expiration of the notes on June 3, 2010.  The notes were subsequently extended thru November 30, 2010.  The Company may prepay the notes at any time. The June 3, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 14,062,500 shares of the Company’s common stock for $0.038 per share. The debt is secured by all the assets of the Company.

June 3, 2009 Unsecured Debt - The June 3, 2009 Unsecured Debt has an aggregate principal amount of $544,826, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The June 3, 2009 Unsecured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Unsecured Debt bears interest at the rate of ten percent per annum. The Company is required to make payments of $29,687 per month. The monthly payments are to be applied first to interest and second to principal. The remaining principal amount is to be repaid upon the expiration of the note on June 3, 2010. The Company may prepay the note at any time. The June 3, 2009 Unsecured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default.  The note balance was paid in full on April 1, 2010.

In determining the fair market value of the embedded derivatives, we used discounted cash flows analysis. We also used a binomial option pricing model to value the warrants issued in connection with these debts. The Company determined the initial fair value of the embedded derivatives to be $715,904 and the initial fair value of the warrants to be $934,000 as of June 30, 2009. The embedded derivatives have been accounted for as a debt discount that will be amortized over the one year life of the notes.  Amortization of the debt discount has resulted in $0 and a $729,088 increase to interest expense for the three and nine months ended September 30, 2010, respectively.

A description of the Warrants is as follows:

1)  The May 6, 2009 warrant entitles the holder to purchase up to 25,000,000 shares of the Company’s common stock at a price of $0.048 per share. The May 6, 2009 warrant is exercisable up until May 6, 2019. The May 6, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant are subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

2)  The June 3, 2009 warrant entitles the holder to purchase up to 14,062,500 shares of the Company’s common stock at a price of $0.038 per share. The June 3, 2009 warrant is exercisable up until June 3, 2019. The June 3, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant are subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that  time for the warrants.

In determining the fair market value of the Warrants, we used the binomial model with the following significant assumptions:  exercise price $0.038 – $0.048, trading prices $0.01 - $0.08, expected volatility 124.4%, expected life of 60 months, dividend yield of 0.00% and a risk free rate of 3.59%. The fair value of these warrants has been recorded as part of the debt discount as discussed above as well as being recognized as a derivative liability. The derivative liability is re-valued at each reporting date with changes in value being recognized as part of current earnings. This revaluation for the three and nine months ended September 30, 2010 resulted in a gain of $525,000 and a loss of $245,000, respectively.

Depreciation - Depreciation is computed on the straight-line method over the following estimated useful lives:

Fixed assets	Useful Lives

Furniture and fixtures	7 years

Computer equipment	5 years

Office equipment	5 years

Software	3 years

Leasehold improvements	Shorter of lease term or useful economic life

Character development costs - Character development costs consist primarily of costs to acquire properties from the creator, development of the property using internal or independent writers and artists, and the registration of a property for a trademark or copyright.  These costs are capitalized in the year incurred if the Company has executed a contract or is negotiating a revenue generating opportunity for the property.  If the property derives a revenue stream that is estimable, the capitalized costs associated with the property are expensed as revenue is recognized.

If the Company determines there is no determinable market for a property, it is deemed impaired and is written off.

Fair Value of Financial Instruments – The Company follows a framework for consistently measuring fair value under generally accepted accounting principles, and the disclosures of fair value measurements. The framework provides a fair value hierarchy to classify the source of the information.

The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value and include the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts reported in the balance sheets for cash on hand, receivables, payables and accrued expenses approximate their fair values due to the short term nature of these financial instruments.

Investment in Film Library – Investment in film library includes the unamortized costs of one completed, unreleased film.  The capitalized costs include all direct production and financing costs, capitalized interest and production overhead.  The costs of the film productions are amortized using the individual-film-forecast-method, whereby the costs are amortized and participations and residual costs are accrued in proportion that current year’s revenues bears to managements’ estimate of ultimate revenue at the beginning of the current year expected to be recognized from exploitation, exhibition or sale of the film.  Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.

Film development costs are stated at the lower of amortized cost or estimated fair value.  The valuation of the film development costs are reviewed on a title by title basis, when an event or change in circumstances indicates the fair value of the film is less than the unamortized cost.  The fair value of the film is determined using managements’ future revenue and cost estimates in an undiscounted cash flow approach.  Additional amortization is recorded in an amount by which unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carry costs of film development costs may be required as a consequence of changes in managements’ future revenue estimates.

Purchased intangible assets and long-lived assets – Intangible assets are capitalized at acquisition costs and intangible assets with definite lives are amortized on the straight-line basis.  The Company periodically reviews the carrying amounts of intangible assets and property. Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, the impairment charge to be recognized is measured by the excess of the carrying amount over the fair value of the asset.

Advertising costs - Advertising costs are expensed the later of when incurred or when the advertisement is first run.  For the three and nine months ended September 30, 2010 and 2009, advertising expenses were $0.

Research and development - Research and development costs, primarily character development costs and design not associated with an identifiable revenue opportunity, are charged to operations as incurred.  For the three and nine months ended September 30, 2010, research and development expenses were $101,307 and $240,249, respectively.  For the three and nine months ended September 30, 2009, research and development expenses were $54,748 and $139,796, respectively.

Income taxes – Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

Net income/(loss) per share – Basic income per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the periods, excluding shares subject to repurchase or forfeiture. Diluted income per share increases the shares outstanding for the assumption of the vesting of restricted stock and the exercise of dilutive stock options and warrants, using the treasure stock method, unless the effect is anti-dilutive.

Recently issued accounting pronouncements – In January 2010, the FASB issued Accounting Standards Update 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.”   This guidance amends the disclosure requirements related to recurring and nonrecurring fair value measurements and requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which will become effective for the reporting period beginning January 1, 2011. Other than requiring additional disclosures, adoption of this new guidance will not have a material impact on our financial statements.

The FASB issued guidance under Accounting Standards Update (“ASU”) No. 2010-08, “Technical Corrections to Various topics.  The ASU eliminates certain inconsistencies and outdate provisions and provides needed clarifications.  The changes are generally nonsubstantive nature and will not result in pervasive changes to current practice.  However, the amendments that clarify the guidance on embedded derivatives and hedging (ASU Subtopic 815-15) may cause a change in the application of the Subtopic.  The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009.

On February 24, 2010, the FASB issued Accounting Standards Update (ASU) 2010-09, Amendments to Certain Recognition and Disclosure Requirements. The amendments to the FASB Accounting Standards Codification (TM) (ASC) 855, Subsequent Events, included in the ASU make a number of changes to the existing requirements of ASC 855. The amended guidance was effective on its issuance date, except that the use of the issued date by conduit bond obligors will be effective for interim or annual periods ending after June 15, 2010. As a result of the amendments, SEC filers that file financial statements after February 24, 2010 are not required to disclose the date through which subsequent events have been evaluated.

On March 5, 2010, the FASB issued Accounting Standards Update (ASU) 2010-11, Scope Exception Related to Embedded Credit Derivatives.  The ASU address questions that have arisen in practice about the intended breath of the embedded credit derivative scope exception in FASB ASC 815.  The amended guidance clarifies that the scope exception applies to contracts that contain an embedded credit derivative that is only in the form of subordination of one financial instrument to another.  The amended guidance is effective at the beginning of an entity’s first fiscal quarter beginning after June 15, 2010 and will not have any impact on our financial statements.

(5)           Other Current Assets

Other current assets consist primarily of receipts on “Dead of Night” from sales in foreign territories. These receipts are held in a collection account and managed by a collection agency pursuant to a collection account maintenance agreement.  These receipts are remitted on a regular basis to Standard Chartered Bank as pay down on the production loan per the collection account maintenance agreeement.

(6)	Property and equipment

Property and equipment are recorded at cost. The cost of repairs and maintenance are expensed when incurred, while expenditures refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.  Upon asset retirement or disposal, any resulting gain or loss is included in the results of operations.

	September 30, 2010
	(Unaudited)	December 31, 2009
Property and equipment, cost:
Office equipment	$12,920	$13,207
Furniture and fixtures	78,335	118,140
Computer equipment	76,103	149,387
Software	74,251	93,149
Leasehold improvements	5,200	20,557
	246,809	394,440
Less accumulated depreciation	(183,492)	(272,145)

Net property and equipment	$63,317	$122,295

(7)	Character rights

Character rights are recorded at cost.  The Top Cow rights agreement expired in June, 2010.  The Company continues to have rights on certain projects that are in development for an additional year and potentially beyond if certain milestones are achieved.

(8)	Short-term and long-term debt

Short-term debt	September 30, 2010 (Unaudited)	December 31, 2009

Loan payable to officer - uncollateralized; interest only at 5%. Due upon demand.	$-	$1,405
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	100,000	100,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	25,000	25,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due July 1, 2011.	169,897	253,283
Bank line of credit - uncollateralized; payable in monthly installments of 5% of principal plus interest	37,665	50,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	3,328	28,328
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	10,000	10,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	10,000	10,000
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	46,003	89,780
Loan payable to shareholder - uncollateralized; payable in monthly installments of interest only at 12%. Due upon demand.	300,000	300,000

(8)	Short-term and long-term debt (continued)

Short-term debt	September 30, 2010 (Unaudited)	December 31, 2009
Loan payable to officer - The interest rate is 8.00%. Balance plus accrued interest is due June 3, 2011. Secured by all the assets of the Company	1,350,000	1,350,000

Loan payable to officer - payable in monthly installments of $29,688 per month. The interest rate is 8.00%. Balance due June 3, 2010.	-	81,657

Loan payable to officer - The interest rate is 8.00%. Balance plus accrued interest is due May 6, 2011. Secured by all the assets of the Company	2,400,000	2,400,000

Standard Chartered Bank note payable of $13,365,000 loan collateralized by all rights in the sales agency agreement and the distribution agreement in connection with the film "Dead of Night". Interest rate of Libor plus 2%, due April 1, 2011 at the latest.	11,250,481	10,945,932

Omnilab Pty Ltd - 10% funded of gap investment of $4,850,000 for production "Dead of Night," to be recovered from gross receipts in North America. Interest rate of 4.09%, due April 1, 2011 at the latest.	485,000	485,000

DON Tax Credits, LLC - collateralized by the Louisiana motion picture investor, tax credits issued by the State of Louisiana and by the Parish of Jefferson, Louisiana. Interest rate of 7%. Due October 1, 2009.	-	243,782

Discounts on related party debt	-	(729,088)
Total short-term debt	16,187,374	15,645,079
less: related party notes payable, net of discounts	3,750,000	3,103,974
Total short-term notes payable	$12,437,374	$12,541,105

(9)	Operating and capital leases

The Company has entered into operating leases having expiration dates through 2011 for real estate and various equipment needs, including office facilities, computers, office equipment and a vehicle.

On July 10, 2006, the Company entered into an operating agreement for the lease of real property located in Los Angeles, California.  The agreement has a five year term, commencing September 1, 2006 and ending August 31, 2011. The Company is currently in default of its lease agreement and has abandoned the leasehold as of June 30, 2010.

On May 18, 2010, the Company entered into an operating agreement for the lease of real property located in Los Angeles, CA.  The agreement has a three year term commencing on June 15, 2010 and ending on June 15, 2013.

Rent expense under non-cancelable operating leases was $17,366 and $202,173 for the three and nine months ended September 30, 2010, respectively.

The Company has various non-cancelable leases for computers, software, and furniture, at a cost of $195,434 and $264,248 at September 30, 2010 and December 31, 2009, respectively.  The capital leases are secured by the assets which cannot be freely sold until the maturity date of the lease. Accumulated amortization for equipment under capital lease totaled $151,252 and $174,569 at September 30, 2010 and December 31, 2009, respectively. The Company is currently in default on a majority of its lease agreements and as a result, all future payments are immediately due. The Company is negotiating settlements on the leases in default.

At September 30, 2010, future minimum rental payments required under non-cancelable capital leases that have initial or remaining terms in excess of one year are as follows:

Years Ending December 31,	Capital Leases
2010	$8,000
2011	12,000
2012	-
Thereafter	-
Total minimum obligations	20,000
Less amounts representing interest	964
Present value of net minimum obligations	19,036
Less current portion	-
Long-term portion	$19,036

(10)	Commitments and Contingencies

As of September 30, 2010, seven unsecured short term notes totaling $494,331 have exceeded their maturity date, are due upon demand, and could be considered in default. The Company is currently negotiating with the note holders to extend the maturity dates of these notes.

As of September 30, 2010, the Company’s liabilities included a payable to the Internal Revenue Service in the amount of $216,772 associated with payroll tax liabilities for the second, third and fourth quarters of 2008, along with associated penalties and interest for late payment.  The Company has been making monthly payments of $10,000 towards this balance and plans to liquidate the balance in full from receipts due on the sale of its Drunkduck.com website.

The Company’s legal proceeds are as follows:

Transcontinental Printing v. Platinum. On or about July 2, 2009, Transcontinental Printing, a New York corporation, filed suit against the Company in Superior Court, County of Los Angeles (Case No. SC103801) alleging that the Company failed to pay for certain goods and services provided by Transcontinental in the total amount of $106,593. The Company believes that Transcontinental failed to mitigate damages and, therefore, the amount owed is in dispute.  The Company settled the suit agreeing to pay $92,000 plus interest at 10% per annum with a payment schedule of $2,000 per month for five months and then increasing to $10,000 per month until paid in full.  The company has made all scheduled payments to date.  As of September 30, 2010, the accounts payable of the Company included a balance of $64,945 for this settlement.

Harrison Kordestani v. Platinum. Harrison Kordestani was a principal of Arclight Films, with whom the Company had entered into a film slate agreement. One of the properties that had been subject to the slate agreement was “Dead of Night.” Arclight fired Mr. Kordestani and subsequently released Dead of Night from the slate agreement. In late January 2009, Mr. Krodestani had an attorney contact the Company as well as its new partners who were on the verge of closing the financing for the “Dead of Night.” Mr. Kordestani, through his counsel, claimed he was entitled to reimbursement for certain monies invested in the film while it had been subject to the Arclight slate agreement. Mr. Krodestani’s claim was wholly without merit and an attempt to force an unwarranted settlement because he knew we were about to close a deal. We responded immediately through outside counsel and asserted that he was engaging in extortion and the company would pursue him vigorously if he continued to try and interfere with our deal. The company has not heard anything further from Mr. Kordestani but will vigorously defend any suit that Mr. Kordestani attempts to bring.  The Company has not reserved any payable for this proceeding.

TBF Financial Inc. v. Platinum. On or about August 20, 2009, TB Financial, Inc. filed suit against the Company in the Superior Court of California, County of Los Angeles (Case No. BC420336) alleging that the Company breached a written lease agreement for computer equipment and seeking damages of $42,307 plus interest at a rate of ten percent (10%) per annum from July 7, 2008. On November 19, 2009, TB Financial filed a Request for Default against the Company; however, the Company turned the matter over to Company counsel to oppose any requests for default.  On February 24, 2010, a default judgment was entered against the Company in the amount of $51,506 and the Company received a request for Writ of Execution on March 1, 2010.  On May 19, 2010, the Company settled with TBF Financial for $30,000 with three payments of $1,000 due on May 19, 2010 and June and July 15, 2010 with a final payment of $27,000 on July 31, 2010.  In July, 2010, the Company made the final payment of $27,000 on the settlement.

Rustemagic v. Rosenberg & Platinum Studios. On or about June 30, 2009, Ervin Rustemagic filed suit against the Company and its President, Scott Rosenberg, in the California Superior Court for the County of Los Angeles (Case No. BC416936) alleging that the Company (and Mr. Rosenberg) breached an agreement with Mr. Rustemagic thereby causing damages totaling $125,000. According to the Complaint, Mr. Rustemagic was to receive 50% of producer fees paid in connection with the exploitation of certain comics-based properties. Rustemagic claims that he became entitled to such fees and was never paid. The Company and Rosenberg deny that Rustemagic is entitled to the gross total amount of money he is seeking. The matter has now been removed to arbitration.  The Company has not reserved any payable for this proceeding.

Douglass Emmet v. Platinum Studios On August 20, 2009, Douglas Emmet 1995, LLC filed an Unlawful Detainer action against the Company with regard to the office space currently occupied by the Company. The suit was filed in the California Superior Court, County of Los Angeles, (Case No. SC104504) and alleged that the Company had failed to make certain lease payments to the Plaintiff and was, therefore, in default of its lease obligations. The Plaintiff prevailed on its claims at trial and, subsequently, on October 14, 2009 entered into a Forbearance Agreement with the Company pursuant to which Douglas Emmet agreed to forebear on moving forward with eviction until December 31, 2009, if the Company agreed to pay to Douglas Emmet 50% of three month’s rent, in advance, for the months of October, November and December 2009. As of January 1, 2010, the Company was required to pay to Douglas Emmet the sum of $466,752 to become current under the existing lease or face immediate eviction and judgment for that amount. Prior to January 1, 2010, Douglas Emmet agreed to a month-to-month situation where Platinum pays 50% of its rent at the beginning of the month and the landlord holds back on eviction and enforcement of judgment while they evaluated whether they will consider negotiating a new lease with the Company that would potentially demise some of the Company’s current officer space back to the landlord as well as potentially forgive some of the past due rent. As of June 30, 2010, the Company has abandoned the leasehold and moved to new offices.  The accounts payable of the Company include a balance to Douglas Emmet that is sufficient to cover the liability.

With exception to the litigation disclosed above, we are not currently a party to, nor is any of our property currently the subject of, any additional pending legal proceeding that will have a material adverse effect on our business, nor are any of our directors, officers or affiliates involved in any proceedings adverse to our business or which have a material interest adverse to our business.

(11)	Investment in Films

Investment in films includes the unamortized costs of one completed, unreleased film.  The capitalized costs include all direct production and financing costs, capitalized interest and production overhead.  The costs of the film productions are amortized using the individual-film-forecast-method, whereby the costs are amortized and participations and residual costs are accrued in proportion that current year’s revenues bears to managements’ estimate of ultimate revenue at the beginning of the current year expected to be recognized from exploitation, exhibition or sale of the film.  Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.

Film development costs are stated at the lower of amortized cost or estimated fair value.  The valuation of the film development costs are reviewed, when an event or change in circumstances indicates the fair value of the film is less than the unamortized cost.  The fair value of the film is determined using managements’ future revenue and cost estimates in an undiscounted cash flow approach.  Additional amortization is recorded in an amount by which unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carry costs of film development costs may be required as a consequence of changes in managements’ future revenue estimates.

As of September 30, 2010, all of the investment in films is related to the “Dead of Night” production.  Based on management’s assessment of ultimate revenue and anticipated release date of the film, the total film development cost of $12,837,051 will be amortized during 2011.

(12)	Related party transactions

The Company has an exclusive option to enter licensing of rights for agreements to individual characters, subject to existing third party rights, within the RIP Awesome Library of RIP Media, Inc., specific and only to those 404 Awesome Comics characters currently owned and controlled by RIP Media, Inc, a schedule of which has been provided to the Company. Rip Media, Inc is a related entity in which Scott Rosenberg has the economic benefit. Such licensing option includes all rights worldwide, not including print and digital comic publishing rights. The ownership of the intellectual property in its entirety, including copyright, trademark, and all other attributes of ownership including but not limited to additional material created after a license agreement from Rip Media to Platinum Studios, Inc (and however disbursed thereafter) shall be, stay and remain that of Rip Media in all documents with all parties, including the right to revoke such rights upon breaches, insolvency of the Company or insolvency of the licensee (s) or others related to exploitation of the intellectual property, and Platinum is obligated to state same in all contracts.  In some cases, there are some other limitations on rights. Any licensing of rights from Rip Media to the Company is contingent upon and subject to Platinum’s due diligence and acceptance of Chain of Title. Currently, we have the above exclusive right to enter into agreements related to the licensing of motion picture rights and allied/ancillary rights until the date upon which Platinum Studios CEO, Scott Mitchell Rosenberg is no longer the Company s CEO and Chairman of the Board and holds at least 30% of the outstanding capital stock of the Company. Rip Media Inc retains the right on the above characters to enter directly into agreements to license rights, negotiate and sign option agreements with other parties in so far as Platinum is made aware of the agreement prior to its signing, and that there is economic participation to Platinum in a form similar to its agreement with Rip Media in general, and that if there is a material to change to the formula, that Platinum’s Board of Directors may require specific changes to the proposed agreement such that it conforms with other licenses from Rip Media made from January 1, 2010 forward. If the material change is cured, then Rip’s rights to enter into an agreement, still subject to its financial arrangement with Platinum, remain the same.  We do not have access to other characters, stories, rights (including trademarks, trade names, url’s) controlled by Rosenberg or his related entities. In regards to new acquisitions, including trademarks, Rip Media must present to Platinum, for Platinum’s acquisition, any rights it desires to acquire, and may only acquire if Platinum does not choose to acquire (within 5 business days of notice), however this acquisition restriction on Rip Media does not apply to  any properties or trademarks or trade names or copyrights  or rights of any kind that Scott Rosenberg or any of his related entities or rights to entities he may own or acquire or create that are, used to be, or could be related in any fashion to Malibu Comics or Marvel Comics, including trademarks and trade names that may be acquired by Rip Media or other Rosenberg entities due to expiration or abandonment by Malibu, Marvel or other prior owners of marks from other comics or rights related companies, or, such as with trademarks, marks that may be similar only in name or a derivative of a name, which Rip has the unfettered right to acquire and exploit without compensation to Platinum.  For the nine months ended September 30, 2010, RIP Media, Inc. earned $475,000 under this arrangement of which $190,000 was paid in cash and $285,000 was accrued.

Scott Mitchell Rosenberg is attached and credited at his election as producer or executive producer, without offset, to provide  production consulting services to the Company’s Customers (Customer) (including but not limited to production companies, studios, financiers and any company related to filmed entertainment or audio visual productions) on all audio visual productions through Scott Mitchell Rosenberg Productions (another related entity which  is often, in the entertainment industry, referred to as a “loan-out” company) wholly owned or controlled by Scott Mitchell Rosenberg or related entities. Rosenberg’s right is absolute and not subject to restriction or offset by Company. Often, at the time the Company enters into an agreement with a Customer, a separate contract is entered into between the related entity and the Customer. In addition, consulting services regarding development of characters and storylines may also be provided to the Company by this related entity.  Revenue would be paid directly to the related entity by the Customer.

The Company entered into a Credit Agreement on May 6, 2009, with Scott Rosenberg, the Company’s CEO and Chairman, in connection with the issuance of two secured promissory notes and an unsecured promissory note. Two warrants were issued to Scott Rosenberg in connection with the issuance of various promissory notes as of May 6, 2009 and June 3, 2009.  During the nine months ended September 30, 2010, the Company made principle payments to Scott Rosenberg on the unsecured debt in the amount of $73,266.

A description of the notes is as follows:

May 6, 2009 Secured Debt - The May 6, 2009 Secured Debt has an aggregate principal amount of $2,400,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The May 6, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the May 6, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on May 6, 2010. The original principal amount of $2,400,000 is to be repaid upon the expiration of the notes on May 6, 2010.  The notes were subsequently extended thru November 30, 2010.  The May 6, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 25,000,000 shares of the Company’s common stock for $0.048 per share.  The debt is secured by all the assets of the Company.

June 3, 2009 Secured Debt - The June 3, 2009 Secured Debt has an aggregate principal amount of $1,350,000, and is convertible into shares of the Company’s common stock at a conversion price of $0.038. The June 3, 2009 Secured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Secured Debt bears interest at the rate of ten percent per annum. Interest is payable upon the expiration of the notes on June 3, 2010. The original principal amount of $1,350,000 is to be repaid upon the expiration of the notes on June 3, 2010.  The notes were subsequently extended thru November 30, 2010.  The Company may prepay the notes at any time. The June 3, 2009 Secured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default. In connection with this debt the Company also issued warrants to purchase 14,062,500 shares of the Company’s common stock for $0.038 per share.  The debt is secured by all the assets of the Company.

June 3, 2009 Unsecured Debt - The June 3, 2009 Unsecured Debt has an aggregate principal amount of $544,826, and is convertible into shares of the Company’s common stock at a conversion price of $0.048. The June 3, 2009 Unsecured Debt bears interest at the rate of eight percent per annum. Upon the occurrence of an event of default, the June 3, 2009 Unsecured Debt bears interest at the rate of ten percent per annum. The Company is required to make payments of $29,687.50 per month. The monthly payments are to be applied first to interest and second to principal. The remaining principal amount is to be repaid upon the expiration of the note on June 3, 2010. The Company may prepay the note at any time. The June 3, 2009 Unsecured Debt has the following features that can be considered to be embedded derivatives: (i) the conversion feature of the notes, (ii) a holder’s right to force a redemption of the Notes upon an event of default, and, (iii) the increased interest rate upon an event of default.  The note balance was paid in full on April 1, 2010.

In determining the fair market value of the embedded derivatives, we used discounted cash flows analysis. We also used a binomial option pricing model to value the warrants issued in connection with these debts. The Company determined the initial fair value of the embedded derivatives to be $715,904 and the initial fair value of the warrants to be $934,000 as of June 30, 2009. The embedded derivatives have been accounted for as a debt discount that will be amortized over the one year life of the notes.  Amortization of the debt discount has resulted in $0 and a $729,088 increase to interest expense for the three and nine months ended September 30, 2010, respectively.

A description of the Warrants is as follows:

1)  The May 6, 2009 warrant entitles the holder to purchase up to 25,000,000 shares of the Company’s common stock at a price of $0.048 per share. The May 6, 2009 warrant is exercisable up until May 6, 2019. The May 6, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

2)  The June 3, 2009 warrant entitles the holder to purchase up to 14,062,500 shares of the Company’s common stock at a price of $0.038 per share. The June 3, 2009 warrant is exercisable up until June 3, 2019. The June 3, 2009 warrant shall expire and no longer be exercisable upon a change in control. The exercise price and the number of shares underlying the warrant is subject to anti-dilution adjustments from time to time if the Company issues common stock at below the exercise price at that time for the warrants.

In determining the fair market value of the Warrants, we used the binomial model with the following significant assumptions:  exercise price $0.038 – $0.048, trading prices $0.01 - $0.08, expected volatility 124.4%, expected life of 60 months, dividend yield of 0.00% and a risk free rate of 3.59%. The fair value of these warrants has been recorded as part of the debt discount as discussed above as well as being recognized as a derivative liability. The derivative liability is re-valued at each reporting date with changes in value being recognized as part of current earnings. This revaluation for the three and nine months ended September 30, 2010 resulted in a gain of $525,000 and a loss of $245,000, respectively.

In June, 2010, the Company consummated a sale of its Drunkduck.com website to an affiliate of Brian Altounian, President and Chief Operating Officer of the Company.  The sale includes all components of the website, all copyrights, trade secrets, trademarks, trade names and all material contracts related to the website’s operations.  The selling price totaled $1,000,000 comprised of $500,000 in cash and $500,000 in future royalties. The Company has already received $300,000 of the cash proceeds with the balance of $200,000 due October 28, 2010.  The Company will also receive payments equal to ten percent of Net Revenues generated from the website until the $500,000 of royalties is received.  The Company retains partial ownership until the total selling price has been received.

(13)	Shareholders equity

In March 2010, the Company issued to a consultant 183,000 shares of common stock for $0.05/share which represented market value on the date of issuance totaling $9,150. Related services represented a finders’ fee associated with the current private placement with the value of the services charged to additional paid-in capital.

In April 2010, the Company issued 15,143,924 in fulfillment of previously received common stock subscriptions.  The Company also issued 2,764,335 shares with a value of $138,217 as payment for services and accrued wages.  The Company issued an additional 300,000 shares to Brian Altounian, the President of the Company, with a value of $15,000 for salary due.

In September, 2010, the Company issued to a consultant 1,212,725 shares of commons stock for services performed.  The issuance represented a market value of $70,000.

As of September 30, 2010, the Company had sold 14,302,500 shares related to a private placement offering valued at $715,125. The related shares had not been issued at September 30, 2010 and accordingly, the $715,125 value of the shares sold has been included in Common Stock Subscribed at September 30, 2010.

(14)	Common stock equivalents

Warrants and options outstanding at September 30, 2010 are summarized as follows:

	Outstanding			Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

Warrants outstanding, December 31, 2009	41,958,600	1.78	$0.10	41,958,600	$0.10
Granted	-	-	-	-	-

Warrants outstanding, September 30, 2010	41,958,600	1.78	$0.10	41,958,600	$0.10

As of September 30, 2010, no warrants have been exercised.

Options outstanding December 31, 2009	19,085,000	6.25	$0.10	18,547,190	$0.10
Granted	6,000,000	4.03	0.06	6,237,810	0.06
Forfeited	(500,000)	-	(0.10)	(500,000)	(0.10)
Options outstanding September 30, 2010	24,585,000	6.03	$0.10	24,285,000	$0.10

(15)	Income taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

The Company recognizes tax benefits from uncertain positions if it is "more likely than not" that the position is sustainable, based upon its technical merits. The initial measurement of the tax benefit is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information.

The Company, as a matter of policy, would record any interest and penalties associated with uncertain tax positions as a component of income tax expense in its statement of operations.  There are no penalties accrued as of September 30, 2010, as the Company has significant net operating loss carry forwards, even if certain of the Company’s tax positions were disallowed, it is not foreseen that the Company would have to pay any taxes in the near future. Consequently, the Company does not calculate the impact of interest or penalties on amounts that might be disallowed.

(16)	Subsequent events

In October, 2010, the Company issued 14,102,500 shares in fulfillment of previously received commons stock subscriptions with at value of $705,125.

In October, 2010 the Company issued 1,337,000 shares with a value of $66,850 which represented a finders’ fee associated with the current private placement with the value of the services charged to additional paid-in capital.

In October, 2010 the Company issued 1,603,853 shares with a value of $80,193 in settlement of debt.

41,000,000 SHARES

COMMON STOCK

PROSPECTUS

Through and including January 23, 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.